As filed with the Securities and Exchange Commission on May 16, 2007
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  -------------
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Intraop Medical Corporation
                 (Name of small business issuer in its charter)


          Nevada                         3691                  87-0642947
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
     of incorporation                Classification          Identification
     or organization)                Code Number)                Number)

                               570 Del Rey Avenue
                           Sunnyvale, California 94085
                                 (408)-636-1020
          (Address and telephone number of principal executive offices)

                             Donald A. Goer, Ph. D.
                      Chief Executive Officer and President
                               570 Del Rey Avenue
                           Sunnyvale, California 94085
                                 (408)-636-1020
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               David M. Pike, Esq.
                  Hanson, Bridgett, Marcus, Vlahos & Rudy, LLP
                           425 Market Street, 26th Fl.
                             San Francisco, CA 94105
                            Telephone: (415) 995-5135
                            Facsimile: (415) 995-3478


     Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

--------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

--------------

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         =============================================

                                 CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                                   Proposed
                                                                                    Maximum
                                                          Proposed Maximum        Aggregate
Title of Each Class of Securities to be   Amount to be   Offering Price per  Offering Price           Amount of
                    Registered            Registered (1)      Share (2)                 (2)    Registration Fee
----------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value (3)          4,982,143           $0.17          $822,053.57               $25.24
================================================================================================================
Common Stock, $0.001 par value (4)          2,021,420           $0.17          $333,534.37               $10.24
================================================================================================================

(1) Includes shares of our common stock, $0.001 par value per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of 7% convertible debentures or upon exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule
416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the 7% convertible debentures and exercise of the warrants. Should the conversion ratio for the 7% convertible debentures result in us having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price of the warrants as a result of an issuance or sale or shares below the then current market price, result in us having insufficient shares, we will not rely upon Rule 416, but will file new registration statement to cover the resale of such additional shares should that become necessary.



(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of our common stock on the OTC Bulletin Board as of May 11, 2007 was $0.165 per share.

(3) Represents shares issuable upon conversion of 7% convertible debentures.

(4) Represents shares issuable upon exercise of warrants.

     The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement becomes effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                    Subject to Completion Dated May __, 2007

                                   Prospectus

                           INTRAOP MEDICAL CORPORATION

                        7,003,563 Shares of Common Stock

         The selling stockholders named in this prospectus are offering to sell up to 7,003,563 shares of common stock, including up to 4,982,143 shares of common stock of Intraop Medical Corporation underlying 7% convertible debentures and warrants to purchase up to 2,021,420 shares of common stock that were previously issued by us to the selling stockholders in private transactions. We will not receive any proceeds from the conversion of our 7% convertible debentures or the resale of shares of our common stock. We will, however, receive proceeds from the exercise of our common stock purchase warrants.

         The selling stockholders are offering these shares of common stock. The selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling stockholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

         Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "IOPM."

         On May 11, 2007, the last reported sale price for our common stock on the OTC Bulletin Board was $0.165 per share.

         The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 1 of this prospectus to read about factors you should consider before buying shares of our common stock.

         Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                   The date of this Prospectus is May __, 2007

                                Table of Contents

Prospectus Summary..............................................................................ii
Risk Factors.....................................................................................1
Note Regarding Forward-Looking Statements.......................................................10
Use Of Proceeds.................................................................................10
Management's Discussion And Analysis Or Plan Of Operations......................................11
Description Of Business.........................................................................36
Description Of Property.........................................................................43
Legal Proceedings...............................................................................43
Directors And Executive Officers................................................................44
Executive Compensation..........................................................................48
Certain Relationships And Related Transactions..................................................50
Changes And Disagreements With Accountants On Accounting And Financial Disclosure...............51
Market For Common Equity And Related Stockholder Matters........................................51
Security Ownership Of Certain Beneficial Owners And Management..................................53
Selling Stockholders............................................................................55
Description Of Securities And Related Transactions..............................................57
Plan Of Distribution............................................................................60
Legal Matters...................................................................................62
Experts........................................................................................ 62
Where You Can Find More Information.............................................................62
Disclosure Of Commission Position On Indemnification For Securities Act Liabilities.............63

Index to Consolidated Financial Statements for the Quarter Ended March 31, 2007................Q - 1

Index To Consolidated Financial Statements for the Fiscal Years Ended September 30, 2006
and 2005.......................................................................................F - 1


       You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation to an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Intraop Medical Corporation is referred to throughout this prospectus as "IntraOp," "we" or "us."

GENERAL

         We were incorporated in Nevada on November 5, 1999, under the name Digitalpreviews.com to engage in a consulting and seminar business. We did not generate any revenue from our consulting and seminar business and in September 2003, we formally abandoned our consulting and seminar business. On March 9, 2005, we completed a merger with Intraop Medical, Inc., pursuant to which Intraop Medical, Inc. was merged with and into Intraop and Intraop Medical, Inc.'s business became our sole business. Since the merger, our business has been to develop, manufacture, market and service mobile electron beam treatment systems designed for intraoperative radiotherapy, or the application of radiation directly to a cancerous tumor and/or tumor bed during surgery. Our principal executive office is located at 570 Del Rey Avenue, Sunnyvale CA 94086, and our telephone number is 408-636-1020.

                                                 This Offering
Shares offered by Selling
Stockholders............................  7,003,563 shares of common stock, of which 4,982,143 shares of common stock
                                          of Intraop Medical Corporation are
                                          issuable upon conversion of 7%
                                          convertible debentures and 2,021,420
                                          shares are issuable upon exercise of
                                          warrants to purchase common stock that
                                          were previously issued by us to the
                                          selling stockholders in private
                                          transactions.

Use of Proceeds.........................  We will not receive any proceeds from the conversion of the 7% convertible
                                          debentures or the resale of shares of
                                          our common stock.  We will however
                                          receive proceeds from the exercise of
                                          the common stock purchase warrants.

Risk Factors............................  The purchase of our common stock includes a high degree of risk.  You
                                          should carefully review and consider
                                          "Risk Factors" beginning on the next
                                          page.

OTC Bulletin Board
Trading Symbol..........................  IOPM.

                                  RISK FACTORS

     An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus; should they actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements".

                         RISKS RELATING TO OUR BUSINESS

We have been in operation for over 10 years and have never been profitable.

     IntraOp is a medical device company that has experienced significant operating losses in each year since the incorporation on March 9, 1993 of its merger partner, Intraop Medical Inc., primarily due to the cost of substantial research and development of its sole product, Mobetron. Since inception, we have generated about $19.9 million in revenue through March 31, 2007, however we expect to continue to incur operating losses as well as negative cash flow from operations in future periods. Our ability to achieve profitability will depend upon our ability to sell Mobetron at higher unit volumes and at higher margins. It is possible that Mobetron and any other products of IntraOp will never gain full commercial acceptance, and as a result we may never generate significant revenues or achieve or maintain profitability. As a consequence of these uncertainties, our independent public accountants have expressed a "going concern" qualification in their audit reports.


We have pledged all of our assets and issued a significant amount of our capital stock as security for a loan.

     In August 2005, we borrowed $2,000,000 pursuant to 10% senior secured debentures issued to two private lenders which are due at maturity in August 2008. Among other terms, the 10% senior secured debentures are secured by a lien on all of our assets not otherwise pledged under our Revolving Line. In addition we issued 1,600,000 shares of our common stock to the holders of the 10% senior secured debentures as collateral for the loan. So long as an event of default under the secured debentures has not occurred, we retain voting rights over the shares pledged as collateral and the lenders are not permitted to sell such shares.

     In August 2005, we also entered into a revolving, $3,000,000, combined inventory and factoring agreement, or Revolving Line, under which we pledged as collateral certain of our inventory and receivables. On June 1, 2006 we entered into an amendment to the Revolving Line to increase the line to $4,000,000. On August 14, 2006 and September 14, 2006, we further amended the Revolving Line to increase the line to $4,500,000 through November 14, 2006 after which time the amount available under the line reverts to $4,000,000. In October 2006, we entered into a $700,000 inventory financing agreement, or Inventory Financing Arrangement, under which we pledged as collateral certain of our inventory. On March 14, 2007, we amended the Inventory Finance Arrangement to increase the amount of financing available under the agreement to $750,000.

     Should a default occur under the Revolving Line, Inventory Financing Arrangement, or the 10% senior secured debentures, the lenders under those agreements would be entitled to exercise their rights as secured creditors under the Uniform Commercial Code, including the right to take possession of the pledged collateral, which in the case of the 10% senior secured debentures would include all of our assets, and to sell those assets at a public or private sale and also to sell the shares pledged as collateral. In the event the lenders exercise those rights, we would have a very short period of time in which to obtain adequate capital to satisfy the amount of the obligations to the lenders to prevent the sale of our assets. For us to obtain such capital in such a short period would result in very significant dilution to the stockholders and if we are unable to obtain those funds, we could be unable thereafter to operate, possibly resulting in a total loss of the investment made by our stockholders.

We have significant additional capital and operating needs.

     We have spent, and will continue to spend, substantial funds on development, marketing, research, and commercialization related to Mobetron and the day to day operation of our company. In the past we received funds from payments by distributors and customers, proceeds from the sale of equity securities and debt instruments, and government grants. Any additional secured indebtedness would require the consent of our senior lenders. Equity or debt financing may not be available on terms favorable to us or at all, in which case we may be unable to meet our expenses. Our ability to continue to operate will require us to obtain additional funds over the coming year.

Our single product is subject to uncertain market acceptance.

     We cannot assure that Mobetron will gain broad commercial acceptance or that commercial viability will be achieved; that future research and development related to Mobetron system will be successful or produce commercially salable products; that other products under development by us will be completed or commercially viable; or that hospitals or other potential customers will be willing to make the investment necessary to purchase Mobetron or other products under development by us, or be willing to comply with applicable government regulations regarding their use.

We are dependent on key suppliers and have limited manufacturing experience.

     We have entered into an agreement with CDS Engineering LLC, or CDS, for the manufacture of the majority of Mobetron system, while the accelerator guide, a key component of Mobetron, is manufactured by Accuray Incorporated of Sunnyvale, California. The modulator, another key component of Mobetron, is manufactured by TPI systems. One of the founders of Accuray Incorporated, Donald A. Goer, is our President and CEO.

     Though members of management have extensive experience in manufacturing, to date we have not manufactured Mobetron system ourselves. We do not have experience manufacturing our products in the volumes that will be necessary for us to achieve significant commercial sales. Any significant interruption in our relationship with Accuray, CDS, TPI Systems or any other key suppliers, including subcontractors, would have a material adverse effect on our ability to manufacture Mobetron and, therefore, on our business, financial condition, and results of operation.

     We expect to retain the rights to manufacture certain Mobetron accessories, options, and disposable medical devices. We may encounter difficulties in scaling up the production of Mobetron or in hiring and training additional personnel to manufacture Mobetron in commercial quantities.

       We intend to continue to do our own final testing of Mobetron. This testing requires a specialized test facility. In September, 2005 we entered into a lease for combined office, manufacturing, research and test facilities which we believe are adequate for testing Mobetrons through August 2010. Should our business grow more quickly than anticipated, our inability to locate additional test facilities or expand test facilities at our current location would likely have a material adverse effect on our ability to manufacture Mobetron and, therefore, on our business, financial condition, and results of operation.

We may be unable to protect our patents and proprietary technology.

     Our ability to compete effectively in the marketplace will depend, in part, on our ability to protect our intellectual property rights. We rely on patents, trade secrets, and know-how to establish and maintain a competitive position in the marketplace. The enforceability of medical device or other patents, however, can be uncertain. Any limitation or reduction in our rights to obtain or enforce our patents could have a material adverse effect on our ability to maintain or protect our intellectual property rights.

     NRT, an Italian company, is offering a modified, non-shielded IOERT unit called the Novac 7. This linear accelerator system was developed, in part, with funding from the Italian government. The Novac 7 cannot achieve the higher treatment energies offered by Mobetron and requires mobile shielding to be positioned around the surgical table prior to treatment. A spin-off of NRT, called Info & Tech, which manufactures a system called the Liac, is attempting to replace NRT in the market. Info & Tech has delivered a small number of pre-commercial units to its customers. The features and technology of the Liac system are very similar to that of the NRT system.

     The Liac system has been offered to at least one customer in Germany and we have notified Info & Tech and its German distributor, Conmedica GmbH, that the Liac system infringes on our intellectual property and demanded that Liac desist from this infringement. In June 2006, we brought suit in the District Court of Dusseldorf, Germany against Info & Tech S.p.A., Conmedica GmbH, and Conmedica's manager, Mr. Seigfried Kaufhold, for infringement of our German Patent 700578, seeking damages and an injunction against further infringement.


We may unknowingly infringe the intellectual property rights of third parties and thereby be exposed to lawsuits.

     We attempt to avoid infringing known proprietary rights of third parties in our product development efforts. However, we have not conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

     If we discover that our products violate third-party proprietary rights, we cannot assure that we would be able to obtain licenses to continue offering such products without substantial reengineering or that any effort to undertake such reengineering would be successful, that any such licenses would be available on commercially reasonable terms, if at all, or that litigation regarding alleged infringement could be avoided or settled without substantial expense and damage awards. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing us from distributing certain products. Such claims could materially adversely affect our business, financial condition, and results of operations.

We could be subject to product liability claims for which we may have inadequate insurance coverage.

     The manufacture and sale of our products entails the risk of product liability claims. Although we obtained product liability insurance prior to commercially marketing our products, product liability insurance is expensive and may not be available to us in the future on acceptable terms or at all. To date, we have not experienced any product liability claims. A successful product liability claim against us in excess of our insurance coverage could have a material adverse affect on our business, financial condition, and results of operations.

We are substantially dependent on certain key employees.

     We believe that our success will depend to a significant extent upon the efforts and abilities of a relatively small group of management personnel, particularly Donald A. Goer, PhD, our Chief Executive Officer. The loss of the services of one or more of these key people could have a material adverse effect on us. We have employment agreements with Dr. Goer and one other employee and have purchased "key person" life insurance for Dr. Goer in the amount of $5,000,000, of which $3,000,000 has been pledged to holders of our 10% senior secured debentures as security for their debentures.

     Our future success will also depend upon our ability to continue to attract and retain qualified personnel to design, test, market, and service our products and manage our business. Competition for these technical and management employees is significant. We cannot assure that we will be successful in attracting and retaining such personnel.

Our limited resources may prevent us from developing additional products or services.

     We have limited financial, management, research, and development resources. Plans by us to develop additional products and services may require additional management or capital which may not be available at the appropriate time or at a reasonable cost. In addition, these products and services may divert our resources from the development and marketing of Mobetron system which could decrease our revenue and potential earnings.

The preparation of our financial statements requires us to make estimates and assumptions and apply certain critical accounting policies that could materially affect the reported amounts of our assets, liabilities, revenues and expenses.

     Estimates and assumptions used in our financial statements are based on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions also require the application of certain accounting policies, many of which require estimates and assumptions about future events and their effect on amounts reported in the financial statements and related notes.

     We periodically review our accounting policies and estimates and make adjustments when facts and circumstances dictate. Actual results may differ from these estimates under different assumptions or conditions. Any differences may have a material impact on our financial condition and results of operations.

     In June 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". Under EITF 05-04, liquidated damages clauses may qualify as freestanding financial instruments for treatment as a derivative liability. Furthermore, EITF 05-04 addresses the question of whether a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 does not reach a consensus on this question and allows for treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of March 31, 2007, the FASB has still not rescheduled EITF 05-04 for discussion.

     In conjunction with our issuance of senior and convertible debentures and the related warrants and registration rights, we adopted View C of EITF 05-04. Accordingly, the registration rights agreements, the warrants associated with the senior and convertible debentures, the debentures themselves, as well as certain features of the debentures were evaluated as stand alone financial instruments. This treatment resulted in classification of the warrants and certain features of the debentures as equity while the registration rights agreements and other features of the debentures were treated as derivative liabilities. Derivative liability treatment requires adjusting the carrying value of the instrument to its fair value at each balance sheet date and recognizes any change since the prior balance sheet date as a component of other income/(expense). The recorded value of such derivative liabilities can fluctuate significantly based on fluctuations of the market value of our underlying securities, as well as on the volatility of our stock price during the term used for observation and the term remaining for the underlying financial instruments. We believe that should the FASB staff reach a consensus on EITF 05-04 and select combined unit treatment (View A or B), the debt features of the debentures and associated warrants previously classified as equity will have to be evaluated as a combined unit with the registration rights agreements. This combination will result in these instruments being treated as derivative liabilities requiring periodic reevaluation of fair value with potentially significant fluctuation in fair value from period to period. Accordingly, this consensus could have a significant effect on our financial statements.

     We believe that the following critical accounting policies also require us to make assumptions and estimates that that could materially affect the reported amounts of our assets, liabilities, revenues and expenses. We use the specific identification method to set reserves for both doubtful accounts receivable and the valuation of our inventory, and use historical cost information to determine our warranty reserves. Further, in assessing the fair value of certain option and warrant grants, we have valued these instruments based on the Black-Scholes model which requires estimates of the volatility of our stock and the market price of our shares, which prior to our merger at which time their was no public market for shares, was based on estimates of fair value made by our Board of Directors

We are required to recognize expense for share-based compensation related to stock and there can be no assurance that the expense that we are required to recognize accurately measures the value of our share-based payment awards and the recognition of this expense could cause the trading price of our common stock to decline.

     On January 1, 2006, we adopted SFAS 123(R) using the modified prospective transition method, which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors including stock options and restricted stock based on their fair values. As a result, our operating results contain, and our operating results for future periods will contain, a charge for share-based compensation related to stock. This charge is in addition to other share-based compensation expense we have recognized in prior periods.

     The application of SFAS 123(R) requires the use of an option-pricing model, such as the Black-Scholes option-pricing model, to determine the fair value of share-based payment awards. Option-pricing models were developed for use in estimating the value of traded options that have no vesting restrictions and are fully transferable. Our stock options have characteristics significantly different from those of traded options, and changes in the assumptions (such as expected term, stock price volatility and other variables) can materially affect the fair value estimates. Therefore, although we determine the fair value of stock options in accordance with SFAS 123(R) and SAB 107, the existing valuation models may not provide an accurate measure of such fair value, and there can be no assurance that the resulting expense that we are required to recognize accurately measures that value.

     As a result of the adoption of SFAS 123(R), our earnings for the periods subsequent to our adoption of SFAS 123(R) were lower than they would have been had we not been required to adopt SFAS 123(R). This will continue to be the case for future periods. We cannot predict the effect that this decrease in earnings will have on the trading price of our common stock.


                         RISKS RELATING TO OUR INDUSTRY

We are subject to intense competition.

     Conventional medical linear accelerator manufacturers have more substantial histories, backgrounds, experience, and records of successful operations; possess greater financial, technical, marketing, and other resources; and have more employees and more extensive facilities than we now have, or will have in the foreseeable future. These companies have sold a small number modified conventional accelerators and could continue to offer essentially the same type of conventional unshielded system. Additionally, two other manufacturers, NRT and Info & Tech, are known to us to have developed systems that are light enough for operating room use.

     NRT, an Italian company, is offering a modified, non-shielded IOERT unit called the Novac 7. This linear accelerator system was developed, in part, with funding from the Italian government. The Novac 7 cannot achieve the higher treatment energies offered by Mobetron and requires mobile shielding to be positioned around the surgical table prior to treatment. A spin-off of NRT, called Info & Tech, which manufactures a system called the Liac, is attempting to replace NRT in the market. Info & Tech has delivered a small number of pre-commercial units to its customers. The features and technology of the Liac system are very similar to that of the NRT system. Both of these competitors have had some sales success, mainly in Italy, where we view them as significant competition.

     The possibility of significant competition from other companies with substantial resources also exists. The cancer treatment market is subject to intense research and development efforts all over the world, and we can face competition from competing technologies that treat cancer in a different manner. It is also likely that other competitors will emerge in the markets that we intend to commercialize. We cannot assure that our competitors will not develop technologies or obtain regulatory approval for products that may be more effective than our products, and that our technologies and products would not be rendered less competitive or obsolete by such developments.

Our industry is subject to rapid, unpredictable, and significant technological change.

     The medical device industry is subject to rapid, unpredictable, and significant technological change. Our business is subject to competition in the U.S. and abroad from a variety of sources, including universities, research institutions, and medical device and other companies. Many of these potential competitors have substantially greater technical, financial, and regulatory resources than we do and are accordingly better equipped to develop, manufacture, and market their products. If these companies develop and introduce products and processes competitive with or superior to our products, we may not be able to compete successfully against them.

We are subject to extensive government regulation.

     The development, testing, manufacturing, and marketing of Mobetron are regulated by the United States Food and Drug Administration, or FDA, which requires government clearance of such products before they are marketed. We filed and received 510(k) pre-market notification clearance from the FDA in July 1998. We received clearance for sales in Japan, or JIS, in May 2000, and received European EC Certificate approval, or CE Mark, on October 12, 2001. However, we may need to obtain additional approvals from the FDA or other governmental authorities if we decide to change or modify Mobetron. In that case, the FDA or other authorities may not grant any new approvals. In addition, if we fail to comply with FDA or other regulatory standards, we could be forced to withdraw our products from the market or be sanctioned or fined.

     We are also subject to federal, state, and local regulations governing the use, generation, manufacture, and testing of radiation equipment, including periodic FDA inspections of manufacturing facilities to determine compliance with FDA regulations. In addition, we must comply with federal, state, and local regulations regarding the manufacture of healthcare products and radiotherapy accelerators, including good manufacturing practice, or GMP, regulations, suggested state regulations for the control of radiation, or SSRCR, and International Electrotechnical Committee, or IEC, requirements, and similar foreign regulations and state and local health, safety, and environmental regulations. Although we believe that we have complied in all material respects with applicable laws and regulations, we cannot assure that we will not be required to incur significant costs in the future in complying with manufacturing and environmental regulations. Any problems with our or our manufacturers' ability to meet regulatory standards could prevent us from marketing Mobetron or other products.

We expect to be highly dependent on overseas sales.

     We believe that a substantial portion of our sales over at least the next few years will be made to overseas customers. Our business, financial condition, and results of operations could be materially adversely affected by changes or uncertainties in the political or economic climates, laws, regulations, tariffs, duties, import quotas, or other trade, intellectual property or tax policies in the United States or foreign countries. We may also be subject to adverse exchange rate fluctuations between local currencies and the U.S. dollar should revenue be collectable or expenses paid in local currencies.

     Additionally, we have limited experience in many of the foreign markets in which we plan to sell our goods and services. To succeed, we will have to overcome cultural and language issues and expand our presence overseas by hiring and managing additional staff and opening overseas offices to meet our sales, manufacturing, and customer support goals. No assurance can be given that we can meet these goals. We may be subject to taxation in foreign jurisdictions, and transactions between any of our foreign subsidiaries and us may be subject to U.S. and foreign withholding or other taxes. We also may encounter difficulties due to longer customer payment cycles and encounter greater difficulties in collecting accounts receivable from our overseas customers. Further, should we discontinue any of our international operations, we may incur material costs to cease those operations. An inability to expand our overseas presence or manage the risks inherent in that expansion could have a material adverse affect on our business, financial condition, and results of operations.

IOERT treatment may not become a "standard of care" for cancer treatment.

     Despite the fact that more than 30,000 patients have received IOERT treatment, and despite the promising results in selected clinical studies, IOERT is not yet considered by the majority of cancer practitioners to be a "standard of care". In fact, IOERT may never develop into a "standard of care" for the treatment of cancer, in which case the market potential for Mobetron and other IOERT techniques will remain limited. If the market remains limited, the Company may not be able to achieve sustained profitability or profitability at all.

Our success in selling our Mobetron systems in the U.S. may depend on increasing reimbursement for IOERT services.

     Hospitals in the U.S. pay increasing attention to treatment costs, return on assets, and time to investment recovery when making capital purchase decisions. While IOERT is generally reimbursable, its rate of return on capital invested compared to the return for external beam and other radiotherapy delivery systems may not be as favorable. While the Company is making efforts to increase the rate of reimbursement to improve the rate of return on the capital investment in Mobetron for hospitals in the U.S., there is no assurance that such an effort will be ultimately successful. Therefore, regardless of positive clinical outcomes, the current U.S. reimbursement environment may slow the widespread acceptance of IOERT and Mobetron in the U.S. market.

If our revenue stream were to become more dependent upon third party payors such as insurance companies, our revenues could decrease and our business could suffer.

     The system of health care reimbursement in the United States is being intensively studied at the federal and state level. There is a significant probability that federal and state legislation will be enacted that may have a material impact on the present health care reimbursement system. If, because of a change in the law or other unanticipated factors, certain third party payors (primarily insurance companies) were to become a more substantial source of payment for our products in the future, our revenues may be adversely affected. This is because such payors commonly negotiate or legislate cost structures below the prevailing market rate and typically negotiate payment arrangements which are less advantageous than those available from private payors. Payment by third party payors could also be subject to substantial delays and other problems related to receipt of payment. The health care industry, and particularly the operation of reimbursement procedures, has been characterized by a great deal of uncertainty, and accordingly no assurance can be given that third party payors will not become a significant source of payment for our products, or that such a change in payment policies will not occur. Any of these factors could have a material adverse effect on our business and financial condition and affect our ability to make interest and principal payments under our notes. We cannot assure that such legislation will not restrict hospitals' ability to purchase equipment such as Mobetron or that such legislation will not have a material adverse affect on our ability to sell Mobetron and our business prospects and financial condition.

                        RISKS RELATED TO OUR COMMON STOCK

The trading market for our common stock is limited.

     Our common stock is quoted on the OTC Bulletin Board under the symbol "IOPM.OB." The trading market for our common stock is limited. Accordingly, we cannot assure the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile.

     The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

     o    technological innovations;
     o introductions or withdrawals of new products and services by us or our competitors;
     o    additions or departures of key personnel;
     o    sales of our common stock;
     o our ability to integrate operations, technology, products and services;
     o    our ability to execute our business plan;
     o    operating results below expectations;
     o    loss of any strategic relationship;
     o    industry developments;
     o    changes in the regulatory environment;
     o    economic and other external factors; and
     o    period-to-period fluctuations in our financial results.

     Because we have a limited operating history with little revenues to date, any one of these factors may be considered material. Our stock price may fluctuate widely as a result of any of the above.

     In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

     We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our common stock may be deemed penny stock with a limited trading market.

     Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $4.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the "penny stock rules" for any significant period, the market, if any, for our securities may suffer. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult to: (i) obtain accurate quotations, (ii) obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) obtain needed capital.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We recently completed four registration statements resulting in a total of 68,378,224 shares of our common stock being registered, including shares resulting from the conversion of convertible securities and the exercise of warrants, and we are registering on this registration statement, of which this prospectus is a part, a minimum of up to an additional 4,982,143 shares of our common stock related to our convertible debentures, and 2,021,420 shares of our common stock resulting from the exercise of warrants. We have also registered 3,957,000 share issuable upon exercise of options under our 2005 equity Incentive Plan. All such shares, upon registration with the SEC, will also be freely tradable.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the materials incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue" and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Our actual results could differ materially from the expectations we describe in our forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section of this prospectus and the section entitled "Factors That May Affect Future Results of Operations" and elsewhere in the documents we file with the SEC that are incorporated therein.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock registered pursuant to this registration statement. However, we will receive the proceeds from the exercise of warrants, which we intend to use for general working capital purposes.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     This discussion and analysis should be read in conjunction with our audited financial statements and accompanying footnotes included in our Form 10-KSB in which we disclosed our financial results for the years ended September 30, 2006 and 2005 and our Form 10-QSB in which we disclosed our financial results for the three and six months ended March 31, 2007 and such other reports as we file from time to time with the SEC.

     This section contains forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including those identified in the section of this Form SB-2 titled " Risk Factors" that may cause actual results to differ materially from those discussed in, or implied by, such forward-looking statements. Forward-looking statements within this Form SB-2 are identified by words such as "believes," "anticipates," "expects," "intends," "may," and other similar expressions. However, these words are not the only means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We are not obligated and expressly disclaim any obligation to publicly release any update to any forward-looking statement. Actual results could differ materially from those anticipated in, or implied by, forward-looking statements as a result of various factors, including the risks outlined elsewhere in this report.

Business Overview

     Intraop Medical Corporation or IntraOp, formerly Digitalpreviews.com, Inc., was organized under the laws of the State of Nevada on November 5, 1999. IntraOp's initial purpose was to engage in a consulting and seminar business. In September 2003, in anticipation of negotiating a potential merger with Intraop Medical, Inc., a privately-held Delaware corporation, we formally abandoned our consulting and seminar business operations, which from inception through March 9, 2005, generated no revenue and during which time we were considered to be a development stage company. On March 9, 2005, we completed the merger with Intraop Medical, Inc. pursuant to the terms of an Agreement and Plan of Reorganization dated February 24, 2004, or the Merger Agreement, by and between IntraOp and Intraop Medical, Inc., pursuant to which Intraop Medical, Inc. was merged with and into IntraOp, and IntraOp remained as the surviving corporation. As a result of the merger, we acquired all of the assets and assumed all of the obligations of Intraop Medical, Inc. Such assets consisted of, without limitation, all of Intraop Medical, Inc.'s cash and cash equivalents, accounts receivables, inventory, prepaid expenses, property and equipment, leased equipment, intangible assets (including patents, certain installment payments for license rights to acquire certain technology, amounts paid to third parties for manufacturing and design rights as well as design rights and manufacturing/ design instructions in connection with Mobetron, Intraop Medical, Inc.'s product, and a certain medical device approval license).

     In connection with the consummation of the merger and pursuant to the merger agreement, each of the issued and outstanding shares of Intraop Medical, Inc.'s preferred stock and common stock were cancelled and extinguished and automatically converted into the right to receive one corresponding share of our common stock. As a result of the merger, 14,175,028 shares of our common stock were issued to stockholders of Intraop Medical, Inc. in exchange for their shares of preferred stock and common stock. Additionally, as of March 9, 2005 we assumed (i) 1,023,611 options reserved under Intraop Medical, Inc.'s stock option plan which were exercisable within 60 days of the closing date for the merger; (ii) warrants exercisable for 926,291 shares of our common stock; and
(iii) convertible promissory notes convertible into 1,540,795 shares of our common stock. Additionally, we sold 795,000 shares of our common stock to certain consultants in consideration for services provided in connection with the consummation of the Merger. All of these securities were issued in reliance upon the exemption from securities registration afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     As a result of the merger with Intraop Medical, Inc., we now manufacture, market and distribute Mobetron, a proprietary mobile electron-beam cancer treatment system designed for use in IOERT. The IOERT procedure involves the direct application of radiation to a tumor and/or tumor bed while a patient is undergoing surgery for cancer. Mobetron is designed to be used without requiring additional shielding in the operating room, unlike conventional equipment adapted for the IOERT procedure. Mobetron system can be moved from operating room to operating room, thereby increasing its utilization and cost effectiveness. In addition to IOERT, Mobetron system also can be used as a conventional radiotherapy electron-beam accelerator.

     Our strategy is to expand our customer base both in the United States and internationally through direct and distributor sales channels and joint ventures with health care providers. We also intend to continue our research and development efforts for additional Mobetron applications.

     We derive revenues from Mobetron product and accessory sales, service and support, and leases. Product sales revenue is recognized upon shipment, provided that any remaining obligations are inconsequential or perfunctory and collection of the receivable is deemed probable. Revenue from lease activities is recognized as income over the lease term as it becomes receivable according to the provisions of the lease. Revenue from maintenance is recognized as services are completed or over the term of the service agreements as more fully disclosed in our financial statements.

     Cost of revenues consists primarily of amounts paid to contact manufacturers, salary and benefit costs for employees performing customer support and installation, lease related interest expense and depreciation related to leased assets. General and administrative expenses include the salaries and benefits of executive and administrative personnel, communications, facilities, insurance, professional services and other administrative expenses. Sales and marketing costs include salaries, benefits and the related expenses of our sales staff including travel expenses, promotion materials, conferences and seminars. Research and development expenses consist primarily of compensation and related direct costs for our employees and an allocation of research and development-related overhead expenses. These amounts have been primarily invested in development of Mobetron and have been expensed as they have been incurred.

     As Mobetron, our primary product, has a list price of approximately $1.8 million and given our current low unit sales volume, our historical results may vary significantly from period to period. For example, the sale of even one additional Mobetron in any given period may substantially alter the sales and cost numbers for that period, while the timing of such a sale often cannot be predicted with any accuracy. While we expect that our financial results may ultimately become more predictable as sales increase and costs stabilize, our financial results for the foreseeable future are likely to continue to vary widely from period to period.

Critical Accounting Policies

     This discussion and analysis of financial condition and results of operation is based on our financial statements, which were prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions are based on historical experience and on various other factors that they believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions also require the application of certain accounting policies, many of which require estimates and assumptions about future events and their effect on amounts reported in the financial statements and related notes. We periodically review our accounting policies and estimates and make adjustments when facts and circumstances dictate. Actual results may differ from these estimates under different assumptions or conditions. Any differences may have a material impact on our financial condition and results of operations.

     We believe that the following accounting policies fit the definition of critical accounting policies. We use the specific identification method to set reserves for both doubtful accounts receivable and the valuation of our inventory, and use historical cost information to determine our warranty reserves. Further, in assessing the fair value of option and warrant grants, we have valued these instruments based on the Black-Scholes model which requires estimates of the volatility of our stock and the market price of our shares, which prior to our merger, at which time their was no public market for shares, was based on estimates of fair value made by our Board of Directors.

     Additionally, we entered into registration rights agreements pursuant to our issuance of our senior and convertible debentures and warrants on August 31, 2005 and October 25, 2005. Pursuant to the registration rights agreements, we agreed to file a resale registration statement covering the resale of the shares issuable to the investors upon the exercise of their warrants and conversion of their debentures by September 30, 2005 and November 24, 2005, respectively. At inception, the registration rights agreements required us to pay monthly liquidated damages if:

     o a registration statement was not filed on or prior to September 30, 2005 and November 24, 2005, respectively, or
     o we failed to file with the Securities and Exchange Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that we are notified by the Commission that a registration statement will not be "reviewed," or not subject to further review, or
     o prior to its effectiveness date, we failed to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within 10 calendar days after the receipt of comments by or notice from the Commission that such amendment is required for a registration statement to be declared effective, or
     o a registration statement filed or required to be filed hereunder was not declared effective by the Commission by December 29, 2005 and February 22, 2006, respectively, or
     o after December 29, 2005 and February 22, 2006, respectively, a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period.
     o The amount of monthly liquidated damages equals 2.0% of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Late payment beyond seven days is subject to interest at an annual rate of 18%.

     We evaluated the liquidated damages feature of the registration rights agreements in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). The liquidated damages qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be recorded as derivative financial instruments. Further, in accordance with EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", we also evaluated whether the registration rights agreements, the senior and convertible debentures, and associated warrants should be combined into and accounted for as a single unit or accounted for as separate financial agreements. In considering the appropriate treatment of these instruments, we observed that:

     o Although entered into contemporaneously, the debentures, warrants and registration rights agreements are nevertheless separate legal agreements.
     o Payment of the liquidated damages penalties under the registration rights agreements does not alter the investors' rights under either the warrant or debenture agreements. The debentures and warrants have values which are based on their interest rate and the relation between their conversion price or exercise price and the value of our common stock. This value is independent of any payment for liquidated damages under the registration rights agreements, which is based on how long the shares remain unregistered.
     o The various agreements do not relate to the same risk. The risk inherent in the debentures relates to our ability to repay these instruments as and when they come due or to the extent converted into common stock, to the price of our common stock. The warrants similarly bear risk related to the value of our common stock. The liquidated damages penalty under the registration rights agreements relates to the risk of IntraOp filing a registration statement and having it declared effective.

     Thus, in light of the above facts and circumstances and in accordance with guidance in EITF 05-4, View C, we evaluated and treated the registration rights agreements, senior and convertible debentures and associated warrants as separate free standing agreements.

     Upon execution, the registration rights agreements had no initial fair value. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreements will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/(expense).

     The estimated fair value of the registration rights agreements was determined using the discounted value of the expected future cash flows. At September 30, 2005 and November 24, 2005, we were not able to file a registration statement with the SEC or have it declared effective as required by the dates specified in the registration rights agreements. However, in January 2006, we obtained an amendment to the registration rights agreements to extend the required filing date of our initial registration statement to January 27, 2006, a deadline that we met, and to extend the required effectiveness date of that same initial registration statement to March 31, 2006, a deadline we did not meet, and to waive all amounts potentially due under the liquidated damages clause which would have been due but for the waiver. On April 18, 2006 we obtained a further amendment to the registration rights agreements to further extend the required effectiveness date of our initial registration statement to May 15, 2006 for investors subject to the August 31, 2005 registration rights agreements and extend to May 30, 2006 the date on which we must have an effective registration statement for 50% of the registrable shares for investors who were signatory to the October 25, 2005 registration rights agreements, both deadlines we met. On June 19, 2006, we met the requirements to have an effective registration statement for all shares required to be registered pursuant to the registrations right agreements. We believe that, in the future, we will be able to meet the registration requirements of the registration rights agreements and that in the event we cannot, and assuming we are making reasonable efforts to file and have a registration statement declared effective, the holders of the debentures will waive the liquidated damages required under the registration rights agreements. As a result, at March 31, 2007, we assigned no value to the potential liquidated damages under the registration rights agreements.

     EITF 05-04 offers multiple views on the question of whether a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 does not reach a consensus on this question and allows for treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of March 31, 2007 the FASB has still not rescheduled EITF 05-04 for discussion.

In conjunction with our issuance of senior and convertible debentures and the related warrants and registration rights, we adopted View C of EITF 05-04. Accordingly, the registration rights agreements, the warrants associated with the senior and convertible debentures, the debentures themselves, as well as certain features of the debentures were evaluated as stand alone financial instruments. This treatment resulted in classification of the warrants and certain features of the debentures as equity while the registration rights agreements and other features of the debentures were treated as derivative liabilities. Derivative liability treatment requires adjusting the carrying value of the instrument to its fair value at each balance sheet date and recognizing any change since the prior balance sheet date as a component of other income / (expense). The recorded value of such derivative liabilities can fluctuate significantly based on fluctuations of the market value of our underlying securities, as well as on the volatility of our stock price during the term used for observation and the term remaining for the underlying financial instruments. We believe that should the FASB staff reach a consensus on EITF 05-04 and select combined unit treatment (View A or B), the debt features of the debentures and associated warrants previously classified as equity will have to be evaluated as a combined unit with the registration rights agreements. This combination will result in these instruments being treated as derivative liabilities requiring periodic reevaluation of fair value with potentially significant fluctuation in fair value from period to period. Accordingly, this consensus could have a significant effect on our financial statements.

Share-based Compensation Expense

     Effective January 1, 2006, we adopted the modified prospective transition method under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options issued under our 2005 Equity Incentive Plan. Our financial statements as of March 31, 2007 and for the three and six months ended March 31, 2007 reflect the effect of SFAS 123(R). In accordance with the modified prospective transition method, our financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in our Condensed Consolidated Statements of Operations (Unaudited) during the three and six months ended March 31, 2007, included compensation expense for share-based payment awards granted prior to, but not yet vested as of, December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), we elected to attribute the value of share-based compensation to expense using the straight-line attribution method. Share-based compensation expense related to stock options was $35,003 and $48,005, before taxes on earnings, respectively, for the three and six months ended
March 31, 2007. During the three and six months ended March 31, 2007, there was no share-based compensation expense related to stock options recognized under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25. See Note 7 to the Unaudited Condensed Consolidated Financial Statements for additional information.

     Upon adoption of SFAS 123(R), we elected to value our share-based payment awards granted after January 1, 2006 using the Black-Scholes option-pricing model, or the Black-Scholes model, which we previously used for the pro forma information required under SFAS 123. For additional information, see Notes 1 and 7 to the Unaudited Condensed Consolidated Financial Statements.

     The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model requires the input of certain assumptions. Our options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates. The determination of the fair value of share-based payment awards on the date of grant using the Black-Scholes model is affected by our stock price as well as the input of other subjective assumptions. These assumptions include, but are not limited to the expected term of stock options and our expected stock price volatility over the term of the awards.

     The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term is based on the observed and expected time to post-vesting exercise and forfeitures of option by our employees. Upon the adoption of SFAS 123(R), we determined the expected term of stock options using the simplified method as allowed under SAB107. Prior to January 1, 2006, we determined the expected term of stock options based on the option vesting period. Upon adoption of SFAS 123(R), we used historical volatility measured over a period equal to the option expected terms in deriving its expected volatility assumption as allowed under SFAS 123(R) and SAB 107. Prior to January 1, 2006, we had also used our historical stock price volatility in accordance with SFAS 123 for purposes of our pro forma information. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of our stock options. The dividend yield assumption is based on our history and expectation of dividend payouts.

     As share-based compensation expense recognized in the Unaudited Consolidated Statements of Operations for the three and six months ended March 31, 2007, is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on our historical experience. In our pro-forma information required under SFAS 123 for the periods prior to January 1, 2006, we accounted for forfeitures as they occurred. If factors change and we employ different assumptions in the application of SFAS 123(R) in future periods, the compensation expense that we record under SFAS 123(R) may differ significantly from what we have recorded in the current period.

     As of March 31, 2007, there was $34,813 of total unrecognized compensation expense related to stock options granted under our 2005 Equity Incentive Plan. This unrecognized compensation expense is expected to be recognized over a weighted average period of 1.25 years.

Results of Operation for the three months ended March 31, 2007 compared to the three months ended March 31, 2006.

Revenue, Costs of Revenue and Gross Margins

                                  Quarter Ended March 31,
                                     2007         2006        Change   Percent
        -----------------------------------------------------------------------
        Revenue
          Product sales           942,248      872,202       70,046         8%
          Leasing                       -       71,959      (71,959)       --
          Service                 116,574      158,156      (41,582)      -26%
        -----------------------------------------------------------------------
        Total Revenue           1,058,822    1,102,317      (43,495)       -4%
        =======================================================================

        Costs of Revenue
          Product sales           778,030      761,432       16,598         2%
          Leasing                       -            -            -        --
          Service                  41,877      161,135     (119,258)      -74%
        -----------------------------------------------------------------------
        Total Costs of Revenue    819,907      922,567     (102,660)      -11%
        =======================================================================

Product Sales

     Product sales revenue, which includes systems and accessories sales, but excludes parts sold as part of our service business, was approximately 8% higher in the three months ended March 31, 2007 in comparison to the three months ended March 31, 2006, due mainly to a relatively large credit of $92,500 given to our Italian distributor for return of certain distributor spare parts in three months ended March 31, 2006. Gross margins on our product sales for the three months ended March 31, 2007 were $164,218, or 17% of product sales revenue versus $110,770, or 13% of revenue for the three months ended March 31, 2006. The low gross margins were primarily due to the low selling prices of the single Mobetron systems we sold in each of the three months ended March 31, 2006 and March 31, 2007. Both systems were sold through overseas distributors which enjoy large discounts from Mobetron list price and, in the case of the system sold in the three months ended March 31, 2006, the system was sold into the very competitive Italian marketplace. Although distributor sales prices will continue to be lower than those we receive from selling direct to the customer, we are working to raise our sales price to distributors.

Leasing

     Leasing revenue in the three months ended March 31, 2006 is comprised of revenue recognized on a Mobetron system leased to our customer in Eindhoven, Holland, which lease ended on January 1, 2006, however, we continued to recognize certain revenue upon lease termination in the three months ended March 31, 2006. We had no leasing transactions in the three months ended March 31, 2007.

Service

     The majority of service revenue for the three months ended March 31, 2007 came from six annual service contracts, with the balance from as-requested service calls and parts sales to customers. In the three months ended March 31, 2006, only three customers had annual service contracts with us, however an expensive, one-time repair under one of those contracts added over $100,000 of service revenue and a corresponding amount of expense during the period. We expect service revenue to grow in relative proportion to U.S. based sales. Overseas distributors are generally responsible for servicing their own customers with parts supplied by us, though we also recently obtained direct contracts with a few of their customers in Europe, which revenue is included in the three months ended March 31, 2007.

Operating Expenses

     A comparison of our operating expenses for the three months ended March 31, 2007 and March 31, 2006 are as follows:

                                     Quarter Ended March 31,
                                         2007        2006      Change   Percent
        ------------------------------------------------------------------------
        Research and Development      163,301     177,323     (14,022)      -8%
        General & Administrative      541,292     521,081      20,211        4%
        Sales and Marketing           588,109     194,910     393,199      202%
        ------------------------------------------------------------------------
        Total Operating Expenses    1,292,702     893,314     399,388       45%
        ========================================================================

     Research and development expenses decreased by approximately 8% in the three months ended March 31, 2007, in comparison to three months ended March 31, 2006, as we completed work on the various cost reduction and enhancement projects for Mobetron. Examples of these projects include final development of our new modulator, which is currently undergoing production cut-in and which will decrease build cost and increase reliability of this Mobetron component, and the addition of a motorized transport for the Mobetron which allows for easier movement of Mobetron between operating rooms within a facility. Both of these projects were accomplished largely through the use of contract engineering services supplied by a Mobetron parts vendor, allowing us to continue to keep our research and development staff and overhead as low as possible. Regardless, we believe that research and development expenses will increase over time as we develop new products and applications and continue our cost cutting efforts.

     General and administrative expenses increased by approximately 4% in the three months ended March 31, 2007 versus the three months ended March 31, 2006. The increase was largely due higher rental and operating expenses of our new facilities in Sunnyvale, California.

     Sales and marketing expenses tripled in the three months ended March 31, 2007 in comparison to the three months ended March 31, 2006, mainly due to increased personnel expenses, as we added three new sales people in the United States and one in Germany. We also greatly increased our spending on new sales material and branding for Mobetron. We expect sales and marketing expenses to continue to increase as we expand our Mobetron sales efforts.

     Interest Expense. We completed the post-merger restructuring of our debt in August through November 2005 through the sale of our senior and convertible debentures, the addition of our product financing arrangement (see Note 4 to our financial statements included in this filing) and the repayment of certain pre-merger borrowings. We account for the warrants and beneficial conversion features related to these transactions as discounts from the face value of the notes and amortize these discounts into interest expense (a non-cash expense) over the life of the debt instruments. To better understand our annualized cost of borrowing, the table below presents our notes payable and capital leases gross of these discounts as our interest bearing obligations, and our interest expense gross of the amortization of these discounts as our adjusted interest expense. On this basis, our estimated annual borrowing cost rose from 9.46% to 10.06%, respectively, during the three months ended March 31, 2006 and March 31, 2007 as we borrowed more under our higher interest rate factoring arrangements.

                                                                    Quarter Ended March 31,
Interest Bearing Obligations                                          2007            2006          Change
-----------------------------------------------------------------------------------------------------------
Notes payable and capital lease obligations,
current and non-current, net discounts                          10,523,655       5,529,218

Addback debt discounts and beneficial conversion features        3,755,640       6,188,386
-----------------------------------------------------------------------------------------------------------
Interest bearing obligations                                    14,279,295      11,717,604       2,561,691
===========================================================================================================

Interest Expense                                                      2007            2006          Change
-----------------------------------------------------------------------------------------------------------
Interest Expense                                                 1,296,698       1,124,348         172,350

Amortization of debt issuance costs, debt discounts due to
warrants. and beneficial conversion features                       937,586         847,127          90,459
-----------------------------------------------------------------------------------------------------------
Adjusted interest expense                                          359,112         277,221          81,891
Annualized adjusted interest expense                             1,436,448       1,108,884
Interest bearing obligations                                    14,279,295      11,717,604
Estimated annual borrowing cost                                     10.06%           9.46%
===========================================================================================================

                  (Remainder of page intentionally left blank)

Results of Operation for the six months ended March 31, 2007 compared to the six months ended March 31, 2006.

Revenue, Costs of Revenue and Gross Margins

                                Six months Ended March 31,
        Revenue                      2007         2006        Change   Percent
        ----------------------------------------------------------------------
          Product sales         1,087,391    1,923,456     (836,065)      -43%
          Leasing                       -      134,127     (134,127)       --
          Service                 221,047      177,739       43,308        24%
        ----------------------------------------------------------------------
        Total Revenue           1,308,438    2,235,322     (926,884)      -41%
        ======================================================================

        Costs of Revenue
          Product sales           858,388    1,678,679     (820,291)      -49%
          Leasing                       -       38,323      (38,323)        --
          Service                  98,449      174,368      (75,919)      -44%
        ----------------------------------------------------------------------
        Total Costs of Revenue    956,837    1,891,370     (934,533)      -49%
        ======================================================================

Product Sales

     The disparity in product sales revenue, which includes systems and accessories sales, but excludes parts sold as part of our service business, between the six months ended March 31, 2007 and March 31, 2006 resulted from the sale of only one Mobetron system in the three months ended March 31, 2007, versus the sale of two Mobetron systems in the period ended March 31, 2006. We remain confident however in our ability to accelerate our pace of Mobetron sales. We currently have firm orders for the delivery of four Mobetrons to prestigious hospital centers: Stanford Hospital & Clinics in Stanford, California, Beijing Tumor Hospital, China, and Centro Riferimento Oncologico, in Aviano Italy, and St. Vincent Hospital in Indianapolis, Indiana. Further, in the last half of our 2006 fiscal year, we expanded our sales force through the addition of three new sales people in the United States and one in Germany. We expect to see results from these additional people shortly and have maintained inventory levels consistent with our anticipated higher demand for our product.

     Gross margins on our product sales for the six months ended March 31, 2007 were $229,003, or 21% of product sales revenue versus $244,777, or 13% of revenue for the six months ended March 31, 2006. The gain in gross margin percentage was due to higher per system revenues and slightly lower per system labor, overhead and warranty costs for the six months ended March 31, 2007 versus March 31, 2006.

Leasing

     Leasing revenue in the six months ended March 31, 2006 is comprised of revenue recognized on a Mobetron system leased to our customer in Eindhoven, Holland, which lease ended on January 1, 2006. We had no leasing transactions in the six months ended March 31, 2007.

Service

     The majority of service revenue for the six months ended March 31, 2007 came from six annual service contracts, with the balance from as-requested service calls and parts sales to customers. In the six months ended March 31, 2006, only three customers had annual service contracts with us, however an expensive, one-time repair under one of those contracts added over $100,000 of service revenue and a corresponding amount of expense during the period. We expect service revenue to grow in relative proportion to U.S. based sales. Overseas distributors are generally responsible for servicing their own customers with parts supplied by us, though we also recently obtained direct contracts with a few of their customers in Europe, which revenue is included in the six months ended March 31, 2007.

Operating Expenses

     A comparison of our operating expenses for the six months ended March 31, 2007 and March 31, 2006 are as follows:

                                  Six months Ended March 31,
                                         2007       2006     Change   Percent
        ----------------------------------------------------------------------
        Research and Development      326,763    295,480     31,283       11%
        General & Administrative    1,018,781    972,422     46,359        5%
        Sales and Marketing           964,486    374,151    590,335      158%
        ----------------------------------------------------------------------
        Total Operating Expenses    2,310,030  1,642,053    667,977       41%
        ======================================================================

     Research and development expenses, increased by approximately 11% in the six months ended March 31, 2007, in comparison to the six months ended March 31, 2006, as we continued work on the various cost reduction and enhancement projects for Mobetron. Examples of these projects include final development of our new modulator, which is currently undergoing production cut-in and which will decrease build cost and increase reliability of this Mobetron component, and the recently completed addition of a motorized transport for the Mobetron which allows for easier movement of Mobetron between operating rooms within a facility. Both of these projects were accomplished largely through the use of contract engineering services supplied by a Mobetron parts vendor allowing us to continue to keep our research and development staff and overhead as low as possible.

     General and administrative expenses increased by approximately 5% in the six months ended March 31, 2007 versus the six months ended March 31, 2006. The increase was largely due to hiring in this area and higher rental expenses at our new facilities in Sunnyvale, California, which together increased general and administrative expenses by $90,205 in the six months, ended March 31, 2007 versus the six months ended March 31, 2006. These increases were largely offset by reductions in legal and other professional fees incurred as part of our senior and convertible debenture financings completed in the six months ended March 31, 2006.

     Sales and marketing expenses increased by 158% in the six months ended March 31, 2007 in comparison to the six months ended March 31, 2006, mainly due to increased personnel expenses, as we added three new sales people in the United States and one in Germany. We also greatly increased our spending on new sales material and branding for Mobetron. We expect sales and marketing expenses to continue to increase as we expand our Mobetron sales efforts.

     Interest Expense. We completed the post-merger restructuring of our debt in August through November 2005 through the sale of our senior and convertible debentures, the addition of our product financing arrangement (see Note 4 to our financial statements included in this filing) and the repayment of certain pre-merger borrowings. We account for the warrants and beneficial conversion features related to these transactions as discounts from the face value of the notes and amortize these discounts into interest expense (a non-cash expense) over the life of the debt instruments. To better understand our annualized cost of borrowing, the table below presents our notes payable and capital leases gross of these discounts as our interest bearing obligations, and our interest expense gross of the amortization of these discounts as our adjusted interest expense. On this basis, our estimated annual borrowing cost of 9.50% and 9.64%, respectively, during the six months ended March 31, 2007 and March 31, 2006 were roughly equivalent.


                                                                 Six months Ended March 31,
Interest Bearing Obligations                                         2007            2006         Change
---------------------------------------------------------------------------------------------------------
Notes payable and capital lease obligations
current and non-current, net discounts                         10,523,655       5,529,218

Addback debt discounts and beneficial conversion features       3,755,640       6,188,386
---------------------------------------------------------------------------------------------------------
Interest bearing obligations                                   14,279,295      11,717,604      2,561,691
=========================================================================================================

Interest Expense                                                     2007            2006         Change
---------------------------------------------------------------------------------------------------------
Interest Expense                                                2,328,654       2,052,010        276,644

Amortization of debt issuance costs, debt discounts due to
warrants and beneficial conversion features                     1,650,570       1,487,397        163,173
---------------------------------------------------------------------------------------------------------
Adjusted interest expense                                         678,084         564,613        113,471
Annualized adjusted interest expense                            1,356,168       1,129,226
Interest bearing obligations                                   14,279,295      11,717,604
Estimated annual borrowing cost                                      9.50%           9.64%
=========================================================================================================




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                                       22

Liquidity and Capital Resources

     We experienced net losses of $4,344,785 and $3,319,596 for the six months ended March 31, 2007 and 2006, respectively. In addition, we have incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of March 31, 2007, had an accumulated deficit of $32,359,696. These matters, among others, raise substantial doubt about our ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown on our consolidated balance sheet is dependent upon our ability to generate sufficient sales volume to cover our operating expenses and/or to raise sufficient capital to meet our payment obligations. Management is taking action to address these matters, which include:

     o Retaining experienced management personnel with particular skills in the development and sale of our products and services.

     o Developing new markets, primarily in Europe and Asia, and expanding our sales efforts.

     o    Evaluating funding strategies in the public and private markets.

     Historically, management has been able to raise additional capital. During the fiscal year 2006, we obtained an additional $4.5 million through the sale of convertible debentures and $1,245,716 through the exercise of warrants related to these debentures, while during the six months ended March 31, 2007, we raised an additional $1.2 million of debenture financing and are pursuing other longer term sources of capital. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, we will have sufficient funds to execute our business plan or generate positive operating results.

Our primary cash inflows and outflows for the six months ended March 31, 2007 and March 31, 2006 were as follows:



                                      Six months Ended March 31,
        Cash Flows                       2007           2006         Change
        ----------------------------------------------------------------------
        Provided by (Used in):
          Operating Activities    (1,035,921)    (2,693,190)       1,657,269
          Investing Activities       (11,140)      (163,016)         151,876
          Financing Activities       909,414      2,933,555       (2,024,141)
        ----------------------------------------------------------------------
        Net Increase/(Decrease)     (137,647)        77,349         (214,996)
        ======================================================================

Operating Activities

     Net cash used in operating activities decreased by $1,657,269 in the six months ended March 31, 2007 in comparison to the six months ended March 31, 2006. Significantly offsetting our net loss of $4,344,785 for the six months ended March 31, 2007 were $1,850,201 of non-cash charges, primarily for amortization of debt discounts, beneficial conversion features and issuance costs related to our senior and convertible debentures, but also for common stock, options, and warrants issued in lieu of compensation. During the six months ended March 31, 2006, our net loss of $3,319,596 was similarly offset by non-cash charges of $1,529,622. Additionally, large combined changes in our asset and liability accounts of approximately $2.36 million between the six months ended March 31, 2007 and March 31, 2006 significantly affected operating cash flow during those two six month periods. These accounts, which include inventories, accounts receivable, accounts payable, customer deposits, and deposits with vendors, are currently subject to significant short term fluctuations and will continue to be volatile because of our low volume of Mobetron sales and large per system cost of Mobetron. For example, during the six months ended March 31, 2007 we collected approximately $3.47 million of accounts receivable for Mobetrons sold late in the prior fiscal year.

Investing Activities

     The difference in investing activity in the six months ended March 31, 2007 versus the six months ended March 31, 2006 was primarily the result of the acquisition of fixed assets related to our move and expansion into our new headquarters, manufacturing, and test facilities in October 2005.

Financing Activities

     From October 2005 through November 2005, we raised $4.5 million of convertible debentures, which along with $2.5 million of similar convertible debentures and $2 million in senior debentures raised at the end of fiscal year 2005, completing a significant change and improvement to our capital structure. However, because no scheduled principal amortization is required on the convertible debentures until their maturity three years from date of issuance, and because only $333,333 of scheduled principal amortization per annum is required on the senior debentures, our capital structure is much more stable. Additionally, we made use of borrowings under our product financing arrangement and Inventory finance arrangement, as further described in Note 4 to our financial statements hereto, to finance inventory and receivables ahead of anticipated stronger demand for Mobetron. During the six months ended March 31, 2007 we raised $1.2 million under our short-term debenture program, while the majority of the remainder of our borrowing during this period was related to receivables and inventory finance under our product financing arrangement and inventory financing arrangement. Similarly, the majority of our debt repayments were related to our product financing arrangement.





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                                       24

Debt and Lease Obligations

     At March 31, 2007, we had notes payable and obligations for leased equipment from various sources as shown below. Interest rates on such debt range from 7% on our convertible debentures to 24% on our factored receivables financing. We also lease office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2011.



                                                                   March 31,
                                                                     2007
                                                                 ------------

   Notes payable, related parties, current                       $   821,528

   Less debt discounts due to warrants                               (20,922)
                                                                 ------------

      Notes payable, related parties, net unamortized debt
          discounts                                              $   800,606
                                                                 ============


   Convertible debentures                                        $ 6,400,000
   Product financing arrangement                                   4,337,824
   Senior secured debentures                                       1,500,000
   Short term debentures                                             971,429
   Other notes                                                       239,635

   Less debt discounts due to warrants                            (1,807,118)
   Less beneficial conversion features                            (1,927,600)
                                                                 ------------

   Notes payable, net of debt discounts and beneficial
     conversion features                                           9,714,170

   Less current portion                                           (5,671,625)
                                                                 ------------

      Notes payable, other, net of current portion,
        unamortized debt discounts and beneficial
        conversion features                                      $ 4,042,545
                                                                 ============





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                                       25

         As of March 31, 2007, future minimum lease payments that come due in the fiscal years ending September 30 are as follows:

     Period Ending September 30,                                      Capital Leases   Operating Leases
     ------------------------------------------------------------   ------------------ -----------------
     2007                                                                   $ 1,290     $   115,545
     2008                                                                     2,579         237,625
     2009                                                                     2,579         244,754
     2010                                                                     2,579         233,838
     2011                                                                       431               -

                                                                    ------------------ -----------------
     Total minimum lease payments                                             9,458     $   831,762
                                                                                       =================

     Less: Amount representing interest                                        (579)
                                                                    ------------------

     Present value of minimum lease payments                                  8,879
     Less: Current portion                                                   (2,314)
                                                                    ------------------
     Obligations under capital lease, net of current portion                $ 6,565
                                                                    ==================

Deferred Revenue Items

     Revenue under service agreements is deferred and recognized over the term of the agreement, typically one year, on a straight line basis. As of March 31, 2007 deferred revenue was $185,470, which is included under accrued liabilities.

Off-Balance Sheet Arrangements

     We had no off-balance sheet arrangements to report for the three or six months ended March 31, 2007.




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                                       26

Results of Operation for the fiscal year ended September 30, 2006 compared to the fiscal year ended September 30, 2005.

Revenue, Costs of Revenue and Gross Margins

                                                            Year Ended September 30,
Revenue                                             2006           2005       Change     Percent
-------------------------------------------------------------------------------------------------
  Product sales (systems and accessories)      5,521,661      3,460,920    2,060,741      59.54%
  Leasing                                        134,127        248,671     (114,544)    -46.06%
  Service                                        327,166        125,284      201,882     161.14%
-------------------------------------------------------------------------------------------------
Total Revenue                                  5,982,954      3,834,875    2,148,079      56.01%
-------------------------------------------------------------------------------------------------

Costs of Revenue
-------------------------------------------------------------------------------------------------
  Product sales  (systems and accessories)     4,303,210      2,976,511    1,326,699      44.57%
  Leasing                                         38,323        371,506     (333,183)    -89.68%
  Service                                        231,142        168,000       63,142      37.58%
-------------------------------------------------------------------------------------------------
Total Costs of Revenue                         4,572,675      3,516,017    1,056,658      30.05%
-------------------------------------------------------------------------------------------------

                                                            Year Ended September 30,
Gross Margin                                        2006           2005       Change     Percent
-------------------------------------------------------------------------------------------------
  Product sales                                1,218,451        484,409      734,042     151.53%
                                                  22.07%         14.00%

  Leasing                                         95,804      (122,835)      218,639          --
                                                  71.43%        -49.40%

  Service                                         96,024       (42,716)      138,740          --
                                                  29.35%        -34.10%
-------------------------------------------------------------------------------------------------
Total Gross Margin                             1,410,279        318,858    1,091,421     342.29%
                                                  23.57%          8.31%
=================================================================================================


                  (Remainder of page intentionally left blank)

Product Sales

     Product sales revenue, which includes systems and accessories sales but excludes parts sold as part of our service business, increased by 59.54% in fiscal year 2006. During fiscal year 2006, we sold five Mobetron systems consisting of four new systems and a resale of a system returned to us at the end of its lease term, bringing the total installed Mobetron base worldwide to seventeen systems. In comparison, we sold three Mobetron systems in fiscal year 2005. All of the systems sold in the 2006 fiscal year were to overseas customers and included our second system in Poland, our third in Italy, our second placement in Holland, our first system in Belgium and our second system in Japan. We expect however that U.S. sales will begin to balance overseas sales in fiscal 2007 as our sales force was expanded in the latter half of fiscal year 2006 to include three new U.S. sales people.


                                             Year Ended September 30,
Mobetron Systems Sales Analysis           2006         2005      Change     Percent
------------------------------------------------------------------------------------
Systems Sold                                 5            3           2     166.67%

  Revenue per Mobetron System        1,103,689    1,076,934      26,755       2.48%
  Materials cost per system sold       759,608      797,405     (37,798)     -4.74%

  Materials Margin Per System          344,081      279,528      64,553      23.09%
                                        31.18%       25.96%

  Other Costs of Sales                 517,005      393,392
  Other Costs of Sales Per System      103,401      131,131     (27,730)    -21.15%

Gross Margin per System                240,680      148,398      92,282      62.19%
                                        21.81%       13.78%
====================================================================================

     Per systems sales revenues (product sales less sales of accessories) were higher in fiscal year 2006 in comparison to fiscal year 2005, an impressive accomplishment as fiscal year 2006 sales included the remarket of a used Mobetron to our new Belgian customer as further discussed below. Materials cost per system were lower in fiscal year 2006 than in fiscal year 2005, in part due to cost reduction efforts but also because fiscal year 2006 sales included a used Mobetron with a lower carrying cost in inventory. Other costs of systems sales which includes labor, overhead, warranty and sales commissions paid to third parties, also fell on a per system basis. Although we paid commissions to sales agents for two overseas sales in fiscal year 2006 versus no commissions in fiscal year 2005, these costs were more than offset by a reduction in warranty expense in fiscal year 2006. In fiscal year 2005 we incurred additional warranty expense due mainly to lengthy extensions of warranties on two systems while in fiscal year 2006 our total warranty expense closely matched our original warranty accrual at sale. We will continue our cost reduction efforts over the coming year in an effort to increase margins.

Leasing

     Leasing revenue in fiscal years 2006 and 2005 is comprised of revenue recognized on a Mobetron system delivered to our customer in Eindhoven, Holland in November 2003 and which lease ended on January 1, 2006. At inception, as an equipment supplier, we received proceeds in the amount of $1,230,685 as sale price of the equipment from a third party leasing company, who in turn leased the equipment to the hospital pursuant to a seventy month lease. We had no material obligations under the lease and the lease remained an unconditional obligation of the hospital as the lessee to make payments to the leasing company as lessor for the leasing company's own account.

     However, as an inducement to the hospital to enter into the lease, we agreed in a contract with the hospital that, should the hospital decide, upon sixty days prior notice to us, that at end of month eighteen of its lease on May 31, 2005 that the hospital wishes to prepay the lease with the leasing company (a one-time option), that we would reimburse the hospital for the cost of the hospital's exercise of the prepayment option to the leasing company. Following the reimbursement by us to the hospital for the prepayment amount, title to the equipment would revert to us.

     Because of the potential reimbursement to the hospital at the end of month eighteen of the lease, we retained substantial risk of ownership in the leased property, and the transaction has therefore been accounted for in accordance with SFAS 13, "Accounting for Leases", specifically paragraphs 19, 21, and 22. Accordingly, we recorded the entire $1,230,685 of proceeds received from the leasing company as an obligation for leased equipment, a liability on our balance sheet and accounted for the lease as a borrowing. In accordance with APB Opinion 21, Interest on Receivables and Payables, paragraphs 13 and 14, we determined an interest rate for the obligation of 14.5% based on other debt arrangements entered into by us at dates closest to the inception of the obligation for leased equipment.

     During fiscal year 2005, we recognized $248,671 of leasing revenue from this transaction. Further, prior to the lease expiration on January 1, 2006, a portion of each month's rental revenue was recorded as interest expense and included in cost of revenue with the remainder recorded as a reduction in obligation for leased equipment. As the lease terminated on January 1, 2006, in fiscal year 2006, in addition to monthly rental earned during final three months of the lease, we realized as leasing revenue a final, one-time payment from the third party leasing company due to the early termination of the lease by the hospital in the amount of $71,959.

     Further, at inception of the lease, we recorded $1,016,238, the amount that would otherwise have been our cost of revenue for the transaction, as leased equipment, an asset on our balance sheet. The asset was depreciated on a straight line basis over the period of our reimbursement obligation to the hospital down to a value equal to the estimated residual value of the equipment at the end of the obligation of approximately $631,114. The depreciation expense was included in cost of revenue.

     Prior to May 31, 2005 the hospital notified us that it intended to exercise its prepayment option, however not until January 1, 2006. We agreed to extend our reimbursement option from May 31, 2005 until January 1, 2006, and agreed to a new reimbursement amount. Although satisfied with the performance of the Mobetron, the hospital completed the build out of certain shielded facilities and found the Mobetron surplus to its use. As a result, at lease termination, we reclassified our remaining obligation for leased equipment in the amount of $1,013,022 to accounts payable and further reclassified the leased asset to inventory.

     In fiscal year 2005 we incurred interest and depreciation on the leased Mobetron in Eindhoven, Holland of $371,506, exceeding the revenue recognized on this transaction during that same period. Beginning October 1, 2005, we stopped depreciating this asset as we believed that the residual value of the equipment at lease termination January 1, 2006 would exceed the assets book value. In September 2006 we successfully remarketed this unit for well in excess of its book value. Further, as no interest expense was recognized with respect to the early termination payment we received from the third party leasing company, leasing revenue exceeded leasing cost of revenue for fiscal year 2006.

Service

     The majority of service revenue for fiscal year 2006 came from service contracts with three U.S. hospitals and two foreign customers, with the balance from as-requested service calls and parts sales to customers. In fiscal year 2005, only two customers had annual service contracts with us. The remaining difference in service revenue and service cost of revenue between fiscal year 2006 and fiscal year 2005 resulted from a single, large, non-recurring repair order in fiscal year 2006. We expect service revenue to grow in relative proportion to U.S. based sales. Overseas distributors are generally responsible for servicing their own customers with parts supplied by us, though we also recently obtained direct contracts with a few of their customers in Europe which revenue is included in fiscal year 2006.

Operating Expenses

     A comparison of our operating expenses for the year ended September 30, 2006 and 2005 are as follows:

                                 Year Ended September 30,
-----------------------------------------------------------------------------
                                   2006          2005     Change     Percent
-----------------------------------------------------------------------------
Research and Development        624,284       491,123    133,161      27.11%
General & Administrative      2,414,219     3,135,032  (720,813)     -22.99%
Sales and Marketing             800,842       619,910    180,932      29.19%
-----------------------------------------------------------------------------
Total Operating Expenses      3,839,345     4,246,065  (406,720)      -9.58%
=============================================================================

     Research and development expenses, primarily personnel related, increased by approximately 27% in fiscal year 2006 in comparison to fiscal year 2005 as we added staff and continue work on various cost reduction and enhancement projects for the Mobetron.

     General and administrative expenses decreased by $720,813 in fiscal year 2006 in comparison to fiscal year 2005. Of this difference, $1,711,639 were costs related to our merger completed in March 2005, including $1,591,470 of non-cash charges for stock issued to service providers and preferred stockholders under anti-dilutive agreements upon their conversion to common stock. Without the merger related charges, general and administrative expenses in fiscal year 2006 would have shown an increase of $990,826 over fiscal year 2005. The largest components of this change were increased investor relations activities, increased legal expenses in part related to our issuance and registration of our convertible and senior debt instruments, and increases in compensation and related charges paid to employees and directors as we added staff in this area and began to provide cash compensation to our outside directors and recognized share-based compensation expense related to our adoption of FAS 123R. We also incurred higher rental and office expenses due to our move to new, larger facilities in October 2005.

     Sales and marketing expenses rose by $180,932 in fiscal year 2006 in comparison to fiscal year 2005 due to an expansion of our sales force, including the recognition of share-based compensation expense related to our adoption of FAS 123R, and increased expenditures for marketing and promotion. In the latter half of fiscal 2006 we added new three new U.S. salespeople and a Director of Northern European Sales. We expect expenses in this area to continue to rise as we further our Mobetron sales, marketing, and advertising efforts.

     Interest Expense. We completed post-merger restructuring of our debt in August through November 2005 through the sale of our senior and convertible debentures, the addition of our Revolving Line (see Note 4 to our financial statements included in this filing) and the repayment of certain pre-merger borrowings. That restructuring resulted in an increase in the amounts borrowed, a shift from shorter term to longer term maturities and a decrease in our overall borrowing cost. As a result, although our interest expense increased by $2,773,015 in fiscal year 2006 in comparison to fiscal year 2005, after subtracting amortization of debt issuance costs, debt discounts due to warrants and beneficial conversions features (all non-cash components of interest), adjusted interest expense increased by only $1,550 while the amount of interest bearing obligations at September 30, 2006 was $3,741,021 greater than at September 30, 2005.

                                                                     Year Ended September 30,
-------------------------------------------------------------------------------------------------
Interest Expense                                                  2006         2005       Change
-------------------------------------------------------------------------------------------------
Interest Expense                                             4,694,721    1,921,706    2,773,015
Amortization of debt issuance costs, debt discounts due
to warrants and beneficial conversion features               3,444,171      672,706    2,771,465
-------------------------------------------------------------------------------------------------
Adjusted interest expense                                    1,250,550    1,249,000        1,550
Interest bearing obligations                                13,415,314    9,674,293    3,741,021
Ratio of adjusted interest expense to interest bearing
obligations                                                      9.32%       12.91%       -3.59%
=================================================================================================

Liquidity and Capital Resources

     We experienced net losses of $7,160,101 and $5,720,802 for fiscal years 2006 and 2005, respectively. In addition, we have incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of September 30, 2006, had an accumulated deficit of $28,014,918. These matters, among others, raise substantial doubt about our ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown on our consolidated balance sheet is dependent upon our ability to generate sufficient sales volume to cover our operating expenses and/or to raise sufficient capital to meet our payment obligations. Management is taking action to address these matters, which include:

     o Retaining experienced management personnel with particular skills in the development and sale of our products and services.

     o Developing new markets (primarily Europe) and expanding our sales efforts.

     o    Evaluating funding strategies in the public and private markets.

     Historically, management has been able to raise additional capital. During the fiscal year 2006, we obtained an additional $4.5 million through the sale of convertible debentures and $1,245,716 through the exercise of warrants related to these debentures. The proceeds will be used for working capital. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, we will have sufficient funds to execute our business plan or generate positive operating results.

Our primary cash inflows and outflows in fiscal years 2006 and 2005 were as follows:

                                             Year Ended September 30,
        Cash Flows                         2006          2005        Change
        --------------------------------------------------------------------
        Provided by (Used in):
          Operating Activities      (5,763,368)   (1,933,984)   (3,829,384)
          Investing Activities        (226,193)     (105,584)     (120,609)
          Financing Activities        6,095,991     1,963,534     4,132,457
        --------------------------------------------------------------------
        Net Increase/(Decrease)         106,430      (76,034)       182,464
        ====================================================================

Operating Activities

     Net cash used for operating activities increased by $3,829,384 in fiscal year 2006 in comparison to the same period in the prior fiscal year. Significantly offsetting our net loss of $7,160,101 for fiscal year 2006 were $3,840,617 of non-cash charges, primarily for amortization of debt discounts, beneficial conversion features and issuance costs related to our new senior and convertible debentures, but also for common stock, warrants, and options issued in lieu of compensation. During fiscal year 2005, our net loss of $5,720,802 was similarly offset by non-cash charges of $2,764,595 of which $1,591,470 were merger related non-cash charges for stock issued to service providers and preferred stockholders under anti-dilutive agreements upon their conversion to common stock. Additionally, large combined differences in other asset and liability accounts of approximately $3.5 million between fiscal years 2006 and 2005 significantly affected operating cash flow during those two years. These accounts, which include inventories, accounts receivable, accounts payable, customer deposits, and deposits with vendors, are currently highly subject to short term fluctuations and will continue to be volatile because of our low volume of Mobetron sales and large per system cost of the Mobetron.

Investing Activities

     The increased investing activities in fiscal year 2006 consisted primarily of the acquisition of fixed assets related to our move and expansion into our new headquarters, manufacturing, and test facilities in October 2005.

Financing Activities

     From October 2005 through November 2005, we raised $4.5 million of convertible debentures, which along with $2.5 million of similar convertible debentures and $2 million in senior debentures raised at the end of fiscal year 2005, completed a significant change and improvement to our capital structure. However, because no scheduled principal amortization is required on the convertible debentures until their maturity three years from date of issuance, and because only $333,333 of scheduled principal amortization per annum is required on the senior debentures, our capital structure is much more stable. Additionally, we made use of borrowings under our Revolving Line and Product Financing Arrangement, as further described in Note 4 to our financial statements hereto, to finance inventory and receivables..

     During fiscal year 2006 we repaid $393,330 of outstanding notes to related parties and $3,704,602 of other notes payable, the majority of which were repayments under our Revolving Line and Product Financing Arrangement. Additionally, during fiscal year 2006, the following amounts were converted to shares of our common stock: $183,967 of principal and $66,033 of interest by a related party and $600,000 of principal and $14,660 of interest by holders of our convertible debentures.









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                                       33

Debt and Lease Obligations

     At November 30, 2006, we had notes payable, obligations for leased equipment from various sources as shown below Interest rates on such debt range from 7% on our convertible debentures to 24% on our factored receivables financing. We also lease office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2011.



                                                                          Period ended
                                                                        November 30, 2006
                                                                        --------------------

  Notes payable, related parties                                                $   542,957
                                                                        ====================

  Other Notes                                                                       337,426
  Revolving line                                                                  1,903,274
  Senior secured debentures                                                       1,611,111
  Convertible debentures                                                          6,400,000
                                                                        --------------------

  Less debt discounts due to warrants                                            (2,291,516)
  Less beneficial conversion features                                            (2,399,941)
                                                                        --------------------

                                                                                  5,560,354

  Less current portion                                                            3,276,619
                                                                        --------------------

     Notes payable, other, net debt discounts due to warrants
         and beneficial conversion features, net of current portion             $ 2,284,035
                                                                        ====================

  Capital lease for equipment                                                         9,632
  Less current portion                                                               (2,151)
                                                                        --------------------

  Capital lease obligations, net of current portion                             $     7,481
                                                                        ====================

         As of November 30, 2006, future minimum lease payments that come due in the fiscal years ending September 30 are as follows:

Period Ending September 30,                                    Capital Leases       Operating Leases
-----------------------------------------------------------  -------------------- ---------------------
2007                                                                    $2,151              $192,179
2008                                                                     2,579               237,625
2009                                                                     2,579               244,754
2010                                                                     2,579               233,838
2011                                                                       429                     -
                                                             -------------------  ---------------------
Total minimum lease payments                                            10,317              $908,396
                                                                                  =====================

Less: Amount representing interest                                        (685)
                                                             -------------------

Present value of minimum lease payments                                  9,632
Less: Current portion                                                   (2,151)
                                                             -------------------

Obligations under capital lease, net of current portion                 $7,481
                                                             ===================


Deferred Revenue Items

     Revenue under service agreements is deferred and recognized over the term of the agreement, typically one year, on a straight line basis. As of September 30, 2006 and September 30, 2005 deferred revenue was $127,213 and $60,980 respectively, which is included under accrued liabilities.

Off-Balance Sheet Arrangements

     We had no off-balance sheet arrangements to report for the fiscal year ended September 30, 2006 or September 30, 2005.



                  (Remainder of page intentionally left blank)

                             DESCRIPTION OF BUSINESS

Overview

     Intraop Medical Corporation, or IntraOp, was incorporated in Nevada on November 5, 1999 under the name Digitalpreviews.com to engage in a consulting and seminar business. We did not generate any revenue from our consulting and seminar business and in September 2003, we formally abandoned our consulting and seminar business. We changed our name to "Intraop Medical Corporation" on January 21, 2004. On March 9, 2005, we completed a merger with Intraop Medical, Inc., a privately-held manufacturer of a cancer treatment system, pursuant to which Intraop Medical, Inc. was merged with and into IntraOp and Intraop Medical, Inc.'s business became our sole business. Since the merger, our business has been to develop, manufacture, market, distribute and service Mobetron, a proprietary mobile electron-beam cancer treatment system designed for use in intraoperative electron-beam radiation therapy, or IOERT. Although intraoperative radiation therapy may be delivered using a radiation source other than electrons, in this report we use the term IOERT to mean both intraoperative radiation therapy in general and in the case of Mobetron, specifically intraoperative electron-beam radiation therapy. The IOERT procedure involves the direct application of radiation to a tumor and/or tumor bed while a patient is undergoing surgery for cancer. Mobetron is designed to be used without requiring additional shielding in the operating room, unlike conventional equipment adopted for the IOERT procedure. Mobetron can be moved from operating room to operating room, thereby increasing its utilization and cost effectiveness. In addition to IOERT, Mobetron also can be used as a conventional radiotherapy electron-beam accelerator.

     IOERT has been demonstrated as an effective therapy for a wide range of cancers. IOERT is the direct application of radiation to the cancer tumor or tumor bed during surgery. Because normal tissues are displaced and protected, the effective dose to the tumor is substantially increased. A single, two-minute IOERT treatment can often eliminate several weeks of conventional pre/post-operative external beam radiation treatments while producing better results. In more than 30,000 patients treated since the 1970's, IOERT dramatically increased both local control and survival in patients with such diverse diseases as colorectal, gastric, head and neck, pediatric, and gynecological cancers. Encouraging studies also show IOERT to be an effective treatment of lung and early stage breast cancer.

     The applicability of IOERT has been limited by the high cost and logistical burden of existing radiation therapy equipment which requires costly and isolated shielded rooms. Mobetron greatly reduces or eliminates these barriers because it is light, mobile, and self-shielded; the device can be used in nearly any operating room environment.

     We engineer and test Mobetron, but contract out to manufacture Mobetron, a low personnel, low overhead strategy. Resources are concentrated in engineering, R&D, marketing, sales and service.

     We have strong systems and device patents for Mobetron. We have also received U.S. Food and Drug Administration 510k approval, CE Mark (Europe), and JIS approval (Japan). We distribute directly in the U.S. and through a network of distributors and sales agents worldwide.

     Intraoperative Electron-beam Radiation Therapy (IOERT)

     Each year, more than 1.3 million people in the United States are diagnosed with cancer and more than 550,000 patients die of the disease. Of the patients diagnosed with cancer, approximately 60% receive external beam radiotherapy treatments, either with or without surgery. Despite the best conventional radiation, surgical and chemotherapy techniques, about 1/3 of all cancer patients will have a recurrence of cancer at the tumor site. If cancer recurs at or near the site of the original tumor, the chances of survival are significantly reduced.

     IOERT, a well-known and widely used treatment, involves the application of radiation directly to the tumor or the tumor bed during surgery, as opposed to radiation treatment applied either before surgery or after patient recovery from surgery. In IOERT procedures, the majority of the tumor is removed through conventional surgical techniques. Radiation is then directly applied to the area immediately surrounding the tumor while it is still exposed and the surrounding normal tissue can be retracted out of the radiation beam. This direct application of radiation to the tumor site during surgery increases the effective dose to the tumor substantially. This technique has shown to dramatically increase the survival rates for colorectal, gastric, head and neck, gynecological and other types of cancer.

     Currently, approximately 200 health centers worldwide conduct IOERT treatments. In many studies, IOERT has demonstrated often dramatically improved treatment outcomes for advanced cancer patients over conventional radiotherapy alone. Although IOERT is widely considered to have great potential, the limitations of existing equipment and facilities have severely limited its use. Very few hospitals have operating rooms that are specially shielded for radiation, a "dedicated O.R.". A dedicated O.R. requires a fully fitted O.R. plus a conventional radiation machine and expensive, heavy shielding. The construction and equipment cost for a single dedicated O.R. can exceed $3.5 million. The significant weight, about 100 tons including the concrete shielding, and reduced usability of these rooms limit their economic and practical feasibility.

     For this reason, most of the 200 hospitals that conduct IOERT do so by performing the surgery in the O.R. and then transporting the patient, still under anesthesia and with the surgical site open, to its radiation facility. There, the radiation portion of the treatment is given with conventional equipment, after which the patient is transported back to the O.R. for the completion of the operation. This process is often called "heroic transport".

     Heroic transport adds about one and a half hours to the surgical procedure and requires that the conventional radiotherapy accelerator and room be specially prepared and available for the IOERT patient. Heroic transport involves complex logistics, increases patient risk, requires a significant commitment of facilities and personnel, and severely limits the number of patients that can be treated. Some hospitals have constructed a dedicated O.R. in the basement to reduce the transportation distance. But these basement O.R.'s are remote from the surgical center, creating staffing and logistical difficulties. Thus, IOERT has largely been restricted to the treatment of advanced cancer patients who have few other chances for successful treatment.

     We are the only company that has developed a mobile, self-shielded IOERT system, which allows for IOERT in traditional operating rooms. Unlike other IOERT systems, Mobetron uses several patented technologies to enable IOERT without requiring a dedicated O.R. or heroic transport. Mobetron can be easily moved between conventional operating rooms or shared between hospitals, increasing system usage and cost effectiveness. Mobetron is designed to make IOERT significantly less time-consuming, less costly and less risky to administer. By making IOERT practical, Mobetron will greatly expand IOERT beyond advanced disease and into early stage and other prevalent cancers such as lung and breast.

Market Size for Mobetron Applied IOERT

     Traditionally, IOERT has been restricted to advanced and recurrent cancers where conventional therapeutic approaches have been largely ineffective. The number of Mobetrons needed to address this demand segment can be calculated from the current cancer incidence and failure of traditional therapeutic approaches.

     In the United States, there are approximately 1.3 million new cancer cases per year. Approximately 60%, or 780,000 patients, will receive radiation at some point in their treatment. Of the cancer patients treated with radiation each year, 29% are treated with the aim of palliation (i.e. pain relief) and 71%, or 554,000 patients, are treated with a curative attempt. Of the radiation patients treated with curative intent, 44%, or 244,000 patients fail, either locally or regionally, implying that improved radiation treatment is still needed. It is this quarter of a million patients that fail from curative radiation therapy treatment that is the initial target population suitable for the intensified radiation therapy that can be delivered by Mobetron at the time of surgery. If we assume that 1/3 of these patients have cancers that are amenable to IOERT, and that a single-site based Mobetron utilized at 60% will treat 150 patients per year, the number of Mobetrons needed in the U.S. for the target population is 550 units. Geographical and age distribution of the cancer patients in the U.S. will increase this number by about 20%, or a total of 660 units. Since the U.S. is approximately half the world's market for health care items, the total world Mobetron market for advanced disease is approximately 1,320 units.

     As Mobetron is proven to make IOERT application simpler and less costly, applications of IOERT to earlier stage disease may be expected to develop. This is because IOERT during surgery for earlier stage disease can reduce the amount of follow-on therapy by at least two weeks, resulting in a lower cost of cancer treatment. Reducing the cost of cancer treatments is a positive factor in both private health care markets, such as the United States, and in socialized medicine markets such as Europe.

     Furthermore, because IOERT delivers some of the radiation treatment at the time of surgery, higher utilization or decreased need for conventional equipment can be achieved because of the reduced number of radiation treatments per patient required. This is particularly true in socialized markets, such as Eastern Europe and China that have concentrated centers of cancer radiation treatment delivery and a lower ratio of conventional equipment per cancer patient than in the United States. Improving utilization of existing radiation equipment for cancer treatment would likely be viewed as a positive factor in these markets. This use of IOERT in earlier stage disease could add demand for another 500 to 700 units world-wide, bringing the market for Mobetrons to approximately 2,000 systems.

Mobetron IOERT

     Using existing technology, a small number of medical centers have constructed fully shielded operating rooms to house a conventional linear accelerator, typically weighing about 18,000 pounds, for use in IOERT procedures. The construction and equipment cost for a dedicated IOERT operating room can exceed $3.5 million per operating room. The significant weight, about 100 tons including the concrete shielding, and reduced usability of these rooms limit their economic and practical feasibility.

     Mobetron is designed to make IOERT significantly less time-consuming, less costly and less risky to administer. Mobetron is a mobile IOERT administration device comprised of a lightweight, movable electron-beam accelerator mounted on a rotating C-arm. Special designs in the accelerator system and C-arm eliminate the need to add costly shielding to the walls or floor of the operating room.

     Mobetron can be moved from one O.R. to another, allowing Mobetron to be shared among several operating rooms in the same hospital or, even among hospitals. In contrast to traditional IOERT, Mobetron IOERT brings the equipment to the patient rather than transporting the patient to the equipment.

     This mobility expands the range of patients treated, decreases patient risk and increases the cost-effectiveness of IOERT. Additional advantages of using Mobetron over traditional IOERT solutions include: safer application, quicker delivery during surgery, shorter surgery times, and greater availability for patients.

     Development work on the first Mobetron system began in November 1993 by Intraop Medical, Inc. Major features of the accelerator system were demonstrated in August 1994, and by April 1995, a full working laboratory prototype of Mobetron was completed. In September 1996, Mobetron system was introduced at the Sixth International Intraoperative Radiotherapy Symposium in San Francisco. After extensive acceptance testing, Mobetron was delivered to UC San Francisco, or UCSF, and began patient treatments in December 1997. In July 1998, Intraop Medical, Inc. received 510(k) approval from the Food and Drug Administration to market Mobetron in the United States. Delivery of the first commercial Mobetron system was to University Hospitals of Cleveland, where patient treatments began in July 1999, and to date we have delivered nineteen Mobetrons to hospitals in the United States, Europe, and Japan.

     Mobetron was featured in September 1998 in Spain at the inaugural meeting of the International Society of IOERT. The paper by UCSF on the use of Mobetron was awarded the Society's "Best Technical Paper", signifying the most important technical contribution to the field of IOERT. Mobetron also received the prestigious "1999 Excellence in Design Award" from Design Magazine.

     Mobetron Technology. Mobetron uses proprietary 9000 megahertz X-band technology to generate electron-beams of energy to 12 MeV (million electron volts), while conventional technology uses lower frequency 3000 megahertz S-band technology, requiring larger and heavier accelerator components. Twelve MeV energy beams have sufficient penetration to effectively treat more than 90% of IOERT patients.

     The feasibility of using a miniature accelerator to achieve a dedicated IOERT system was originally explored under a Phase I Small Business Innovative Research "SBIR" grant from the National Cancer Institute. The study concluded that a lightweight accelerator, providing energy levels up to 12 MeV and operable without added room shielding was feasible. Later, a $500,000 Phase II SBIR grant was awarded and used to confirm these results with measurements on a working laboratory prototype system.

     In Mobetron, electron-beams are produced by a linear accelerator weighing less than 700 pounds. This low weight accelerator is mounted to a C-arm system with a beamstopper mounted opposite the accelerator to intercept the radiation produced in the forward direction.

     Mobetron's X-band technology is based on a miniature electron accelerator that has proven itself in industrial applications for more than 10 years. The design of the accelerator and its treatment applicators, in combination with the lead beamstopper below the surgical table, allow Mobetron to operate without additional shielding in the operating room. Mobetron system weighs less than 3,000 pounds, avoiding structural loading problems and allowing Mobetron to be positioned easily for patient treatment.

Patent Protection

     A basic systems patent for Mobetron was granted on June 14, 1994. A second systems patent which extended the claims of the first patent to the technology used in conventional accelerators was granted on May 23, 1995. These two patents protect the use of a linear accelerator in a mobile, self-shielded application. In 1997 a patent protecting the electron accelerator technology used in Mobetron was granted, and in 2000, a patent on the unique alignment system used to orient Mobetron to the tumor prior to irradiation was also granted. These domestic patents expire at various dates beginning in April 2013. Mobetron also has international patent protection in Japan, key European countries, and Russia. We also hold trademarks for "Mobetron" and "Intraop Medical".

Marketing and Sales

     Currently about 200 health centers conduct IOERT treatments worldwide, most of which use heroic transport. In the U.S., we have targeted sales and marketing education efforts initially on these centers as they have already demonstrated a commitment to IOERT. We plan to then expand this initial target market to the 1,300 U.S. hospital centers which currently have radiation oncology departments and could purchase Mobetron within the next five years.

     To address the large U.S. market, we have significantly increased our sales efforts over the last fiscal year. In October 2005, we hired industry veteran Scott Mestman to our management team as Vice President of Worldwide Sales and Marketing. Mr. Mestman in turn, recently completed the hiring of our U.S.- based sales team. These additions to personnel, in addition to upgrades to our marketing materials, branding strategy, and our efforts to better publicize the increasing body of clinical studies on the use and effectiveness of IOERT for breast and lung cancer will help us increase U.S. sales over the coming years.

     We have established agreements with distributors in key markets such as Europe, Japan, Eastern Europe, China and Taiwan. Our strategy is to address key customer sites in the U.S., European and Far East markets together, rather than sequentially and more deeply penetrate each geographic market. Accordingly, we continue to expand our team of international distributors to sell and service Mobetron internationally. We sell directly in the U.S. using our own sales force.

     In Western Europe, the market driver is the use of IOERT for early stage breast cancer, and to a lesser extent, the decreased utilization of conventional radiation equipment as a fraction of the total therapeutic dose is applied though IOERT. In Europe, our sales efforts are carried out by a combination of IntraOp's own employees, third party, commissioned sales agents, and distributors. Distributors work on "best-efforts" basis and have responsibility for sales, promotion and service, including the purchase of spare parts to service their customer base. In September 2006 we hired our first direct European sales person, who serves as our Director of Northern European Sales and is based in Cologne, Germany. We expect to hire additional direct sales people in Europe to address this critical market. We have also hired our own European service specialist to provide service support to the European distributors' service organizations on a timely basis.

     In the Far East, distributorships have so far been established in the major markets for IOERT: Japan, China and Taiwan. The distributor has full service responsibility, including the purchase of spare parts, while we have the responsibility for training the service organizations. In fiscal year 2006, we hired our own serviceperson in the Far East to provide service support similar to that in Europe.

Manufacturing and Production

     We have chosen to manufacture Mobetron through the use of contract manufacturing, while concentrating our resources on engineering and test, R&D, marketing and service. Contract manufacturing significantly reduces the capital required to operate the business. It also provides us the flexibility to quickly relocate manufacturing operations or out-source components of the system since we have little fixed manufacturing assets or personnel to consider in any change. CDS Engineering LLC, or CDS, of Hayward, California is our primary contract manufacturer. CDS is a privately held, specialty contract manufacturer serving customers in the semiconductor, aerospace, medical and analytical equipment industries. Our waveguide, another key Mobetron component, is manufactured by Accuray Incorporated, a privately held Sunnyvale, California company.

     Mobetron is self-shielded for clinical use because the treatment lasts only 1 - 2 minutes. However, pre-shipment testing requires hours of beam on-time over approximately a four week period, and that requires shielded test cells. We test our machines at our leased, combined office, manufacturing and test facilities in Sunnyvale, California. The facility includes four test cells. Using the two cells that are well shielded enough for beam testing, we believe we are able to meet near term anticipated demand. With modifications to another of the cells, we could support a production volume of up to fifty units per year.

Product Offerings

     We are developing additional products and services for the IOERT and radiotherapy market to maximize the market opportunity provided by Mobetron.

     Mobetron Enhancements. We have continued to increase the functionality, ease-of-use, reliability, and cost effectiveness of Mobetron with various enhancements. As an example, over this last fiscal year we completed the prototype of a new modulator cabinet for Mobetron which we expect to ship as a commercial release in Spring 2007. The new modulator which replaces many of the hard wired connections found in the existing modulator with a printed circuit board backplane design, offers significant cost reduction and greater reliability.

     Intraop Surgical Table. We offer a proprietary surgical table designed to meet the both the rigorous demands of surgery and to provide ease of application of Mobetron based IOERT.

     Service. Mobetron generally includes a one year warranty of parts and labor. After the warranty period, IntraOp offers parts and service to its customers either through annual service contracts or on a per occurrence service call basis. Because radiation therapy equipment generally enjoys a 7 - 10 year useful life, we expect that service will become an increasing revenue component as Mobetron sales increase.

     Conventional Electron-beam Treatments. Mobetron may be used as a conventional electron radiotherapy system in the radiation therapy department when not in use for IOERT. This dual use could add existing conventional electron-beam radiotherapy patient volume to IOERT patient volume for hospitals, while enabling us to participate in the well-established $500 million per year conventional radiotherapy linear accelerator market.

     Accessories and Disposables. Each IOERT procedure requires the use of sterilized caps to protect the tip of Mobetron's linear accelerator, sterile drapes, standard and custom applicators to guide the beam to the treatment area, and other devices and disposables. We manufacture or out-source the manufacture of these devices and disposables, and supply them directly to hospitals.

Competition

     To our knowledge, no other company produces a self-shielding, mobile linear accelerator for cancer radiation therapy. However, In the mid 1980's, Siemens offered a conventional design, electron-only linear accelerator for IOERT procedures. This system was a conventional radiotherapy accelerator modified to treat only in the electron mode, but still requiring a shielded room. Despite a total cost of more than $3.5 million, including reconstruction of the O.R. to install concrete shielding, Siemens sold seven systems. Other linear accelerator manufacturers have sold a few similarly modified conventional accelerators and could continue to offer essentially the same type of conventional unshielded system. Additionally, two other manufacturers, NRT and Info & Tech, are known to us to have developed systems that are light enough for operating room use.

     NRT, an Italian company, is offering a modified, non-shielded IOERT unit called the Novac 7. This linear accelerator system was developed, in part, with funding from the Italian government. The Novac 7 cannot achieve the higher treatment energies offered by Mobetron and requires mobile shielding to be positioned around the surgical table prior to treatment. A spin-off of NRT, called Info & Tech, which manufactures a system called the Liac, is attempting to replace NRT in the market. Info & Tech has delivered a small number of pre-commercial units to its customers. The features and technology of the Liac system are very similar to that of the NRT system. Both of these competitors have had some sales success, mainly in Italy, where we view them as significant competition.

     The Liac system has been offered to at least one customer in Germany and we have notified Info & Tech and its German distributor that the Liac system infringes on our intellectual property and demanded that Liac desist from this infringement. In June 2006, we brought suit at the District Court of Dusseldorf, Germany against Info & Tech S.p.A., an Italian company which manufactures an IOERT system marketed as the Liac, Info & Tech's German distributor, Conmedica GmbH, and Conmedica's manager, Mr. Seigfried Kaufhold for infringement of our German Patent 700578, seeking damages and an injunction against further infringement.

     If significant direct competition does occur, at least initially it is likely to be through modifying conventional S-band accelerators for electron only operation, as none of the major linac manufacturers have extensive X-band technology expertise. It is also possible that an alternative technology will be developed that directly competes with our products.

Research and Development

     During the fiscal years ended September 30, 2006 and September 30, 2005, we incurred research and development expenses of $624,284 and $491,123, respectively. These activities accounted for between 20% to 25% of staff time during each of those periods. Although much of the documentation and design work on Mobetron has become relatively routine following the transition to our new contract manufacturer in our fiscal year ended September 2003, CDS Engineering LLC, we still experienced wage growth in this area. We further expect that research and development expenses will increase over the coming months as we continue work on various cost reduction and enhancement projects for Mobetron and engage in additional sponsorship of clinical research.

Government Regulation and Environmental Matters

     All medical devices require certification from the United States Food and Drug Administration before entering distribution. The certification process assures that the products are safe and effective.

     On July 24, 1998, IntraOp received clearance from the FDA under the 510(k) provision, allowing commercial marketing and sales of Mobetron in the United States. The 510(k) process is reserved for medical devices that are deemed to have established clinical efficacy, thereby avoiding lengthy clinical trials. Hospitals in the United States are already using and billing for IOERT.

     Europe and Japan have separate certification processes. Mobetron received clearance for sales in Japan in May 2000, and received marketing approval for the European Union "CE Mark" in September 2001. Mobetron has been tested according to the regulatory standards for radiotherapy accelerators, including the Suggested State Regulations for the Control of Radiation "SSRCR" and the International Electrotechnical Committee "IEC" requirements for radiotherapy equipment. Mobetron has also been registered for sale in China and Taiwan.

     We are subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, and the use and disposal of hazardous or potentially hazardous substances. We do not operate facilities that require practices for controlling and disposing of the limited amount of waste and potentially hazardous materials.

Employees

     As of April 30, 2007, we had 22 full time equivalent employees. Of the total, 8 employees were engaged in product research, development and manufacturing operations, 5 in sales and marketing, 5 in service and technical support, and 4 in general and administrative functions. All but three of these full time equivalent employees were located in the United States. We are not a party to any collective bargaining agreements with our employees, and we have not experienced any work stoppages. We believe we have good relations with our employees. We are located in Silicon Valley and face intense competition for highly skilled technical employees. Our employees generally have an at-will employment relationship with us, and they or we may terminate their employment at any time

Description of Property

     Our principal offices, housing our administrative, research and development, marketing and sales, manufacturing operations, and test facility are in one building located in Sunnyvale, California. This approximate 14,419 square feet facility is leased to us through September 5, 2010. The property is in satisfactory condition for the purpose for which it is used.

Legal Proceedings

     On April 21, 2006, DLA Piper Gray Cary US LLP, or DLA Piper, notified us that it had filed an arbitration proceeding against us with the American Arbitration Association, claiming that we owe it legal fees and costs in the amount of $445,909 for services rendered. We disputed the amount of fees and costs claimed. Arbitration of this case was stayed by agreement of the parties, and the parties agreed to mediation that took place on August 10, 2006. Regardless, we continue to carry an account payable to DLA Piper on our balance sheet in an amount satisfactory to meet DLA Piper's claim. We are continuing to negotiate a settlement of this dispute with DLA Piper.

     In June 2006, we brought suit at the District Court of Dusseldorf, Germany against Info & Tech S.p.A., an Italian company which manufactures an IOERT system marketed as the Liac, Info & Tech's German distributor, Conmedica GmbH, and Conmedica's manager, Mr. Seigfried Kaufhold for infringement of our German Patent 700578, seeking damages and an injunction against further infringement. Oral proceedings took place on October 31, 2006, with further proceedings to take place before the court in July 2007.


                  (Remainder of page intentionally left blank)

                        DIRECTORS AND EXECUTIVE OFFICERS

     Pursuant to the merger agreement, effective as of March 9, 2005, the pre-merger officers and directors of IntraOp resigned their positions and the officers and directors of Intraop Medical, Inc., respectively, became the officers and directors of IntraOp until their successors are duly appointed, elected and qualified. Specifically, on March 9, 2005, David Shamy resigned as President, Chief Executive Officer, Chief Financial Officer, Secretary and director of IntraOp. Phil Ray also resigned as Vice-President, Treasurer and director of IntraOp on March 7, 2005. The resignations of David Shamy and Phil Ray from their positions as directors and officers of IntraOp were conditions precedent to the closing of the merger with Intraop Medical, Inc.

     The following table sets forth information regarding our executive officers and directors as of April 30, 2007.


Name                           Age      Position
----                           ---      --------

Donald A. Goer Ph.D.           64       Chief Executive Officer, President, and
                                        Director

Michael Friebe Ph.D.           42       Director

Keith Jacobsen                 62       Director

Stephen L. Kessler             63       Director

John P. Matheu                 85       Director

Theodore L. Phillips, M.D.     73       Secretary and Director

Richard Belford                55       Vice President, Quality Assurance,
                                        Regulatory Affairs

Scott Mestman                  47       Vice President, Sales and Marketing

Richard Simon                  59       Vice President of Operations

Howard Solovei                 45       Chief Financial Officer

     All officers and key employees are subject to termination at will. The board of directors is elected annually by stockholders, and members of the board serve until the next annual meeting of stockholders, unless they resign prior to the meeting.

Officer and Director Resignations

Mary Louise Meurk resigned her positions as secretary and director of IntraOp on August 8, 2006. Director Paul J. Crowe resigned his position on September 5, 2006. Corporate Controller and Chief Accounting Officer Regis Bescond resigned his position on October 30, 2006. Director Allan C. Martin resigned his position on November 10, 2006.

Family Relationship Among the Current Directors and Executive Officers

     No family relationships exist among our current directors or executive officers.

Biographical Information

     The business experience of each director, executive officer, and key employee of IntraOp is summarized below. All directors, executive officers, and key employees, except Mr. Jacobsen, Mr. Kessler, and Mr. Mestman have held their present positions with IntraOp since the closing of the merger with Intraop Medical, Inc. on March 9, 2005. Prior to the merger, unless otherwise stated, they were directors, officers or key employees of Intraop Medical, Inc. for at least five years.

Donald A. Goer, Ph.D., President/CEO and Director

     A co-founder of Intraop Medical, Inc. in 1993, Dr. Goer received his doctorate in physics in 1973 from The Ohio State University. He is a recognized expert on linear accelerator technology and is the author of a number of articles on the subject, including the chapter on radiation therapy linear accelerators for the Encyclopedia of Medical Devices and Instrumentation. After post-doctoral study in metallurgical engineering, Dr. Goer joined Varian Associates. Dr. Goer has seventeen years experience in the sales, marketing and product development of linear accelerators. From 1977 through 1985, Dr. Goer was responsible for the product development of Varian's cancer therapy equipment. Five new cancer treatment units were successfully introduced to the market during this period, resulting in the sale of more than 700 treatment systems. Between 1985 and 1990, Dr. Goer was responsible for market development and strategic planning at Varian. Dr. Goer's last position at Varian was Manager of Sales Operations with principal responsibilities in the international market. In 1991, Dr. Goer joined Schonberg Research Corporation as President. In 1991, Dr. Goer assisted in founding Accuray Incorporated, a medical company providing dedicated accelerators for radiosurgery. The accelerator guide, a key component of the Mobetron, is manufactured by Accuray Incorporated. Dr. Goer received his Ph.D. in physics from The Ohio State University in 1973.

Dr. Michael Friebe Ph.D., Director

     Dr. Friebe joined our Board in March, 2004. Dr. Friebe has been Chief Executive Officer and President of Tomovation GmbH since February 2003. Tomovation is a German company that owns and operates imaging centers in Germany and makes investments in early stage European medical technology companies. Prior to forming Tomovation, Dr. Friebe was the President of UMS-Neuromed beginning in April 2001 and a founder of Neuromed AG in November 1993. These companies operated mobile MRI, CT and PET imaging systems in a number of European Countries. Dr. Friebe received B.S. and M.S.E.E. degrees in electrical engineering from the University of Stuttgart in Germany, and a Ph.D. degree in medical engineering from the University of Witten in Germany. He also holds a masters degree in management from Golden Gate University, San Francisco. He is a member of several professional engineering and medical societies.

Keith Jacobsen, Director

     Mr. Jacobsen joined our Board in June 2005. Prior to his retirement in 1999, Mr. Jacobsen accumulated over 30 years senior executive experience in the transportation industry, including: CEO and CFO of Nedlloyd Holdings USA, CFO of Nedlloyd Lines USA, CFO of Associated Freight Lines, and executive positions at American President Companies. He has served as Treasurer of the City of Orinda and was a highly decorated First Lieutenant in the U.S. Army. He holds B.S. and M.B.A. degrees from the University of California, Berkeley.

Stephen L. Kessler, Director

     Mr. Kessler joined our Board in December 2005. Mr. Kessler served most recently as Chief Financial Officer for the Metropolitan Transportation Authority, or MTA, of New York, the largest regional transit provider in the Western Hemisphere, from April 2004 through July 2005. At the MTA, Mr. Kessler led the development of a three year balanced budget, instituted new financial planning models to address projected structural deficits, and initiated a shared services program to reduce duplicative administrative expenses. Prior to the MTA, Mr. Kessler served as a management consultant through the Financial Executives Consulting Group, LLC, in Connecticut, from November 2001 through March 2004. Previously, Mr. Kessler served as CFO for Versaware Inc. and EverAd Inc., two high growth start-up companies that introduced electronic publishing and digital content technologies to the Internet, from July 1999 through August 2001. Prior to these assignments, Mr. Kessler served as Senior Vice President, Finance and Administration for the McGraw-Hill Companies' Construction Information Group, from February 1995 through July 1999. Before McGraw-Hill, Mr. Kessler held Chief Financial Officer and other senior management positions at Prodigy Services Company (a joint venture of IBM and Sears), Georgia Pacific Corporation, PepsiCo, and Westinghouse Electric Corporation, from 1967 through 1995. Mr. Kessler received an M.B.A. degree in finance from the University of Chicago Graduate School of Business in 1967 and a B.S. degree in industrial management from Carnegie Mellon.

John P. Matheu, Director

     Mr. Matheu joined our Board on February 23, 1999. As principal of Matheu Associates since 1996, and cofounder of MATCO and Associates Mr. Matheu provides consulting and management advice to both the U.S and International pharmaceutical, biotechnology and medical device industry. Until his retirement in 1984, Mr. Matheu served 34 years with Pfizer Pharmaceuticals, Inc. where, as Vice President he established and directed Pfizer's generic drug division. Prior to that assignment, Mr. Matheu directed Pfizer's sales force, its hospital marketing group and its training department. Mr. Matheu received his B.S. degree at University of Santa Clara, Santa Clara, Calif. and completed graduate work at the University of California, Harvard Business Management Program

Theodore L. Phillips, M.D., Secretary and Director

     Dr. Phillips joined our Board on March 8, 2002. Dr. Phillips is the principal or contributing author on more than 300 articles on cancer treatment in the medical literature and is one of the most distinguished radiation oncologists in the world. Under his guidance as Professor and Chairman of Radiation Oncology at the University of California - San Francisco, or UCSF, from 1978 to 1998 and Associate Director, UCSF Cancer Center from 1996 to 1999, the University became recognized as one of the top cancer treatment centers in the world. He has received numerous awards and honors for his many contributions to cancer treatment. While Dr. Phillips was Chairman of Radiation Oncology at UCSF, the hospital purchased the first Mobetron system. He currently serves as Chairman of our Technical Advisory Board, and since 1998, holds the prestigious Wun-Kon Fu Endowed Chair in Radiation Oncology at UCSF. He is also an active member of the Institute of Medicine of the National Academy of Sciences. He received his B.S. degree from Dickinson College and his M.D. from the University of Pennsylvania.

Richard A. Belford, Vice President, Quality Assurance, Regulatory Affairs

     Mr. Belford joined Intraop Medical, Inc. in August 1998, and has over 30 years of quality assurance and regulatory affairs experience within the medical device industry. For the past eight years, he had served as IntraOp's Director of Quality Assurance and Regulatory Affairs. In his current capacity, he has increased responsibility for overseeing all aspects of IntraOp's quality programs and worldwide regulatory compliance.

IntraOp is certified to the ISO 13485:2003 standard for medical device manufacturing and maintains 510(k) FDA approval for the Mobetron in the U.S., CE Mark in Europe, JIS in Japan, and SDA in China. He has successfully implemented an ISO 9001/EN 46001 certified program at IntraOp which enabled IntraOp to originally obtain its Certificate for CE Marking for international exports. Mr. Belford is also program manager for Japan licensing and JIS testing, and for all other foreign country registrations. He received his B.A. degree in electronics, with a minor in business administration from University of California, San Francisco in 1973, and has had extensive quality and regulatory assurance training, as a member of the American Society for Quality and the Regulatory Affairs Professional Society.

Scott Mestman, Vice President, Sales and Marketing

     Mr. Mestman was hired as IntraOp's Vice President - Sales and Marketing, in September, 2005. Mr. Mestman has over 24 years of experience in radiation therapy. Prior to joining IntraOp, he most recently served as Vice President, Corporate Development for Vantage Oncology, a venture capital funded developer, owner and operator of freestanding radiation therapy centers, a position he held from January 2004 to August 2005. From March, 2002 to December, 2003, Mr. Mestman was Vice President, Sales Strategy and Development at Siemens Medical Solutions where he acted as a key advisor to executive management for business strategy and direction. He began his 20 year career at Varian Medical Systems as a human factors and design engineer, where he was employed from 1981 to February, 2002. While at Varian, he held positions in engineering, marketing, sales, sales management, national accounts, business development and mergers and acquisitions. He also spearheaded the development of the $100 million "See and Treat" Cancer Care business in partnership with General Electric Medical Systems. Mr. Mestman has a B.S. degree in biomedical engineering from the University of Rochester and has completed graduate course work at Stanford University and the University of Santa Clara.

Richard Simon, Vice President of Operations

     Mr. Simon was hired as IntraOp's Vice President of Operations in November 1997. Mr. Simon has had an extensive career in the engineering, service and manufacturing of medical equipment, including twenty years in engineering positions with the medical division of Varian Associates. For ten years, Mr. Simon served as the engineer and project manager for the C Series linacs for Varian, developing and shipping more than 450 linear accelerators during this period. He was the project manager for the VARiS oncology information system from Varian, with more than 100 systems shipped. Mr. Simon received professional training in electrical engineering, project management and attended Youngstown State University.

Howard Solovei, Chief Financial Officer

     Mr. Solovei joined IntraOp in August 2002 as a consultant, and was appointed our Chief Financial Officer in January 2003. Prior to that, Mr. Solovei served as the CFO of Phoenix Leasing Inc., where he gained 14 years experience in leasing and equipment finance from June 1984 to April 2000. At Phoenix, Mr. Solovei was responsible for the management of nearly $1 billion of leased assets, $600 million of bank agreements for the company's 30+ partnerships and corporate entities as well as securitized debt offerings of $85 million. Mr. Solovei was also responsible for projections and strategic and tactical planning for the company and its public limited partnerships. Mr. Solovei holds a B.S. degree in business administration from the University of California, Berkeley.

                             EXECUTIVE COMPENSATION

         The following table provides information concerning the compensation received for services rendered to Intraop Medical Corporation in all capacities during the year ended September 30, 2006, by our chief executive officer and each of the other most highly compensated executive officers or key employees whose compensation exceeded $100,000 for the fiscal year ended September 30, 2006.

                           Summary Compensation Table
                                                                            Long-Term
                                             Annual Compensation           Compensation
                                     ------------------------------------ --------------
                                                        Other Annual      Securities     All Other
                                                        Compensation      Underlying     Compensation
Name and principal position          Salary    Bonus    ($)(1)            Options (#)    ($)(2)
---------------------------  ------  --------- -------- ----------------- -------------- -------------
Donald A. Goer                2006   $184,112        _       _                  490,000      -
 President and Chief          2005   $176,551        -       -                  450,000      -
  Executive Officer           2004   $165,000        -       -                  435,000    $2,462

Richard A. Belford
Vice President, Quality       2006   $119,900        -       -                   69,000      -
Assurance, Regulatory         2005   $110,808        -       -                   47,000      -
Affairs                       2004   $103,642        -       -                   41,000      -

Scott J. Mestman              2006   $135,519        -       -                               -
Vice President, Worldwide     2005          -        -       -
Sales and Marketing           2004          -        -       -                  100,000      -

Richard Simon                 2006   $148,040        -       -                  160,000      -
 Vice President,              2005   $128,528        -       -                  135,000      -
 Operations                   2004   $120,120        -       -                  125,000      -

Howard Solovei                2006   $163,823        -       -                  260,000      -
 Chief Financial Officer      2005   $144,451        -       -                  190,000      -
                              2004   $135,000        -       -                  180,000      -

(1)       For the years ended September 30, 2006, 2005 and 2004, there were no:

          a. perquisites over the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any of the above named executive officers;
          b. above-market or preferential earnings on restricted stock, options, stock appreciation rights or deferred compensation paid during the fiscal year or payable during that period but deferred at the election of the named executive officer;
          c. earnings on long-term incentive plan compensation paid during the fiscal year or payable during that period but deferred at the election of the named executive officer;
          d. amounts reimbursed during the fiscal year for the payment of taxes; or
          e.   preferential discounts on stock.

(2) Dr. Goer received reimbursement of premiums of a term life insurance policy of which he was the beneficiary.

                        Option Grants in Last Fiscal Year

         IntraOp made the following options grants to its chief executive officer and each of the other most highly compensated executive officers or key employees whose compensation exceeded $100,000 for the fiscal year ended September 30, 2006:

                                                           Exercise
                                                Options    Price Per   Expiration   Percentage
Name and Principal Position                     Granted      Share       Date          (1)
---------------------------------------------------------------------------------------------------
Donald A. Goer, President and Chief
Executive Officer                               40,000        $0.58    12/7/2015       10.50%

Richard A. Belford, Vice President, Quality
Assurance, Regulatory Affairs                   12,000        $0.58    12/7/2015        3.15%

Scott J. Mestman, Vice President,
Worldwide Sales and Marketing                  100,000        $0.58    12/7/2015       26.25%

Richard Simon, Vice President, Operations       10,000       $1.250    12/7/2015        2.62%

Howard Solovei, Chief Financial Officer         50,000        $0.58    12/7/2015       13.12%
Howard Solovei, Chief Financial Officer         20,000        $0.54    2/16/2016        5.25%

(1) Percentage of total option grants to all employees in the fiscal year ended September 30, 2006.

Aggregate Option Exercises FY-End Option Values

     During the fiscal year ended September 30, 2006, neither the chief executive officer nor any of the other most highly compensated executive officers or key employees whose compensation exceeded $100,000 for the fiscal year ended September 30, 2006 exercised any options.

Compensation of Non-Employee Directors

     Each member of the board of directors who is not an employee of IntraOp is compensated for his services as director as follows: $2,500 for each board meeting attended in person, and $500 for each board meeting attended by telephone. In addition, each non-employee member of the board of directors is annually granted a nonstatutory stock option to purchase 30,000 shares of common stock under the 2005 Equity Incentive Plan as described below.

Description of the 2005 Equity Incentive Plan

     On December 7, 2005, the Board amended and restated the 1995 Stock Option Plan, re-naming it the 2005 Equity Incentive Plan, pursuant to which, 4,000,000 shares of common stock have been reserved for issuance to officers, directors, employees and consultants of IntraOp upon exercise of options granted under the plan. The primary purpose of the plan is to attract and retain capable executives, employees, directors, advisory board members and other consultants by offering such individuals a greater personal interest in our business by encouraging stock ownership. Options granted under the plan may be designated as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 or nonstatutory options. The plan is administered by a compensation committee of the Board of Directors consisting of outside members of the board of directors which will determine, among other things, the persons to be granted options, the number of shares subject to each option and the option price.

     The exercise price of any incentive stock option granted under the plan must be equal to the fair market value of the shares on the date of grant, and with respect to persons owning more than 10% of the outstanding common stock, the exercise price may not be less than 110% of the fair market value of the shares underlying such option on the date of grant. The exercise price of nonstatutory stock options may not be less than the fair market value of the shares underlying such options, and the term of such nonqualified options may not extend beyond ten years. No incentive stock option may be exercisable more than ten years after the date of grant, except for optionees who own more than 10% of the our common stock, in which case the option may not have a term greater than five years. The compensation committee has the power to impose additional limitations, conditions and restrictions in connection with the grant of any option.

     Employment Contract and Termination of Employment and Change-in-Control Arrangements

     Donald A. Goer, our Chief Executive Officer, has an employment agreement with IntraOp that provides for an annual salary of $184,800. In addition, Dr. Goer will receive a severance payment equal to one year's salary in the event IntraOp terminates his employment without cause. The agreement automatically renews for successive one-year periods unless either party gives prior written notice of termination at least 60 days prior to the end of the then current one-year term.

     Howard Solovei, our Chief Financial Officer, has an employment agreement with IntraOp that provides for an annual salary of $166,125. In addition, Mr. Solovei will receive a severance payment equal to (i) two weeks salary times the number of months Mr. Solovei has been employed by IntraOp, up to a maximum of twelve months' salary, if he is terminated by IntraOp without cause or (ii) in the event that Mr. Solovei is terminated without cause and there is a change of control of IntraOp prior to Mr. Solovei's termination or within four months following such a termination, twelve months' salary. The agreement automatically renews for successive one-year periods unless either party gives prior written notice of termination at least 60 days prior to the end of the then current one-year term.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the two fiscal years ended September 30, 2005 and September 30, 2006 we entered into the following transactions with our directors, executive officers and/or beneficial owners of 5% or more of our common stock (or the members of the immediate family of such persons):

     As of September 30, 2004, Donald A. Goer, our Chief Executive Officer and a director, had made unsecured loans to us with an aggregate outstanding principal amount of $742,755, plus accrued interest thereon. During the two years ended September 30, 2006, Dr. Goer made additional loans in the amount of $645,000 and in August 2005 and December 2005 converted a total of $283,967 of outstanding principal, plus accrued interest, under those notes into our common stock. During that same period, we repaid $561,331 of principal, plus accrued interest thereon. The remaining notes have an interest rate of 9% per annum. As of September 30, 2006, notes in the principal amount of $542,957, plus accrued interest thereon, remained outstanding and payable to Dr. Goer.

     As of September 30, 2004, Mary Louise Meurk, Secretary and director until her resignation on August 8, 2006, had made unsecured loans to us in the aggregate outstanding principal amount of $164,671, plus accrued interest thereon. The notes bear interest at 9% per annum. Ms. Meurk made additional similar loans of $10,000 in the year ended September 30, 2005 which were repaid in the fiscal year ended September 30, 2006. As of the date of her resignation, notes in the principal amount of $164,671, plus accrued interest thereon, remained outstanding.

     As of September 30, 2004, Michael Friebe or firms controlled by Mr. Friebe, one of our directors, had made unsecured loans to us in the aggregate principal amount of $100,000, plus accrued interest thereon. During the two fiscal years ended September 30, 2006, we repaid $50,000 of principal, plus interest thereon, on those notes, and Dr. Friebe converted $50,000 of principal of notes into our common stock. The notes had an interest rate of 9% per annum. As of September 30, 2006, no amounts remained outstanding. We also paid $55,962 of fees to two overseas firms controlled by Dr. Friebe for sales and marketing consulting in Europe.

     During the two years ended September 30, 2006, John Matheu, a director made an unsecured loan to us in the aggregate outstanding principal amount of $5,000. The note had an interest rate of 9% per annum and was paid in full. As of September 30, 2006, there were no amounts outstanding to Mr. Matheu.

     During the two years ended September 30, 2006, Theodore Phillips a director, made an unsecured loan to us in the aggregate outstanding principal amount of $5,000. The note had an interest rate of 9% per annum and was paid in full. As of September 30, 2006, there were no amounts outstanding to Dr. Phillips.

          CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

     We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

     Our common stock began trading on The OTC Bulletin Board on February 27, 2004 under the symbol "IOPM." Set forth below are the high and low bid prices for our common stock since inception of trading for our common stock.




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                                       51

On May 11, 2007 the closing bid quotation for our common stock was $0.165. The following table sets forth, for the periods indicated, the high and low closing bid quotations of our common stock, as reported on The OTC Bulletin Board. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

        Quarter Ended            High                      Low
        -------------            ----                      ---
        March 2007              $0.35                     $0.19

        December 2006           $0.40                     $0.16
        September 2006          $0.55                     $0.31
        June 2006               $0.70                     $0.46
        March 2006              $0.80                     $0.42

        December 2005           $0.75                     $0.40
        September 2005          $0.80                     $0.43
        June 2005               $1.40                     $0.55
        March 2005              $1.755                    $1.10


Number of Stockholders

     As of April 30, 2007, there were 364 holders of record of our common stock.

Dividend Policy

     Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.



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                                       52

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

     The following table contains information regarding the actual beneficial ownership of our outstanding common stock as of April 30, 2007, for:

     o each person or group that we know beneficially owns more than 5% of our common stock;
     o    each of our directors;
     o    our chief executive officer;
     o the other executive officers whose compensation exceeded $100,000 in fiscal 2005; and
     o    all of our directors and executive officers as a group.

Percentage of beneficial ownership is based on 26,477,172 shares of common stock outstanding as of April 30, 2007, together with warrants, options, and convertible securities that are exercisable within 60 days of April 30, 2007 for each stockholder. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the address of each beneficial owner listed below is the address of our principal offices.


                                         Number of Shares Percentage of
                                          of Common Stock     Shares of
                                            Beneficially         Common
                                             Owned as of          Stock
Name                                       April 30, 2007   Outstanding
-----------------------------------------------------------------------
Richard A. Belford (1)                            63,500          0.24%
Michael Friebe (1)                               124,928          0.47%
Donald A. Goer (1)                             2,358,122          8.69%
Keith Jacobsen (1)                               150,100          0.57%
Stephen L. Kessler (1)                            45,000          0.17%
John P. Matheu (1)                                88,500          0.33%
Scott J. Mestman (1)                             366,118          1.37%
Theodore L. Phillips (1)                          83,500          0.31%
Richard Simon (1)                                148,750          0.56%
Howard Solovei (1)                               256,833          0.96%
-----------------------------------------------------------------------
Officers and Directors as a Group              3,685,351         13.67%

Magnetar Financial LLC (2)                     1,895,167          7.16%
Magnetar Capital Partners LP (2)               1,895,167          7.16%
Supernova Management LLC (2)                   1,895,167          7.16%
Alec N. Litowitz (2)                           1,895,167          7.16%
Hans Morkner (3)                               2,105,143          7.65%
=======================================================================

(1) Address: c/o Intraop Medical Corporation, 570 Del Rey Avenue, Sunnyvale, CA 94085. Number of shares of common stock beneficially owned as of April 30, 2007 includes the following option and warrant grants:

                                                                        Warrants
                                      Options Exercisable      Exercisable On Or
                                          On Or Within 60      Within 60 Days of
Name                               Days of April 30, 2007         April 30, 2007
--------------------------------------------------------------------------------
Richard A. Belford                                63,500                      0
Michael Friebe                                    57,500                 21,428
Donald A. Goer                                   472,083                196,682
Keith Jacobsen                                    52,500                      0
Stephen L. Kessler                                37,500                      0
John P. Matheu                                    77,500                      0
Scott J. Mestman                                  58,333                151,785
Theodore L. Phillips                              77,500                      0
Richard Simon                                    148,750                      0
Howard Solovei                                   238,333                 12,500
--------------------------------------------------------------------------------
Officers and Directors as a Group              1,283,499                382,395


(2) Address: 1603 Orrington Avenue, 13th Floor, Evanston IL 60201. Shares are held for the accounts of Magnetar Capital Master Fund, Ltd, a Cayman Islands exempted company ("Magnetar Capital Master Fund"). Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Magnetar Financial is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Financial serves as investment adviser to Magnetar Capital Master Fund. In such capacity, Magnetar Financial exercises voting and investment power over the shares held for the account of Magnetar Capital Master Fund. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Litowitz.

(3) Address: 15720 Simoni Drive, San Jose CA 95127



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                                       54

                      EQUITY COMPENSATION PLAN INFORMATION

         The following table summarizes compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance as of September 30 2006:

                                                                   Number of securities
                                                                    remaining available
                                   Number of                        for future issuance
                                securities to be     Weighted-         under equity
                                  issued upon         average       compensation plans
                                  exercise of    exercise price of (excluding securities
                                  outstanding      outstanding         reflected in
                                    options           options           column (a))
                                      (a)               (b)                 (c)
                                ---------------- ----------------- ---------------------
Equity compensation plans
approved by security holders          1,740,000             $0.71             1,857,000

Equity compensation plans not
approved by security holders                  0                $0                     0
                                ---------------- ----------------- ---------------------

Total:                                1,740,000             $0.71             1,857,000
                                ---------------- ----------------- ---------------------

                              SELLING STOCKHOLDERS

     The following table lists certain information with respect to the selling stockholders as follows: (i) each selling stockholder's name, (ii) the number of outstanding shares of common stock beneficially owned by the selling stockholders prior to this offering; (iii) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of common stock offered by each selling stockholder. Except as noted, none of the selling stockholders have had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.


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                                       55

The selling stockholders may sell all, or none of their shares in this offering. See "Plan of Distribution."

                                                                               Shares Beneficially
                                                                            Owned After the Offering
                                                                          -----------------------------
                                                   Shares     Shares being
                                             Beneficially          Offered
                                           Owned Prior to Pursuant to this       Number of
Selling Stockholder                              Offering       Prospectus          Shares      Percent
-------------------------------------------------------------------------------------------------------
Crestview Capital Master, LLC (1)              5,970,444        1,503,828       4,466,616         4.99%
Bushido Capital Master Fund, LP (1)            5,511,054        1,310,203       4,200,851         4.99%
Dolphin Offshore Partners, L.P. (1) (2)        4,691,325        1,223,723       3,467,602         4.99%
Alpha Capital AG (1)                           2,470,853          708,673       1,762,180         4.99%
Gamma Opportunity Capital Partners, LP
 Class A (1)                                   2,347,646          655,101       1,692,545         4.99%
Gamma Opportunity Capital Partners, LP
 Class C (1)                                   2,347,646          655,101       1,692,545         4.99%
EU Capital Venture, Inc.                       2,105,143          378,571       1,726,572         6.52%
Donald A. Goer and Henci L. Goer 1989
 Trust                                         2,358,122           55,714       2,302,408         8.70%
Donald A. Goer                                 2,358,122          199,972       2,158,150         8.15%
Tomovation Gmbh                                  124,928           27,856          97,072         0.37%
Mestman Family Trust dated August 30,
 2005                                            366,118          159,821         206,297         0.78%
Scott Parris                                      50,000           50,000               -         0.00%
Admedico Aps.                                     25,000           25,000               -         0.00%
Wilder Solovei Revocable Trust                   278,500           12,500         266,000         1.00%
Marshall Dean Whitney                             47,500           37,500          10,000         0.04%
=======================================================================================================

(1) Under the terms of the 7% convertible debentures and the warrants to purchase common stock held by the selling stockholders listed above, a selling stockholder may not convert the 7% convertible debentures or exercise the warrants to the extent such conversion, redemption or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion, redemption or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion, and/or redemption of the 7% convertible debentures which have not been converted or redeemed and upon exercise of the warrants which have not been exercised. The number of shares in the first three columns do not reflect this limitation.

(2) Dolphin Management, Inc. is the managing general partner of Dolphin Offshore Partners, L.P. ("Dolphin Offshore") and consequently has voting control and investment discretion over securities held by Dolphin Offshore. Dolphin Management, Inc. disclaims beneficial ownership of the securities held by Dolphin Offshore. Peter E. Salas is the President of Dolphin Management, Inc. and, as a result, may be considered the beneficial owner of any shares deemed to be beneficially owned by Dolphin Management, Inc. Mr. Salas disclaims beneficial ownership of those shares.

               DESCRIPTION OF SECURITIES AND RELATED TRANSACTIONS

     The authorized capital of IntraOp consists of 100 million shares of common stock, $0.001 par value per share.

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for paying dividends. If IntraOp is liquidated, dissolved or wound up, the holders of common stock are entitled to share ratably in all assets remaining after paying liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid, and nonassessable, and the shares of common stock to be issued upon completion of this offering will be validly issued, fully paid, and nonassessable.

Private Placements

     Between August 31, 2005 and January 10, 2007, we completed private placements under Rule 506 of Regulation D with certain investors pursuant to which investors purchased (i) $7.0 million of our 7% convertible debentures, and
(ii) $1.2 million of our 8% debentures and warrants to purchase an aggregate of 1,285,708 million shares of our common stock issued in conjunction with the 8% debentures.

7% Convertible Debentures and Warrants

     We entered into a securities purchase agreement dated August 31, 2005 with Bushido Capital Master Fund, LP, Samir Financial, L.L.C. and Gamma Opportunity Capital Partners, LP. Pursuant to this securities purchase agreement, we sold to the purchasers named therein $2.5 million aggregate principal amount of our 7% convertible debentures. The debentures have a term of three years and mature on August 31, 2008. The debentures pay interest at the rate of 7% per annum, payable quarterly on January 1, April 1, July 1 and October 1 of each year. We may, in our discretion, elect to pay interest on the debentures in cash or in shares of our common stock.

     We also entered into a securities purchase agreement dated October 25, 2005 with Dolphin Offshore Partners, L.P., Alpha Capital AG, Crestview Capital Master, LLC and Magnetar Capital Master Fund, Ltd. Pursuant to this securities purchase agreement, we sold to the purchasers named therein $4.5 million aggregate principal amount of our 7% convertible debentures in closings on October 25, October 31 and November 4, 2005. The debentures have a term of three years and mature three years from the issue date - October 25, October 31 and November 4, 2008, respectively. The debentures pay interest at the rate of 7% per annum, payable quarterly on January 1, April 1, July 1 and October 1 of each year. We may, in our discretion, elect to pay interest on the debentures in cash or in shares of our common stock.

     The debentures issued pursuant to the securities purchase agreement dated August 31, 2005 and the securities purchase agreement dated October 25, 2005 are convertible at any time at the option of the holder into shares of our common stock at an initial conversion price of $0.40 per share, subject to adjustment as set forth therein. If, after the eleventh month anniversary of the issue date of a debenture, the closing price for our common stock for any 30 consecutive trading days exceeds $1.00, we may, within one trading day after the end of such period, require the holder of such debenture to immediately convert all or part of the then outstanding principal amount of the debenture into common stock. Upon the occurrence of certain events of default, the full aggregate principal amount of the debentures, together with interest and other amounts owing, becomes immediately due and payable.

     Pursuant to the securities purchase agreements, the purchasers of our 7% convertible debentures received warrants to purchase an aggregate of 8,750,000 million shares of our common stock, subject to adjustment as set forth in the warrant. The warrants had an initial exercise price, subject to certain adjustments, of $0.40 per share and are exercisable at any time on or prior to the fifth anniversary date of the warrants. The warrants do not grant the holders thereof any voting or other rights of our stockholders. We also issued to the purchasers of our 7% convertible debentures additional short term warrants to purchase up to an aggregate of 8,750,000 million shares of our common stock, which expired in 2006.

     We have previously registered the shares issuable upon conversion of the 7% debentures and exercise of the warrants.

8% Debentures and Warrants

     On January 10, 2007, we issued 8% debentures in an aggregate principal amount of $1,200,000 and associated warrants to purchase common stock, pursuant to a securities purchase agreement dated as of January 10, 2007. The debentures have a term of 120 days and mature on May 9, 2007. The debentures pay interest at the rate of 8% per annum, payable at maturity. Upon the occurrence of certain events of default, the full aggregate principal amount of the debentures, together with interest and other amounts owing, becomes immediately due and payable.

     Pursuant to the securities purchase agreement, the purchasers of our 8% debentures received warrants to purchase an aggregate of 1,285,708 shares of our common stock. The warrants have an exercise price, subject to certain adjustments, of $0.28 per share and are exercisable at any time on or prior to the fifth anniversary date of the warrants.

Adjustment to Conversion Price of the 7% Convertible Debentures and Warrants

     In connection with the issuance of the 8% debentures in January 2007, the exercise price of the warrants and the conversion price of the 7% convertible debentures issued by us in 2005 and held by the purchasers of the 8% debentures were reduced from $0.40 per share to $0.28 per share. The conversion price of 7% convertible debentures in the aggregate principal amount of $3,900,000 and warrants to purchase an aggregate of 5,625,000 shares of common stock were affected by this price adjustment. The reduction in the conversion price of the convertible debentures from $0.40 per share to $0.28 per share could result in an additional 4,178,571 shares being issued if all of these debentures were converted to common stock. The reduction in the exercise price of the warrants to $0.28 per share will not result in the issuance of additional shares upon exercise of the warrants.

     In addition, the registration rights agreements entered into by us in connection with the issuance of the 7% convertible debentures requires us to register additional shares of common stock such that the number of shares registered is at least 130% of the number of shares currently issuable upon conversion of the 7% debentures and exercise of the associated warrants.

     In connection with the issuance of the 7% convertible debentures and the 8% debentures, we entered into registration rights agreements with the purchasers of the debentures. The registration rights agreements grant registration rights to holders of shares of our common stock issuable upon conversion of the 7% convertible debentures and upon exercise of the warrants issued in connection with the 8% debentures. Pursuant to the registration rights agreements, we are required to file a registration statement under the Securities Act of 1933, as amended, covering the resale of the registrable securities. We will pay all expenses incurred in connection with the registration described above, except for underwriting discounts and commissions.

Warrants Issued To E.U. Capital Venture, Inc.

     On April 9, 2007, we issued a warrant to purchase 100,000 shares of our common stock to E.U. Capital Venture, Inc. in consideration for advances under the amended and restated inventory and receivables purchase agreement by and among IntraOp, E.U. Capital Venture, Inc. and E.U.C. Holding. The warrant has a term of three years and an exercise price of $0.40 per share. The shares issuable upon exercise of such warrants will be registered pursuant to the registration statement of which this prospectus is a part.

Short-Term Note Financing and Warrants

     On April 9, 2007, we agreed to enter into a short-term unsecured note financing in an aggregate amount of up to $500,000. The notes are unsecured, bear interest at 10% per annum and are due and payable ninety days from date of issuance. Each holder of a note will receive a warrant to purchase that number of shares of our common stock equal to 20% of the face amount of the note divided by $0.40. The warrants have a term of three years and an exercise price of $0.40 per share. To date, we have issued the full $500,000 of such notes and warrants to purchase an aggregate of 250,000 shares of our common stock. The shares issuable upon exercise of such warrants will be registered pursuant to the registration statement of which this prospectus is a part.

Warrant Issued to Emerging Markets Consulting, LLC

     On April 9, 2007, we entered into an agreement with Emerging Markets Consulting, LLC, or EMC, for EMC to provide certain investor relations services to IntraOp. Pursuant to the agreement, EMC will be paid $10,000 per month and will receive 100,000 shares of our common stock and a five-year warrant to purchase up to 100,000 shares of our common stock at an exercise price of $0.40 per share. The agreement has a term of six months. If the agreement is renewed for an additional six-month term, EMC will receive an additional 100,000 shares of our common stock and an additional five-year warrant to purchase up to 100,000 shares of our common stock at an exercise price of $1.00 per share.

     This prospectus relates to the registration of an additional shares of 4,982,143 common stock issuable upon conversion of the 7% convertible debentures and 2,021,420 shares of common stock issuable upon exercise of the warrants issued in connection with the issuance of the 8% debentures, the warrants issued to E.U. Capital Venture, Inc., and the warrants issued in connection with the short-term notes.

     We must keep the registration statement related to this prospectus effective until the earlier to occur of the date when all the securities covered by this registration statement may be sold without restriction pursuant to Rule 144(k) and the date on which all securities covered by this registration statement have been sold.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc.

                              PLAN OF DISTRIBUTION

     Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on a trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

     o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

     The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act of 1933, as amended, or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                  LEGAL MATTERS

     The validity of the common stock offered in this offering has been passed upon for us by Hanson Bridgett, Marcus, Vlahos & Rudy, LLP of San Francisco, California.

                                     EXPERTS

     The consolidated balance sheet of Intraop Medical Corporation as of September 30, 2006 and the related consolidated statements of operations, stockholders' deficit and cash flows for the fiscal years ended September 30, 2006 and September 30, 2005, included in this Prospectus and the financial statement schedule included in the Registration Statement have been so included in reliance on PMB Helin Donovan, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For example, the descriptions in the prospectus regarding the contents of any contract or other document are not necessarily complete. In each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, and each statement in the prospectus relating to any contract or other document is qualified in all respects by the reference. For copies of actual contracts or documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement.

     A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building, 233 Broadway New York, New York. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of any duty owed to our stockholders or us.

     In addition, we have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this tine, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.


                  (Remainder of page intentionally left blank)

                           INTRAOP MEDICAL CORPORATION
             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                    FOR THE THREE MONTHS ENDED MARCH 31, 2007


Consolidated Balance Sheet as of March 31, 2007 (Unaudited)                               Q-2

Consolidated Statements of Operations for the three months and six months ended
March 31, 2007 and March 31, 2006 (Unaudited)                                             Q-3

Consolidated Statements of Cash Flows for the six months ended March 31, 2007
and March 31, 2006 (Unaudited)                                                            Q-5

Notes to Consolidated Financial Statements (Unaudited)                                    Q-7


INTRAOP MEDICAL CORPORATION
CONSOLIDATED BALANCE SHEET  - UNAUDITED
                                                                                MARCH 31,
                                                                                  2007
                                                                              ------------
ASSETS
Current assets:
  Cash and cash equivalents                                                   $     12,226
  Accounts receivable                                                            1,288,364
  Inventories, net                                                               1,468,027
  Inventories, under product financing arrangement                               2,989,993
  Prepaid expenses and other current assets                                         84,208
                                                                              ------------
         Total current assets                                                    5,842,818

Property and equipment, net                                                        208,184
Intangible assets, net                                                             319,670
Deferred financing cost                                                            625,719
Deposits                                                                           280,042
                                                                              ------------
        Total Assets                                                          $  7,276,433
                                                                              ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                           $  3,241,981
   Accrued liabilities                                                           1,368,914
   Capital lease obligations, current portion                                        2,314
   Notes payable, related parties, current portion                                 800,606
   Notes payable, other, current portion, net of unamortized debt discounts      5,671,625
                                                                              ------------
         Total current liabilities                                              11,085,440

   Capital lease obligations, net of current portion                                 6,565
   Notes payable, other, net of current portion, unamortized debt discounts
       and beneficial conversion features                                        4,042,545
                                                                              ------------
          Total liabilities                                                     15,134,550
                                                                              ------------
Commitments and contingencies (see note 9)

Stockholders' deficit:
  Common stock, $0.001 par value: 100,000,000 shares authorized;
     26,377,172 shares issued and outstanding                                       26,377
  Additional paid-in capital                                                    24,625,202
  Treasury stock, at cost, 600,000 shares at $.25 per share                       (150,000)
  Accumulated deficit                                                          (32,359,696)
                                                                              ------------
          Total stockholders' deficit                                           (7,858,117)
                                                                              ------------
             Total liabilities and stockholders' deficit                      $  7,276,433
                                                                              ============

              See accompanying notes to these financial statements.

INTRAOP MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED


                                            THREE MONTHS ENDED               SIX MONTHS ENDED
                                                 MARCH 31,                      MARCH 31,
                                       ----------------------------    ----------------------------
                                          2007             2006            2007            2006
                                       ------------    ------------    ------------    ------------
Revenues:
  Product sales                        $    942,248    $    872,202    $  1,087,391    $  1,923,456
  Leasing                                      --            71,959            --           134,127
  Service                                   116,574         158,156         221,047         177,739
                                       ------------    ------------    ------------    ------------
Total revenues                            1,058,822       1,102,317       1,308,438       2,235,322
                                       ------------    ------------    ------------    ------------
Cost of revenues:
  Product sales                             778,030         761,432         858,388       1,678,679
  Leasing                                      --              --              --            38,323
  Service (1)                                41,877         161,135          98,449         174,368
                                       ------------    ------------    ------------    ------------
  Total cost of revenues                    819,907         922,567         956,837       1,891,370
                                       ------------    ------------    ------------    ------------
Gross margin                                238,915         179,750         351,601         343,952
                                       ------------    ------------    ------------    ------------
Operating expenses:
  Research and development (1)              163,301         177,323         326,763         295,480
  General and administrative (1)            541,292         521,081       1,018,781         972,422
  Sales and marketing (1)                   588,109         194,910         964,486         374,151
                                       ------------    ------------    ------------    ------------
 Total operating expenses                 1,292,702         893,314       2,310,030       1,642,053
                                       ------------    ------------    ------------    ------------

Loss from operations                     (1,053,787)       (713,564)     (1,958,429)     (1,298,101)

Other income                                 (1,463)        (24,093)        (57,976)         (3,252)
Gain on extinguishment of debt                  261          28,214             261          28,214
Interest income                                   6           5,553              13           5,553
Interest expense                         (1,296,698)     (1,124,348)     (2,328,654)     (2,052,010)
                                       ------------    ------------    ------------    ------------
Loss before taxes                        (2,351,681)     (1,828,238)     (4,344,785)     (3,319,596)

Provision for income taxes (1)                 --              --              --              --
                                       ------------    ------------    ------------    ------------
Net loss                               $ (2,351,681)   $ (1,828,238)   $ (4,344,785)   $ (3,319,596)
                                       ------------    ------------    ------------    ------------
Basic and diluted net loss per share
   available to common shareholders    $      (0.09)   $      (0.09)   $      (0.16)   $      (0.16)
                                       ------------    ------------    ------------    ------------
Weighted average number of shares in
 calculating net loss per share:
Basic and diluted                        26,377,172      20,517,301      26,352,996      20,379,398
                                       ------------    ------------    ------------    ------------

(1) Includes the following amounts related to share-based compensation expense of stock options:

INTRAOP MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED (CONTINUED)



                                                            THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                   MARCH 31,                    MARCH 31,
                                                           -------------------------   ---------------------------
                                                             2007           2006             2007           2006



Cost of revenues - Service                                   1,050           2,604           1,453           2,604
Research and development                                     8,383          23,011          11,351          23,011
General and administrative                                  10,230          25,668          14,016          25,668
Sales and marketing                                         15,339          21,112          21,185          21,112
                                                           -------         -------         -------         -------
            Total                                          $35,002         $72,395         $48,005         $72,395
                                                           =======         =======         =======         =======



              See accompanying notes to these financial statements.




                  (Remainder of page intentionally left blank)

INTRAOP MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED


                                                                   SIX MONTHS ENDED MARCH 31,
                                                               ---------------------------------
                                                                   2007                2006
                                                               -----------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                    $(4,344,785)         $(3,319,596)
   Adjustments to reconcile net loss to net cash
     used for operating activities:
      Depreciation of property and equipment                        38,937               22,056
      Amortization of intangible assets                             36,690                2,923
      Amortization of beneficial conversion rights                 611,628              581,765
      Amortization of debt discount                                796,990              616,551
      Amortization of debt issuance costs                          123,900              119,260
      Non-cash compensation  for options issued                     62,884               69,302
      Non-cash compensation for warrants issued                    149,172               88,822
      Non-cash compensation for common stock issued                 30,000               81,001
      Non-cash revenue received on leased equipment                   --                (62,168)
      Non-cash gain on extinguishment of debt                         --                (28,214)
      Non-cash interest expense                                       --                 38,324
   Changes in assets and liabilities:
         Accounts receivable                                     2,314,528              453,641
         Inventories                                            (1,222,403)            (377,082)
         Prepaid expenses and other current assets                  49,178              (32,669)
         Other assets                                               90,828             (365,702)
         Accounts payable                                          119,180             (130,307)
         Accrued liabilities                                       111,567             (464,173)
         Foreign exchange translation                               (4,215)              13,076
                                                               -----------          -----------
         Net cash (used for) operating activities               (1,035,921)          (2,693,190)
                                                               -----------          -----------
CASH FLOWS USED FOR INVESTING ACTIVITIES:
   Acquisition of fixed assets                                     (11,140)            (163,016)
                                                               -----------          -----------
         Net cash used for investing activities                    (11,140)            (163,016)
                                                               -----------          -----------
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
     Proceeds from note payable, related party                     278,571               50,000
     Proceeds from note payable, other                           5,934,516            5,498,290
     Payments on note payable, related party                          --               (341,789)
     Payments on note payable, other                            (5,303,673)          (1,936,378)
     Debt issuance costs                                              --               (339,568)
     Proceeds from issuance of common stock                           --                  3,000
                                                               -----------          -----------
             Net cash provided by financing activities             909,414            2,933,555
                                                               -----------          -----------
Net increase (decrease) in cash and cash equivalents              (137,645)              77,349
Cash and cash equivalents, at beginning of period                  149,871               43,441
                                                               -----------          -----------
Cash and cash equivalents, at end of period                    $    12,226          $   120,790
                                                               ===========          ===========

              See accompanying notes to these financial statements.

INTRAOP MEDICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED  (CONTINUED)


                                                          SIX MONTHS ENDED MARCH 31,
                                                       ---------------------------------
                                                            2007              2006
                                                       ---------------     -------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                   $ 689,348         $ 652,053
   Income taxes paid

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:
  Leased equipment reclassified to inventory                        -           631,114
  Promissory notes and interest payable converted
     to common stock                                                -           250,000


              See accompanying notes to these financial statements.







                  (Remainder of page intentionally left blank)

                    INTRAOP MEDICAL CORPORATION NOTES TO THE
                        CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION:

The consolidated financial statements have been prepared by Intraop Medical Corporation, a Nevada corporation (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been or omitted pursuant to such rules and regulations. These consolidated financial statements and the accompanying notes are unaudited and should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2006. In the opinion of management, the consolidated financial statements herein include adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of March 31, 2007, results of operations for the three months and six months ended March 31, 2007 and March 31, 2006. The results of operations for the three months and six months ended March 31, 2007 are not necessarily indicative of the operating results to be expected for the full fiscal year or any future periods.

FORMATION AND BUSINESS OF THE COMPANY:

The Company was organized under the laws of the State of Nevada on November 5, 1999 under the name DigitalPreviews.com. On January 21, 2004, the Company filed a Certificate of Amendment with the Secretary of State of Nevada to change the name of the Company from DigitalPreviews.com, Inc. to Intraop Medical Corporation. On March 9, 2005, Intraop Medical Corporation merged with Intraop Medical, Inc. Until this date, Intraop Medical Corporation had been seeking viable business opportunities but had not commenced operations and was considered a development stage company as defined in Statement of Financial Accounting Standards No. 7.

Intraop Medical, Inc., was incorporated in Delaware in March 1993 to develop, manufacture, market, and service mobile electron beam treatment systems designed for intraoperative electron-beam radiotherapy ("IOERT"). IOERT is the application of radiation directly to a cancerous tumor and/or tumor bed during surgery. In July 1998, the Company obtained FDA 510(k) clearance on its initial product, Mobetron. The business of Intraop Medical, Inc is now the sole business of the Company.

HISTORY:

On March 9, 2005, the Company acquired all the outstanding shares of Intraop Medical, Inc., a privately-held Delaware corporation in exchange for an aggregate of 14,175,028 shares of its common stock. The merger transaction was a tax-free exchange of stock. All of the outstanding common and preferred stock of Intraop Medical, Inc. was exchanged on a one-for-one basis with the Company's common stock, and the Company assumed all obligations under outstanding options, warrants and convertible securities of Intraop Medical, Inc. The acquisition has been accounted for as a reverse merger (recapitalization), with Intraop Medical, Inc. deemed to be the accounting acquirer. Accordingly, the historical financial statements presented herein are those of Intraop Medical, Inc., as adjusted to give effect to any difference

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

in the par value of the issuer's and the accounting acquirer's stock with an offset to capital in excess of par value, and those of Intraop Medical Corporation (the legal acquirer) since the merger. The retained earnings of the accounting acquirer have been carried forward after the acquisition and Intraop Medical, Inc.'s basis of assets and liabilities were carried over in the recapitalization.

BASIS OF CONSOLIDATION:

For the three months and six months ended March 31, 2006, the consolidated financial statements include the accounts of Intraop Medical Corporation and its wholly owned subsidiary, Intraop Medical Services, Inc. and IMS Louisville LLC. As of October 1, 2006, IMS Louisville, LLC was dissolved and all of its remaining assets and liabilities were assumed by Intraop Medical Corporation. Consequently, for the three months and six months ended March 31, 2007, the consolidated financial statements include the accounts of Intraop Medical Corporation and its wholly owned subsidiary, Intraop Medical Services, Inc. All significant inter-company balances and transactions have been eliminated in preparation of the consolidated financial statements.

GOING CONCERN:

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States, which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of $2,351,681 and $1,828,238 for the quarters ended March 31, 2007 and 2006, respectively. In addition, the Company has incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of March 31, 2007, has an accumulated deficit of $32,359,696. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon the Company's ability to generate sufficient sales volume to cover its operating expenses and to raise sufficient capital to meet its payment obligations. Management is taking action to address these matters, which include:

         o Retaining experienced management personnel with particular skills in the development and sale of its products and services.
         o Developing new markets (primarily in Europe and Asia) and expanding its sales efforts.
         o Evaluating funding strategies in the public and private markets.

Historically, management has been able to raise additional capital. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK:

The Company maintains its cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.

Credit risk with respect to account receivables is concentrated due to the limited number of transactions recorded in any particular period. Three customers represented 73.2%, 24.3% and 1.9% of accounts receivable at March 31, 2007. The Company reviews the credit quality of its customers but does not require collateral or other security to support customer receivables. One customer accounted for 90.3% and 76.9% of net revenue for the three months ended March 31, 2007 and 2006 respectively. Two customers accounted for 86.6% and 6.2% and for 45.5% and 38.5% of net revenue for the six months ended March 31, 2007 and 2006, respectively.

USE OF ESTIMATES:

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Management makes estimates that affect reserves for allowance for doubtful accounts, deferred income tax assets, estimated useful lives of property and equipment, and accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the period in which such adjustments are determined.

REVENUE RECOGNITION:

Revenue is recognized when earned in accordance with applicable accounting standards, including Staff Accounting Bulletins 104, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB 104"), and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue number 00-21, ACCOUNTING FOR REVENUE ARRANGEMENTS WITH MULTIPLE ELEMENTS, of the FASB's Emerging Issues Task Force. The Company recognizes revenue on sales of machines upon delivery, provided there are no uncertainties regarding installation or acceptance, persuasive evidence of an arrangement exists, the sales price is fixed or determinable, and collection of the related receivable is reasonably assured. Revenue from maintenance is recognized as services are completed or over the term of the maintenance agreements. Revenue from the leasing of machines is recognized over the term of the lease agreements.

The Company recognized revenue on service contracts for the service of Mobetrons at the customer site with six institutions during the three months and six months ended March 31, 2007 and three institutions during the three months and six months ended March 31, 2006. Under these agreements, customers agree to a one-year service contract for which they receive warranty-level labor and either full coverage or a credit for a certain contracted dollar amount for service-related parts. On contracts with credit for service-related parts, the Company recorded a liability for parts equal to the amount of the parts credit contracted for by the customer with the remainder of the contract price recorded as labor related service contract liability. On full coverage contract, the Company recorded the contract price as service contract liability.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS:

Intangible assets consist primarily of amounts paid for manufacturing and design rights related to the Mobetron and a medical device approval license. These manufacturing and design rights related to the Mobetron are amortized on a straight-line basis over their estimated useful lives of five years. The medical device approval license has an indefinite life and therefore is not subject to amortization.

The Company evaluates the carrying value of its intangible assets during the fourth fiscal quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the asset below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator.

The Company's evaluation of its intangible assets completed during its fiscal quarter ended September 30, 2006 resulted in no impairment losses.

INCOME TAXES:

The Company accounts for its income taxes using the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carry forwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the three months.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards. A valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized. The Company has recorded a full valuation allowance against its deferred tax assets.


BASIC AND DILUTED LOSS PER SHARE:

In accordance with SFAS No. 128, EARNINGS PER SHARE, basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Basic net loss per share excludes the dilutive effect of stock options or warrants and convertible notes. Diluted net loss per share was the same as basic net loss per share for all periods presented, since the effect of any potentially dilutive securities is excluded, as they are anti-dilutive due to the Company's net losses.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following table sets forth the computation of basic and diluted net loss per common share:


                                                           THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                   ----------------------------------     ---------------------------------
                                                                MARCH 31,                              MARCH 31,
                                                   ----------------------------------     ---------------------------------
                                                       2007                2006              2007                  2006
                                                   ------------        --------------     ----------------     ------------

Numerator
Net loss available to common stockholders            (2,351,681)         $ (1,828,238)     (4,344,785)         $ (3,319,596)

Denominator
Weighted average common shares outstanding           26,377,172            20,517,301      26,352,996            20,379,398
                                                   ------------          ------------     -----------          ------------
Total shares, basic                                  26,377,172            20,517,301      26,352,996            20,379,398
                                                   ============          ============     ===========          ============
Net loss per common share:
  Basic and diluted                                       (0.09)         $      (0.09)          (0.16)         $      (0.16)
                                                   ============          ============     ===========          ============


The potential dilutive shares, which are excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:


                                                  THREE MONTHS ENDED                  SIX MONTHS ENDED
                                             ------------------------------     --------------------------
                                                       MARCH 31,                         MARCH 31,
                                             ------------------------------     --------------------------
                                                2007               2006            2007           2006
                                             ------------     -------------     ------------   -----------
Debentures convertible to common stock        20,178,571        17,500,500       20,178,571     17,500,000
Options to purchase common stock               1,902,500         1,689,500        1,902,500      1,689,500
Warrants to purchase common stock             15,427,189        22,923,174       15,427,189     22,923,174
                                             ------------     -------------     ------------   -----------

Potential equivalent shares excluded          37,508,260        42,112,674       37,508,260     42,112,674
                                             ============     =============     ============   ===========


STOCK-BASED COMPENSATION:

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), SHARE-BASED PAYMENT ("SFAS 123(R)"), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock based on their fair values. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued STAFF ACCOUNTING BULLETIN NO. 107 ("SAB 107") to provide guidance on SFAS 123(R). The Company has applied SAB 107 in its adoption of SFAS 123(R). See Note 7 for a detailed discussion of SFAS 123(R).

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

On November 10, 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position No. FAS 123(R)-3 TRANSITION ELECTION RELATED TO ACCOUNTING FOR TAX EFFECTS OF SHARE-BASED PAYMENT AWARDS. The Company has elected to adopt the "short-cut" method provided in the FASB Staff Position for calculating the tax effects of share-based compensation pursuant to SFAS 123(R). The "short-cut" method includes simplified methods to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of share-based compensation, and to determine the subsequent impact on the APIC pool and the Consolidated Statements of Cash Flows of the tax effects of share-based compensation awards that are outstanding upon adoption of SFAS 123(R).

COMPREHENSIVE LOSS:

Comprehensive loss consists of net loss and other gains and losses affecting stockholders' equity that, under generally accepted accounting principles are excluded from net loss in accordance with Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME. The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130 and therefore, for the three months and six months ended March 31, 2007 and 2006, respectively, comprehensive loss is equivalent to the Company's reported net loss. Accordingly, a statement of comprehensive loss is not presented.

SEGMENT:

The Company operates in a single business segment that includes the design, development, and manufacture of the Mobetron. The Company does disclose geographic area data, which is based on product shipment destination. The geographic summary of long-lived assets is based on physical location.

RECLASSIFICATION:

The Company made certain reclassifications to the consolidated financial statements for the three months and six months ended March 31, 2006 to conform to the presentation of the consolidated financial statements for the period ended three months and six months ended March 31, 2007. There was no effect on previously reported net loss.

RECENT ACCOUNTING PRONOUNCEMENTS:

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS 159, THE FAIR VALUE OPTION FOR FINANCIAL ASSETS AND FINANCIAL LIABILITIES , which permits entities to elect to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This election is irrevocable.
 SFAS 159 will be effective for the Company on January 1, 2008. The Company is currently assessing the potential impact that the adoption of SFAS 159 will have on its financial statements.

In June 2006, the FASB issued FIN 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES--AN INTERPRETATION OF FASB STATEMENT NO. 109. Companies are required to apply FIN 48 as of the first annual reporting period that begins after December 15, 2006. The Company does not believe adoption of FIN 48 will have a material effect on its consolidated financial position, results of operations or cash flows.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2006, the FASB issued FAS No. 13-2, ACCOUNTING FOR A CHANGE OR PROJECTED CHANGE IN THE TIMING OF CASH FLOWS RELATING TO INCOME TAXES GENERATED BY A LEVERAGED LEASE TRANSACTION. Companies are required to apply Statement 13-2 as of the first annual reporting period that begins after December 15, 2006. The Company does not believe adoption of FAS No. 13-2 will have a material effect on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, FAIR VALUE MEASUREMENTS. Companies are required to apply Statement 157 as of the first annual reporting period that begins after November 15, 2007. The Company does not believe adoption of SFAS No. 157 will have a material effect on its consolidated financial position, results of operations or cash flows.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108 (SAB
108), CONSIDERING THE EFFECTS OF PRIOR YEAR MISSTATEMENTS WHEN QUANTIFYING MISSTATEMENTS IN CURRENT YEAR FINANCIAL STATEMENTS, which addresses how uncorrected errors in previous years should be considered when quantifying errors in current-year financial statements. SAB 108 requires companies to consider the effect of all carry over and reversing effects of prior-year misstatements when quantifying errors in current-year financial statements and the related financial statement disclosures. SAB 108 must be applied to annual financial statements for the first fiscal year ending after November 15, 2006. The Company is currently assessing the impact of adopting SAB 108 but does not expect that it will have a material impact on its consolidated financial position, results of operations or cash flows.

On September 29, 2006, the FASB issued SFAS No.158, EMPLOYERS' ACCOUNTING FOR DEFINED BENEFIT PENSION AND OTHER POSTRETIREMENT PLANS--AN AMENDMENT OF FASB STATEMENTS NO. 87, 88, 106, AND 132(R). SFAS No. 158 requires an entity to recognize in its statement of financial position the over funded or under funded status of a defined benefit postretirement plan measured as the difference between the fair value of plan assets and the benefit obligation. Furthermore, SFAS No. 158 requires that an entity use a plan measurement date that is the same as its fiscal year-end. An entity will be required to disclose additional information in the notes to financial statements about certain effects on net periodic benefit cost in the upcoming fiscal year that arise from delayed recognition of the actuarial gains and losses and the prior service costs and credits. The requirement to recognize the funded status of a defined benefit postretirement plan and the related disclosure requirements is effective for fiscal years ending after December 15, 2006. The requirement to change the measurement date to the year-end reporting date is for fiscal years ending after December 15, 2008. The Company does not anticipate this statement will have any impact on its consolidated financial position, results of operations or cash flows.

NOTE 2 - MAJOR CUSTOMERS AND VENDORS

Three customers represent 73.2%, 24.4% and 1.9% of accounts receivable at March 31, 2007. One customer accounted for 90.3% and 90.9% of net revenue for the three months ended March 31, 2007 and 2006 respectively. Two customers accounted for 86.6% and 6.2% and for 45.5% and 38.5% of net revenue for the six months ended March 31, 2007 and March 31, 2006, respectively.

Three suppliers represented 33.0%, 28.3% and 15.8% of accounts payable at March 31, 2007. Purchases from these suppliers during the three months ended March 31, 2007 totaled approximately $0, $875,327 and $0 respectively and $0, $1,618,810 and $0 during the six months ended March 31, 2007 respectively.

NOTE 3 - BALANCE SHEET COMPONENTS

INVENTORY:

Inventory consists of the following:

                                                                MARCH 31,
                                                                  2007
                                                           ------------------
  Finished goods                                             $             -
  Work-in-progress                                                 1,000,696
  Purchased parts and raw material, net of reserves
   of $10,159                                                        467,331
                                                           ------------------
                                                             $     1,468,027
                                                           ==================


INVENTORIES, UNDER PRODUCT FINANCING ARRANGEMENT:

Inventories under product financing arrangements consist of the following:

                                                                MARCH 31,
                                                                  2007
                                                           ------------------
  Finished goods                                             $       596,033
  Work-in-progress                                                 1,986,155
  Purchased parts and raw material                                   407,805
                                                           ------------------
                                                             $     2,989,993
                                                           ==================

On April 10, 2006, the Company entered into an amendment to the Revolving Line (see Note 4) to clarify and amend certain terms and conditions pursuant to which the Company can obtain financing under the Revolving Line. Under the amendment to the Revolving Line (the "Product Financing Arrangement"), ownership of the inventory financed is transferred to the lender. From time to time, the Company may subsequently repurchase financed inventory from the lender at a price equal to the original transfer price plus interest.

On October 3, 2006, the Company entered into an Inventory Financing Arrangement (see Note 4) pursuant to which the Company can obtain inventory financing. Under the Inventory Financing Arrangement, ownership of the inventory financed is transferred to the lender, however, the Company may subsequently repurchase financed inventory from the lender at a price equal to the original transfer price plus interest.

PROPERTY AND EQUIPMENT AND LEASED EQUIPMENT:

Property and Equipment and Leased Equipment consist of the following:

                                                                MARCH 31,
                                                                  2007
                                                           ------------------
  Equipment                                                  $       265,496
  Computer equipment                                                 125,362
  Furniture & fixtures                                                64,306
  Leasehold improvements                                               5,707
                                                           ------------------
                                                                     460,871
  Less accumulated depreciation                                     (252,687)
                                                           ------------------
                                                             $       208,184
                                                           ==================

Included in property and equipment is an asset acquired under capital lease obligations with an original cost of $11,742 as of March 31, 2007. Related accumulated depreciation and amortization of this asset was $3,718 as of March 31, 2007.

INTANGIBLE ASSETS:

Intangible Assets consist of the following:

                                                                MARCH 31,
                                                                  2007
                                                           ------------------
  Mobetron related manufacturing and design rights          $        551,728
  Less accumulated amortization                                     (262,058)
                                                           ------------------
  Mobetron related manufacturing and design rights,
   net                                                               289,670
  Medical device approval license not subject to
   amortization                                                       30,000
                                                           ------------------
  Intangible assets, net                                    $        319,670
                                                           ==================

The Company's historical and projected revenues are related to the sale and servicing of the Company's sole product, the Mobetron. Should revenues of the Mobetron product in future periods be significantly less than management's expectation, the benefit from the Company's Mobetron related intangibles would be limited and may result in an impairment of these assets.

DEFERRED FINANCING COST:

                                                               MARCH 31,
                                                                 2007
                                                           ------------------
         Debt issuance cost                                  $     1,286,906
         Less accumulated amortization                              (661,187)
                                                           ------------------
         Deferred financing cost, net                        $       625,719
                                                           ==================

   ACCRUED LIABILITIES:

A summary is as follows:

                                                               MARCH 31,
                                                                 2007
                                                           ------------------
         Contract advances                                   $       416,500
         Accrued interest payable                                    266,768
         Accrued warranty                                            114,324
         Deferred revenue                                            185,470
         Accrued personal paid leave                                 116,232
         Accrued sales tax payable                                    65,050
         Accrued royalty payable                                     100,000
         Other accrued liabilities                                   104,570
                                                           ------------------
                                                             $     1,368,914
                                                           ==================

WARRANTY:

The Company generally warrants Mobetron systems from the date of shipment through the earliest to occur of (a) one year from the date of acceptance or (b) 18 months from the date of shipment. The Company is responsible for warranty obligations arising from its sales and provides for an estimate of its warranty obligation at the time of sale. The Company's contract manufacturers are responsible for the costs of any manufacturing defects. Management estimates and provides a reserve for warranty upon sale of a new machine based on historical warranty repair expenses of the Company's installed base.

The following table summarizes the activity related to the product warranty liability, which was included in accrued liabilities above.

                                                               MARCH 31,
                                                                 2007
                                                           ------------------

         Warranty accrual at the beginning of period         $       133,272
         Accrual for warranties during the period                     14,291
         Actual product warranty expenditures                        (33,239)
                                                           ------------------
         Warranty accrual at the end of the period           $       114,324
                                                           ==================

NOTE 4 - BORROWINGS

Outstanding notes payable were as follows:
                                                                                  MARCH 31,
                                                                                    2007
                                                                              ------------------
     Notes payable, related parties, current                                    $       821,528
     Less debt discounts due to warrants                                                (20,922)
                                                                              ------------------
        Notes payable, related parties, net unamortized debt
            discounts                                                           $       800,606
                                                                              ==================
     Convertible debentures                                                     $     6,400,000
     Product financing arrangement                                                    4,337,824
     Senior secured debentures                                                        1,500,000
     Short term debentures                                                              971,429
     Other notes                                                                        239,635
     Less debt discounts due to warrants                                             (1,807,118)
     Less beneficial conversion features                                             (1,927,600)
                                                                              ------------------
     Notes payable, net of debt discounts and beneficial conversion features          9,714,170

     Less current portion                                                            (5,671,625)
                                                                              ------------------
        Notes payable, other, net of current portion, unamortized debt
            discounts and beneficial conversion features                        $     4,042,545
                                                                              ==================

NOTES PAYABLE, RELATED PARTIES:

Notes payable to related parties of $800,606 at March 31, 2007 includes $592,958 related to notes issued to an officer of the Company. These notes are due on demand and bear interest at 9% per annum. The remaining $228,570 of notes payable to related parties, are related to certain short term debentures issued in January 2007 to certain officers and directors of the Company, or entities controlled by them, in January 2007. These debentures bear interest at 8% per annum and mature on May 9, 2007. Subsequent to March 31, 2007, the holders of these debentures agreed to extend the maturity date until June 30, 2007. As a further inducement to enter into the short-term debentures, the Company granted warrants to the holders to purchase 244,895 shares of the Company's common stock exercisable at the rate of $0.28 and expiring in January, 2012.


CONVERTIBLE DEBENTURES

In August 2005, the Company sold $2,500,000 of convertible debentures to certain investors. The debentures are convertible into the Company's common stock at $0.40 per share at the option of the debenture holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the debentures warrants to purchase 3.125 million shares of the Company's common stock, the unexercised balance of which expired September 30, 2006, and warrants to purchase 3.125 million shares of the Company's common stock, expiring August 31, 2010. Both sets of warrants are exercisable at $0.40 per share

In October 2005, the Company sold an additional $2,500,000 of convertible debentures to certain investors. The debentures are convertible into Company common stock at $0.40 per share at the option of the note holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the convertible debentures short-term warrants to purchase 3.125 million shares of its common stock, the unexercised balance of which expired November 2006, and warrants to purchase 3.125 million shares of its common stock, expiring October 2010. Both sets of warrants are exercisable at $0.40 per share.

In November 2005, the Company sold an additional $2,000,000 of convertible debentures to certain investors. The debentures are convertible to Company common stock at $0.40 per share at the option of the note holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the convertible debentures short-term warrants to purchase 2.5 million shares of its common stock, the unexercised balance of which expired December 2006, and warrants to purchase 2.5 million shares of its common stock expiring November 4, 2010. Both sets of warrants are exercisable at $0.40 per share.

The convertible debentures and associated warrants include a price reset provision. Under this provision the conversion price of the debentures and the exercise price of the warrants would be adjusted to take into account the effect of certain dilutive events. The price reset provision of the convertible debentures and associated warrants would be triggered if the following events occur:

         o the payment of a dividend in the form of common stock or other equivalent equity security, or the occurrence of a stock split, reverse stock split, or reclassification of common stock. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted by a percentage equal to the percentage of the Company outstanding common shares prior to the event over the Company outstanding common shares and other equivalent equity securities after the event.
         o the re-pricing, sale, or right to re-price or buy the Company's common stock or equivalent instrument at a price less than the conversion price. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted to the price of the Company common stocks or other equivalent equity securities involved in the triggering event.
         o the making of distribution of cash, evidence of indebtedness, cash other or other assets, or rights to any equity securities to the holders of the Company's common stock. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted by a percentage equal to the percentage change in the Company common stock price resulting from this event.
         o the occurrence of a transaction for the merger, sale, tender offer, or recapitalization of the Company. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted to allow the holders of the convertible debentures to receive upon conversion, the same consideration received by the holder of the Company common stocks at the time of the triggering event.

Pursuant to the registration rights agreements with the holders of the convertible debentures dated August 31, 2005 and October 25, 2005, the Company was required to file by September 30, 2005 and November 24, 2005 respectively, a resale registration statement covering the resale of the shares issuable to the investors upon the conversion of their debt and the exercise of their warrants. The Company has filed the required registration statement. The registration rights agreements required the Company to pay monthly liquidated damages if:

         o a registration statement was not filed on or prior to September 30, 2005 and November 24, 2005, respectively, or
         o the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that the Company is notified by the Commission that a registration statement will not be "reviewed," or not subject to further review, or
         o prior to its effectiveness date, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within 10 calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for a registration statement to be declared effective, or
         o a registration statement filed or required to be filed, is not declared effective by the Commission by December 29, 2005 and February 22, 2006, respectively, or
         o after December 29, 2005 and February 22, 2006, respectively, a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period.

The amount of monthly liquidated damages equals 2.0% of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Seven day late payment of the damages is subject to interest at an annual rate of 18%. At March 31, 2007 the Company determined the maximum potential liquidated damages to be approximately, $1,504,645.

The Company evaluated the liquidated damages feature of the registration rights agreements in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). The liquidated damages provisions qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be recorded as derivative financial instruments. Further, in accordance with EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the Company also evaluated whether the registration rights agreements, the convertible debentures, and associated warrants should be combined into and accounted for as a single unit or accounted for as separate financial agreements.

In considering the appropriate treatment of these instruments, the Company observed that:

         o Although entered into contemporaneously, the debentures, warrants and registration rights agreements are nevertheless separate legal agreements.
         o Payment of liquidated damages penalties under the registration rights agreements does not alter the investors' rights under either the warrant or debenture agreements. The debentures and warrants have values which are based on their interest rate and the relation between their conversion price or exercise price and the value of the Company's common stock. This value is independent of any payment for liquidated damages under the registration rights agreements, which is based on how long the shares remain unregistered.
         o The various agreements do not relate to the same risk. The risk inherent in the debentures relates to the Company's ability to repay these instruments as and when they come due or to the extent converted into common stock, to the price of the Company's common stock. The warrants similarly bear risk related to the value of the Company common stock. The liquidated damages penalty under the registration rights agreements relates to the risk of the Company filing a registration statement and having it declared effective.

Thus, in light of the above facts and circumstances and accordance with guidance in EITF 05-4, View C, the Company evaluated and treated the registration rights agreements, convertible debentures and associated warrants as separate free standing agreements.

At issuance of the convertible debentures on August 31, 2005, October 31, 2005 and November 4, 2005, the Company assigned no initial fair value to the registration rights agreements. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreements will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/ (expense).

The estimated fair value of the registration rights agreements was determined using the discounted value of the expected future cash flows. At September 30, 2005 and November 24, 2005, the Company was not able to have a registration statement declared effective by the SEC as required by the registration rights agreements. However, in January 2006, the Company obtained an amendment to the registration rights agreements to extend the required filing date of the Company's initial registration statement to January 27, 2006, a deadline that the Company met, and to extend the required effectiveness date of that same initial registration statement to March 31, 2006, a deadline the Company did not meet, and to waive all amounts potentially due under the liquidated damages clause which would have been due but for the waiver. On April 18, 2006 the Company obtained a further amendment to the registration rights agreements to further extend the required effectiveness date of its initial registration statement to May 15, 2006 for investors subject to the August 31, 2005 registration rights agreement and extend to May 30, 2006 the date on which the Company must have an effective registration statement for 50% of the registerable shares for investors who were signatories to the October 25, 2005 registration rights agreement, both deadlines the Company met. On June 19, 2006, the Company met the requirements to have an effective registration statement for all shares required to be registered pursuant to the registrations right agreements. The Company believes that, in the future, it will be able to meet the registration requirements of the registration rights agreements and that, in the event it cannot, and assuming the Company is making reasonable efforts to file and have a registration statement declared effective, the holders of the debentures will waive the liquidated damages required under the registration rights agreements. As a result, at March 31, 2007, the Company assigned no value to the potential liquidated damages.

In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), certain features of the convertible debentures are not clearly and closely related to the characteristics of the convertible debentures. SFAS133 requires that, unless they qualify under a scope exemption, these features be recorded as derivative financial instruments. In accordance with the guidelines provided by SFAS133 and EITF 00-19, the following convertible debentures features qualified for a scope exemption under SFAS133 and were recorded as equity instruments:

         o Beneficial conversion features: these debentures are convertible at the option of the holder with the following provisions:
         o        the conversion can be at anytime on or prior to maturity;
         o holders of the convertible debentures are subject to certain conversion restrictions; and o the conversion price is subject to a conversion price reset provision.

The value of the beneficial conversion features, $4,044,212, was limited to the relative fair value of the debentures and will be amortized to interest over the life of the debentures.

Only the debt acceleration provision upon default features of the convertible debentures did not qualify for a scope exception under SFAS133. Accordingly, they were required by SFAS 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments.

At issuance of the convertible debentures on August 31, 2005, October 25, 2005, October 31, 2005 and November 4, 2005, the derivative features of the convertible debentures had no initial fair value as the Company estimated the probability of occurrence of these features to be nil or extremely low. In subsequent periods, the carrying value of the derivative financial instrument related to the derivative features of the convertible debentures will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income / (expense).

As of March 31, 2007, the Company assigned no value to the derivative features of the convertible debentures, as the Company believes the probability of occurrence of a default under the debentures to be nil or extremely low.

The estimated fair value of the derivative features was determined using the probability weighted averaged expected cash flows methodology. Accordingly, the fair value of the derivative features can fluctuate significantly based on changes in the Company estimates of the probability of occurrence of a default on the debentures and their then outstanding balance.

The relative fair value of the warrants issued was determined using the Black-Scholes option-pricing model.

The relative fair value of the warrants, the debentures conversion feature and the debentures derivative features were recorded as a note discount and will be amortized to interest over the life of the debentures.

From July to August 2006, the Company temporarily reduced the exercise price of 6 million short term warrants associated with the convertible debentures from $0.40 to $0.30 per share for a 15 day period. The fair value attributable to the short term warrants repricing was recorded as a note discount and amortized into interest over the life of the debentures.

In January 2007, a result of the issuance of new short term debentures, the Company agreed to lower the exercise price of 5,625,000 long term warrants held by the certain convertible debenture holders from $0.40 per share to $0.28 per share for the remainder of the life of the warrants. The fair value attributable to the warrant repricing was recorded as a note discount and will be amortized into interest over the life of the debentures. In addition, the Company also agreed as part of the issuance of the January 2007 short term debentures, to lower the conversion price on $3.9 million of outstanding principal under the convertible debentures from $0.40 per share to $0.28 per share. The fair value of the change in beneficial conversion features was recorded as a note discount and will be amortized to interest over the life of the debentures

The Company evaluated the change in fair value of the conversion option brought out by modifying the convertible debt agreement in accordance with EITF 05-07 and EITF 96-19. The Company determined that the present value of the original debt instrument's cashflow varied less than 10% from the present value of the modified debt. Accordingly, the modification did not result in debt extinguishment, and was subject to EITF 96-19 modification accounts. The change in fair value of the conversion option is treated as an adjustment to interest expense over the remaining term of the debt.

At March 31, 2007 the outstanding principal balances of the convertible debentures were $6,400,000 and the unamortized note discount was as follows:


Relative fair value of warrants allocated to note discount
Debentures issuance -- August 2005                                                      $  1,081,138
Debentures issuance --October 2005                                                           995,963
Debenture issuance -- November 2005                                                          748,267
Temporary warrant repricing - July and August 2006                                           119,113
Warrant repricing -- January 2007                                                             26,693
                                                                                      ---------------
Total relative fair value of warrants allocated to note discount                           2,971,174
Less accumulated amortization                                                             (1,554,831)
                                                                                      ---------------
Note discount related to warrants, net                                                  $  1,416,343
                                                                                      ===============
Relative fair value of beneficial conversion features  allocated to note discount
Debentures issuance -- August 2005                                                      $  1,418,862
Debentures issuance --October 2005                                                         1,487,797
Debenture issuance -- November 2005                                                          998,267
Conversion price reset -- January 2007                                                       139,286
                                                                                      ---------------

Total relative fair value of beneficial conversion features allocated to note discount     4,044,212
Less accumulated amortization                                                             (2,116,612)
                                                                                      ---------------

Note discount related to beneficial conversion features, net                            $  1,927,600
                                                                                      ===============

INVENTORY AND RECEIVABLES FINANCING ARRANGEMENTS:

In August 2005, the Company entered into a $3,000,000 revolving combined inventory financing and international factoring agreement (the "Revolving Line") with a financial institution. Under the terms of the agreement, the Company agreed to pay interest at the rate of 12% per annum on inventory financings and 24% per annum on factoring related borrowings under the line. The loan is secured by a lien on the financed inventory and receivables. As a further inducement to provide the financing, the Company also agreed to grant the lender a warrant, which included piggyback registration rights, for 576,923 shares of its common stock at an exercise price of $0.52 per share. The warrant has a two year term. The fair value attributable to the warrant of $123,209 was recorded as a note discount and will be amortized to interest over a one year period from issuance.

On April 10, 2006, the Company entered into an amendment to the Revolving Line to clarify and amend certain terms and conditions pursuant to which the Company can obtain financing under the Revolving Line. Under the amendment to the Revolving Line (the "Product Financing Arrangement"), ownership of the inventory financed is transferred to the lender. From time to time, the Company may repurchase financed inventory from the lender at a price equal to the original transfer price plus interest.

On June 1, 2006, the Company entered into an amendment to the Product Financing Arrangement, increasing the debt facility available under the Product Financing Arrangement to $4,000,000. Under the terms of the amendment, the Company granted to the lender warrants to purchase 192,307 shares of its common stock at an exercise price of $0.52 per share with an expiration date of May 31, 2008 and a fair value of $77,264. Additionally, the Company agreed to extend by one year to August 15, 2007, the expiration date of 576,923 warrants previously issued to the lender representing a fair value of $45,945. The fair value attributable to the warrant and to the expiration date extension was recorded as a note discount and will be amortized to interest over a one year period.

In January 2007, the Company agreed to reduce the price of the previously issued warrants from $0.52 per share to $0.28 per share. The Company also agreed to extend the expiration date of the warrants from May 31, 2008 to August 31, 2010. The fair value of the price reduction and extension of expiration period of $58,927 was recorded as a note discount and will be amortized into interest over a period of the notes payable. At March 31, 2007 the outstanding principal balance under this agreement was $3,587,838 and the unamortized note discount was $52,809.


In October 2006, the Company entered into a stand-alone, $700,000 revolving inventory agreement (the "Inventory Financing Arrangement") and drew down the entire $700,000 available under the line. Under the terms of the agreement, the Company agreed to pay interest at the rate of 12% per annum on inventory financing under the line. Ownership of the inventory financed is transferred to the lender. From time to time, the Company may repurchase financed inventory from the lender at a price equal to the original transfer price plus interest. On March 14, 2007 the Company entered into an amendment to the Inventory Financing Arrangement, increasing the debt facility available to $750,000. The outstanding balance under the Inventory Financing Arrangement at March 31, 2007 was $750,000.

SENIOR SECURED DEBENTURES

In August 2005, the Company sold $2,000,000 of senior secured debentures to certain investors. The debentures bear interest at 10% per annum, payable monthly, and have a three year term. Principal in the amount of $27,778 is due monthly, with the remaining balance due at maturity. The debentures are secured by a security interest in substantially all of the Company's assets. In addition, the Company issued 1,600,000 shares of its common stock to the holders of the debentures as security for the debentures, which the Company estimated had a fair market value of $0.55 per share. As a further inducement, the Company granted the holders of the debentures warrants to purchase 2.5 million shares of its common stock at an exercise price of $0.40 per share with an expiration date of August 31, 2010.

The warrants associated with the senior debentures include a price reset provision. Under this provision the exercise price of the warrants would be adjusted to take into account the effect of certain dilutive events. The price reset provision of the warrants associated with the senior debentures would be triggered if the following events occur:

         o the payment of a dividend in the form of common stock or other equivalent equity security, or the occurrence of a stock split, reverse stock split, or reclassification of common stock. Upon such event, the exercise price of the warrants would be adjusted by a percentage equal to the percentage of the Company outstanding common shares prior to the event over the Company outstanding common shares and other equivalent equity securities after the event.
         o the re-pricing, sale, or right to re-price or buy the Company's common stock or equivalent instrument at a price less than the conversion price. Upon such event, the exercise price of the warrants would be adjusted to the price of the Company common stocks or other equivalent equity securities involved in the triggering event.
         o the making of distribution of cash, evidence of indebtedness, cash other or other assets, or rights to any equity securities to the holders of the Company's common stock. Upon such event, the exercise price of the warrants would be adjusted by a percentage equal to the percentage change in the Company common stock price resulting from this event.
         o the occurrence of a defined event of default under the senior debentures, upon which event the exercise price of the warrants would be reduced to one cent per share.
         o the occurrence of a transaction for the merger, sale, tender offer, or recapitalization of the Company. Upon such event, the exercise price of the warrants would be adjusted to allow the holders of the warrants to receive upon conversion, the same consideration received by the holder of the Company common stocks at the time of the triggering event.

Pursuant to the registration rights agreement with the holders of the senior debentures dated August 31, 2005, the Company agreed to file by September 30, 2005, a resale registration statement covering the resale of the shares issuable to the holders of the senior debentures upon the exercise of their warrants. The registration rights agreement required the Company to pay monthly liquidated damages if:

         o a registration statement was not filed on or prior to September 30, 2005, or
         o the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that the Company is notified by the Commission that a registration statement will not be "reviewed," or not subject to further review, or

         o prior to its effectiveness date, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within 10 calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for a registration statement to be declared effective, or
         o a registration statement filed or required to be filed is not declared effective by the Commission by December 29, 2005, or
         o after December 29, 2005 a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period.

The amount of monthly liquidated damages equals 2.0% of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Late payment beyond seven days is subject to interest at an annual rate of 18%. At March 31, 2007, the Company determined the maximum potential liquidated damages to be approximately, $523,762.

The Company evaluated the liquidated damages feature of the registration rights agreement in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). The liquidated damages qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be recorded as derivative financial instruments. Further, in accordance with EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the Company also evaluated whether the registration rights agreement, the senior debentures, and associated warrants should be combined into and accounted for as a single unit or accounted for as separate financial agreements. In considering the appropriate treatment of these instruments, the Company observed that:

         o Although entered into contemporaneously, the debentures, warrants and registration rights agreements are nevertheless separate legal agreements.
         o Payment of the liquidated damages penalties under the registration rights agreement does not alter the investors' rights under either the warrant or debenture agreements. The debentures and warrants have values which are based on their interest rate and the relation between their conversion price or exercise price and the value of the Company's common stock. This value is independent of any payment for liquidated damages under the registration rights agreement, which is based on how long the shares remain unregistered.
         o The two agreements do not relate to the same risk. The risk inherent in the debentures relates to the Company ability to repay these instruments as and when they come due or to the extent converted into common stock, to the price of the Company's common stock. The warrants similarly bear risk related to the value of the Company common stock. The liquidated damages penalty under the registration rights agreement relates to the risk of the Company filing a registration statement and having it declared effective.

Thus, in light of the above facts and circumstances and accordance with guidance in EITF 05-4, View C, the Company evaluated and treated the registration rights agreement, senior debentures and associated warrants as separate free standing agreements.

At issuance of the senior debentures on August 31, 2005, the Company assigned no initial fair value to the registration rights agreement. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreement will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/ (expense).

The estimated fair value of the registration rights agreement was determined using the discounted value of the expected future cash flows. At September 30, 2005, the Company was not able to have a registration statement declared effective by the SEC as required by the registration rights agreement. However, in January 2006, the Company obtained an amendment to the registration rights agreement to extend the required filing date of the Company's initial registration statement to January 27, 2006, a deadline that the Company met, and to extend the required effectiveness date of that same initial registration statement to March 31, 2006, a deadline the Company did not meet, and to waive all amounts potentially due under the liquidated damages clause which would have been due and payable but for the waiver. On April 18, 2006 the Company obtained a further amendment to the registration rights agreement to further extend the required effectiveness date of its initial registration statement to May 15, 2006, a deadline the Company met. On June 19, 2006, the Company met the requirements to have an effective registration statement for all shares required to be registered pursuant to the registrations right agreement. The Company believes that, in the future, it will be able to meet the registration requirements of the registration rights agreement and that in the event it cannot, and assuming the Company is making reasonable efforts to file and have a registration statement declared effective, the holders of the debentures will waive the liquidated damages required under the registration rights agreement. As a result, at March 31, 2007, the Company assigned no value to the potential liquidated damages.

The relative fair value of the warrants was determined using the Black-Scholes option-pricing model and was recorded as a note discount and will be amortized to interest over the life of the debentures. At March 31, 2007 the outstanding principal balance under the senior secured debentures was $1,500,000 and the unamortized note discount was $249,048.

SHORT TERM DEBENTURES

In January 2007 the Company sold $971,430 of short-term debentures to certain existing convertible debenture holders. These short term debentures bear interest at 8% per annum and mature on May 9, 2007. Subsequent to March 31, 2007, the holders of these debentures agreed to extend the maturity date until June 30, 2007. As a further inducement to purchase the short term debentures, the Company granted to the purchasers warrants to purchase 1,040,813 shares of the Company's common stock at an exercise price of $0.28 per share and expiring in January 2012. Additionally, the Company also agreed to reduce from $0.40 per share to $0.28 per share, the conversion price of $3,900,000 of convertible debentures held by the short term debenture purchasers and to reduce the exercise price of warrants to purchase 5,625,000 shares of common stock associated with the convertible debentures from $0.40 per share to $0.28 per share. The Company has agreed to file a registration statement for the new warrants associated with the short term debentures and the additional shares which would result from the conversion of the convertible debentures at the new conversion price.

OTHER NOTES:

The Company has a twelve month payment arrangement with a vendor in the original amount of $312,500 related to the acquisition of certain Mobetron design rights. The payment arrangement bears interest of 10% per annum. At March 31, 2007, the principal balance outstanding under this payment arrangement was $24,965.

The Company has notes payable to two individuals. These notes are due on demand and bear interest at 9% per annum. At March 31, 2007, the outstanding principal balance under the notes was $214,670.

NOTE 5 - CAPITAL LEASE

CAPITAL LEASE

The Company leases equipment which is classified as capital lease arrangements. Capital lease obligations were as follows:

                                                                   MARCH 31
                                                                     2007
                                                                --------------
         Capital lease for equipment                              $     8,879
         Less: current portion                                         (2,314)
                                                                --------------
         Capital lease obligations, net of current portion        $     6,565
                                                                ==============

NOTE 6 - COMMON STOCK

SHARES RESERVED FOR FUTURE ISSUANCE:

The Company has reserved shares of common stock for future issuance as follows:


                                                                   MARCH 31
                                                                     2007
                                                                --------------
         2005 Equity Incentive Plan                                 3,597,000
         Common stock warrants                                     15,427,189
                                                                --------------
         Total                                                     19,024,189
                                                                ==============

ISSUANCE OF COMMON STOCK AS CONSIDERATION FOR SERVICES:

On April 7, 2006, the Company entered into an agreement with Emerging Markets Consulting, LLC ("EMC") pursuant to which it issued 100,000 shares of its common stock to EMC having a market value of $70,000, which expense was recorded as a component of general and administrative expense. Further pursuant to the agreement, the Company agreed, upon the first day of the second six-month term of the agreement, should the Company not cancel the agreement, to issue to EMC an additional 100,000 shares of common stock. In December 2006, the Company issued and expensed the additional 100,000 shares of common stock which had a market value of $30,000.

NOTE 7 - STOCK OPTIONS

In 1995, the Company adopted the 1995 Stock Option Plan (the "Plan") and reserved 2,400,000 shares of common stock for issuance under the Plan. On December 7, 2005, the Company's Board of Directors voted to amend and restate the Company's 1995 Stock Option Plan to among other things, (a) extend the expiration date of the Plan to December 7, 2015; (b) change the name of the plan to the "Intraop Medical Corporation 2005 Equity Incentive Plan" (the "New Plan") and (c) increase the number of shares reserved under the New Plan from 2,400,000 shares to 4,000,000 shares.

Under the New Plan, incentive options to purchase the Company's common stock may be granted to employees at prices not lower than fair market value at the date of grant as determined by the Board of Directors. In addition, incentive or non-statutory options may be granted to persons owning more than 10% of the voting power of all classes of stock at prices no lower than 110% of the fair market value at the date of grant as determined by options (no longer than ten years from the date of grant, five years in certain instances). Options granted generally vest at a rate of 33% per year and have 10-year contractual terms.

Effective January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective transition method, which requires the measurement and recognition of compensation expense for all share-based payment awards made to the Company's employees and directors including stock options under the New Plan. The Company's financial statements for the three months and six months ended March 31, 2007, reflect the effect of SFAS 123(R). In accordance with the modified prospective transition method, the Company's financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company's Consolidated Statements of Operations during the three months ended March 31, 2007 included compensation expense for share-based payment awards granted prior to, but not yet vested, as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), the Company elected to attribute the value of share-based compensation to expense using the straight-line attribution. Share-based compensation expense related to stock options for the three months and six months ended March 31, 2007, was $35,003 and $48,005 respectively. The corresponding amounts for the three months and six months ended March 31, 2006 were $72,395 and $72,395 respectively.

Upon adoption of SFAS 123(R), the Company elected to value its share-based payment awards granted after January 1, 2006 using the Black-Scholes option-pricing model, which was previously used for its pro-forma information required under SFAS 123. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model requires the input of certain assumptions. The Company's options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

The fair value of options granted under the Plan and the New Plan were estimated at the date of grant using the Black-Scholes model with the following weighted average assumptions:

                                        THREE MONTHS ENDED                     SIX MONTHS ENDED
                                             MARCH 31,                             MARCH 31,
                               -----------------------------------   -----------------------------------
                                    2007                 2006              2007                2006
                               -----------------------------------   -----------------------------------

Expected term (in years)         5.40 to 6.40            6.5            5.4 to 6.4           4 to 10
Risk-free interest rate         4.65% to 4.66%          4.79%         4.65% to 4.66%      4.41% to 4.79%
Expected volatility                172.65%             106.82%            172.65%       103.37% to 106.82%
Expected dividend yield               0%                 0%                 0%                  0%
  Weighted average fair
   value at grant date              $0.30               $0.54              $0.30              $1.07

The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term is based on the observed and expected time to post-vesting exercise and forfeitures of options by employees. Upon the adoption of SFAS 123(R), the Company determined the expected term of stock options using the simplified method as allowed under SAB107.

Prior to January 1, 2006, the Company determined the expected term of stock options based on the option vesting period. Upon the adoption of SFAS 123(R), the Company used historical volatility measured over a period equal to the option expected terms in deriving its expected volatility assumption as allowed under SFAS 123(R) and SAB 107. Prior to January 1, 2006, the Company also used its historical stock price volatility in accordance with SFAS 123 for purposes of its pro-forma information. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company's stock options. The expected dividend assumption is based on the Company's history and expectation of dividend payouts.
As share-based compensation expense recognized in the Consolidated Statements of Operations for the three months ended March 31, 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. In the Company's pro forma information required under SFAS 123 for the periods prior to January 1, 2006, the Company accounted for forfeitures as they occurred.

The effect of recording share-based compensation expense for the three months ended March 31, 2007 is as follows:


                                                         THREE MONTHS         SIX MONTHS
                                                             ENDED              ENDED
                                                        MARCH 31, 2007      MARCH 31, 2007
                                                      ------------------  ------------------
Stock-based compensation expense
 related to employee stock options and employee
 stock purchases                                        $      35,003       $      48,005
Tax benefit                                                    --                  --
                                                      ------------------  ------------------
Net decrease in net earnings                            $      35,003       $      48,005
                                                      ==================  ==================

Effect on:
Cash flows from operating activities                           --                  --
Cash flows from financing activities                           --                  --

Effect on:
Net earnings per share -- Basic                         $      --           $      --

                                                      ==================  ==================
Net earnings per share -- Diluted                       $      --           $      --
                                                      ==================  ==================


Total share-based compensation expense capitalized as part of inventories for the three months and six months ended March 31, 2007 was $4,875 and $6,478 respectively. Total share-based compensation expense applied to warranty reserve for the three months and six months ended March 31, 2007 was $509 and $704 respectively.

Activity under the New Plan is presented below:

                                                                                    WEIGHTED
                                                                                    AVERAGE
                                                                      WEIGHTED      REMAINING     AGGREGATE
                                         SHARES                       AVERAGE      CONTRACTUAL    INTRINSIC
                                       AVAILABLE      NUMBER OF       EXERCISE        TERM          VALUE
                                       FOR GRANT       SHARES          PRICE       (IN YEARS)        (1)
                                     -------------  -------------  -------------  -------------  -------------
Balance at September 30, 2006           1,857,000      1,740,000     $     0.71           6.13             --
Granted                                  (170,000)       170,000           0.35             --             --
Authorized                                     --             --             --             --             --
Cancelled or expired                        7,500         (7,500)         (0.50)            --         (2,625)
Exercised                                      --             --             --             --             --
                                     -------------  -------------  -------------  -------------  -------------
Balance at March 31, 2007               1,694,500      1,902,500     $     0.68           6.02     $       --
                                     -------------  -------------  -------------  -------------  -------------
Exercisable at  March 31, 2007                         1,581,709     $     0.72           5.41     $       --
                                     =============  =============  =============  =============  =============


 (1) The aggregate intrinsic value represents the total pre-tax intrinsic value, based on the Company's closing stock price of $0.19 as of March 31, 2007, which would have been received by the option holders had all option holders exercised their options as of that date.


Total options outstanding under the New Plan at September 30, 2006, comprised the following:


                              OPTIONS                 WEIGHTED                         OPTIONS
                            OUTSTANDING                AVERAGE                      EXERCISABLE
    OPTION                     AS OF                  REMAINING                         AS OF
 EXERCISE PRICE           SEPTEMBER 30, 2006     CONTRACTUAL LIFE (YEARS)         SEPTEMBER 30, 2006
 -----------------        -------------------    ------------------------         ------------------
  $0.500                       97,000                      1.87                           97,000
   0.540                       50,500                      9.36                           40,875
   0.550                      300,000                      1.20                          300,000
   0.580                      602,000                      9.19                          380,194
   0.700                        3,500                      9.36                              777
   0.800                      377,000                      5.55                          377,000
   0.880                      120,000                      4.55                          120,000
   1.250                      160,000                      7.64                          135,333
   1.375                       30,000                      7.51                           25,000
                            ---------                                               --------------
  Total                     1,740,000                                                  1,476,180
                            =========                                               ==============

         Total options outstanding under the New Plan at March 31, 2007, comprised the following:

                              OPTIONS                 WEIGHTED                       OPTIONS
                            OUTSTANDING                AVERAGE                     EXERCISABLE
    OPTION                     AS OF                  REMAINING                       AS OF
 EXERCISE PRICE           MARCH  31, 2007        CONTRACTUAL LIFE (YEARS)          MARCH 31, 2007
 -----------------        -------------------    ------------------------         ----------------
  $0.350                      170,000                      9.77                           40,278
   0.500                       89,500                      1.51                           89,500
   0.540                       50,500                      8.86                           42,625
   0.550                      300,000                      0.70                          300,000
   0.580                      602,000                      8.69                          435,528
   0.700                        3,500                      8.86                            1,361
   0.800                      377,000                      5.06                          377,000
   0.880                      120,000                      4.05                          120,000
   1.250                      160,000                      7.14                          147,917
   1.375                       30,000                      7.01                           27,500
                            ---------                                              ---------------
   Total                    1,902,500                                                  1,581,709
                            =========                                              ===============



SFAS 123(R) requires the Company to present pro forma information for the comparative period prior to the adoption as if it had accounted for all of its stock options under the fair value method of SFAS 123.

The following table illustrates the pro forma information regarding the effect on net earnings and net earnings per share if the Company had accounted for the share-based employee compensation under the fair value method of accounting:


                                                        THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                             MARCH 31,                              MARCH 31,
                                                       2007              2006               2007                 2006
                                                ----------------------------------      ----------------------------------
Net loss available to common stockholders,
  as reported                                   $  (2,351,681)       $  (1,828,238)    $  (4,344,785)        $  (3,319,596)
Compensation recognized under APB 25                     --                   --                --                    --
Compensation recognized under SFAS 123                   --                   --                --                (347,029)
                                                -----------------------------------     -----------------------------------
Pro-forma net loss available to common
             stockholders                       $  (2,351,681)       $  (1,828,238)     $  (4,344,785)       $  (3,666,625)
                                                ===================================     ===================================

Net loss per share:
             Basic and diluted - as reported    $       (0.09)       $       (0.09)     $       (0.16)       $       (0.16)
                                                ===================================     ===================================
             Basic and diluted - pro-forma      $       (0.09)       $       (0.09)     $       (0.16)       $       (0.18)
                                                ===================================     ===================================




NOTE 8 - WARRANTS

The following warrants are each exercisable for one share of common stock:

                                                        WEIGHTED
                                        NUMBER OF       AVERAGE         AGGREGATE
                                         SHARES          PRICE            PRICE
                                     --------------  --------------  --------------

Balance at September 30, 2006           17,371,428     $      0.44     $ 7,614,574
Warrants granted                         8,618,259            0.29       2,575,767
Warrants exercised                             --               --              --
Warrants cancelled                      (7,232,551)          (0.41)     (2,960,384)
Warrants expired                        (3,329,947)          (0.46)     (1,522,379)
                                     --------------  --------------  --------------

Balance at March 31, 2007              15,427,189             0.37     $ 5,707,578
                                     ==============  ==============  ==============


The outstanding warrants are comprised of the following:


                     WARRANTS           WEIGHTED AVERAGE
                    OUTSTANDING             REMAINING
  EXERCISE             AS OF            CONTRACTUAL LIFE
    PRICE          MARCH 31, 2007           (YEARS)
-------------  --------------------  ---------------------
   $0.280                7,679,938            3.71
    0.400                7,100,000            3.50
    0.700                  119,100            3.42
    1.000                  100,000            4.02
    1.150                  100,000            4.63
    1.250                  259,060            1.30
    1.375                   69,091            1.76
               --------------------
    Total               15,427,189
               ====================


During the following fiscal years, the numbers of warrants to purchase common stock which will expire in the next five years if unexercised are:

                  FISCAL YEAR
                    ENDING
                  SEPTEMBER 30,           NUMBER
                -----------------    --------------
                      2007                  44,960
                      2008                  44,100
                      2009                 219,091
                      2010               7,220,830
                      2011               6,512,500
                      2012               1,385,708
                                     --------------
                                        15,427,189
                                     ==============


On April 7, 2006, the Company entered into an agreement with Emerging Markets Consulting, LLC. Pursuant to the agreement, the Company issued to EMC a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. As per the agreement, upon the commencement of the second six-month term, on November 14, 2006 the Company issued to EMC an additional five-year warrant to purchase 100,000 shares of stock at a price of $1.15 per share. The fair value of these warrants of $56,865 and $27,002 was recorded as marketing expense in the year ended September 30, 2006 and in the six months ended March 31, 2007, respectively.

The values of the warrants issued were determined using the Black-Scholes option-pricing model based on the following assumptions:

                                               THREE MONTHS ENDED
                                                 MARCH 31, 2007
                                             -----------------------

              Expected life (in years)               1 to 4
              Risk-free interest rate            3.29% to 4.72%
              Expected volatility              174.09% to 174.77%
              Expected dividend yield                  0%

NOTE 9 - EMPLOYEE BENEFIT PLAN

The Company maintains a 401(k) defined contribution plan that covers substantially all of its employees. Participants may elect to contribute up to a maximum of 15% of their annual compensation (subject to a maximum limit imposed by federal tax law). The Company, at its discretion, may make annual matching contributions to the plan. The Company has made no matching contributions to the plan through March 31, 2007.

NOTE 10 - OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

Net revenues by geographic area are presented based upon the region of destination. No region represented 10% or more of net revenues for any of the periods presented. Net revenues by geographic area were as follows:

                         THREE MONTHS ENDED              SIX MONTHS ENDED
                             MARCH 31,                       MARCH 31,
                     ---------------------------   ---------------------------
                         2007           2006           2007           2006
                     ------------   ------------   ------------   ------------
Europe                $   36,515     $  941,045     $  228,674     $2,015,479
Asia                     955,650             --        967,883             --
United States             66,657        161,272        111,881        219,843
                     ------------   ------------   ------------   ------------
Total Revenue         $1,058,822     $1,102,317     $1,308,438     $2,235,322
                     ============   ============   ============   ============


Long lived assets includes property and equipment, intangible assets, and leased equipment each net of applicable depreciation or amortization residing in the following countries as at March 31, 2007.

                                          THREE MONTHS
                                              ENDED
                                         MARCH 31, 2007
                                       -----------------

           United States                  $     521,516
           Europe                                 4,946
           Asia                                   1,392
                                       -----------------
           Total                          $     527,854
                                       =================

 NOTE 11 - SUBSEQUENT EVENTS

The following subsequent events occurred between April 1, 2007 and May 16, 2007.

In April, 2007, the Company issued a warrant to purchase 100,000 shares of its common stock to E.U. Capital Venture, Inc. in consideration for an increase in the advance rate under the Product Financing Arrangement from 90% of cost of inventory to $700,000 per financed Mobetron. The warrant has a term of three years and an exercise price equal to $0.40 per share.

In April 2007, the Company entered into an agreement with Emerging Markets Consulting, LLC, or EMC, for EMC to provide certain investor relations services to the Company. Pursuant to the agreement, among other consideration EMC received 100,000 shares of the Company's common stock and a five-year warrant to purchase up to 100,000 shares of common stock at an exercise price of $0.40 per share.

In April 2007, the Company agreed to enter into a short-term unsecured note financing in an aggregate amount of up to $500,000. The notes are unsecured, bear interest at 10% per annum and are due and payable ninety days from the date of issuance. Each holder of a note will receive a warrant to purchase that number of shares of the Company's common stock equal to 20% of the face amount of the note divided by $0.40. The warrants have a term of three years and an exercise price equal to $0.40 per share. The Company has issued $500,000 of such notes and 250,000 warrants under this program to date.

In May 2007, the Company entered into an amendment agreement with the holders of the 8% short-term debentures. Pursuant to the amendment, the maturity date of the debentures was extended until June 30, 2007, and the date required to file the registration statement for the new warrants associated with these debentures and the additional shares which would result from the conversion of the convertible debentures at the new conversion price was extended until May 20, 2007.

The Company made the following payments of principal on it notes payable:
$1,551,158 under the Product Financing Arrangement, $27,778 due under the 10% senior secured debentures and $189 due under the capital leases. Additionally the Company received proceeds from notes payable of $1,690,122 under the Product Financing Arrangement.

                           Intraop Medical Corporation
                   Index to Consolidated Financial Statements
                      For the Year Ended September 30, 2006

Report of Independent Registered Public Accounting Firm for Year Ended September 30, 2006                F-2
Consolidated Balance Sheet as of September 30, 2006                                                      F-3
Consolidated Statements of Operations for the Years Ended September 30, 2006 and September
30, 2005                                                                                                 F-4
Consolidated Statement of Stockholder's Deficit for the Years Ended September 30, 2006 and
September 30, 2005                                                                                       F-6
Consolidated Statements of Cash Flows for the Years Ended September 30, 2006 and September
30, 2005                                                                                                 F-8
Notes to Consolidated Financial Statements                                                              F-10

             Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Intraop Medical Corporation:

We have audited the accompanying consolidated balance sheet of Intraop Medical Corporation, a Nevada corporation, as of September 30, 2006, and the related consolidated statements of operations, stockholders' deficit and cash flows for the fiscal years ending September 30, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intraop Medical Corporation as of September 30, 2006, and the consolidated results of its operations and its cash flows for the fiscal years ending September 30, 2006 and 2005 in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial net losses and incurred substantial monetary liabilities in excess of monetary assets over the past several years and as of September 30, 2006, had an accumulated deficit of $28,014,918. These matters, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are described in Note 1. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


/s/ Pohl, McNabola, Berg & Company, LLP
Pohl, McNabola, Berg & Company, LLP
San Francisco, California
December 1, 2006

Intraop Medical Corporation
Consolidated Balance Sheet
--------------------------------------------------------------------------------------------------------------
                                                                                             September 30,
                                                                                                 2006
                                                                                          --------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                                         $ 149,871
  Accounts receivable                                                                               3,602,892
  Inventories, net                                                                                  1,653,874
  Inventories, under product financing arrangement                                                  1,581,738
  Prepaid expenses and other current assets                                                           133,386
                                                                                          --------------------

         Total current assets                                                                       7,121,761

Property and equipment, net                                                                           235,982
Intangible assets, net                                                                                356,360
Deferred financing cost                                                                               840,963
Deposits                                                                                              370,870
                                                                                          --------------------

        Total Assets                                                                              $ 8,925,936
                                                                                          ====================

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                                               $ 3,127,016
   Accrued liabilities                                                                              1,257,350
   Capital lease obligations, current portion                                                           2,081
   Notes payable, related parties, current portion                                                    542,957
   Notes payable, other, current portion, net of unamortized debt discounts                         4,820,232
                                                                                          --------------------

         Total current liabilities                                                                  9,749,636


   Capital lease obligations, net of current portion                                                    7,925
   Notes payable, other, net of current portion, unamortized debt discounts
       and beneficial conversion features                                                           3,305,242
                                                                                          --------------------

         Total liabilities                                                                         13,062,803
                                                                                          --------------------

Commitments and contingencies (see note 9)

Stockholders' deficit:
  Common stock, $0.001 par value: 100,000,000 shares authorized;
     26,277,172 shares issued and outstanding                                                          26,277
  Additional paid-in capital                                                                       24,001,774
  Treasury stock, at cost, 600,000 shares at $.25 per share                                         (150,000)
  Accumulated deficit                                                                            (28,014,918)
                                                                                          --------------------

          Total stockholders' deficit                                                             (4,136,867)
                                                                                          --------------------

             Total liabilities and stockholders' deficit                                           $8,925,936
                                                                                          ====================

The accompanying notes form an integral part of these consolidated financial statements.

Intraop Medical Corporation
Consolidated Statements of Operations
-----------------------------------------------------------------------------------------
                                                         Year ended September 30,

                                                   --------------------------------------
                                                         2006                 2005
                                                   ------------------    ----------------
Revenues:
  Product sales                                          $ 5,521,661         $ 3,460,920
  Leasing                                                    134,127             248,671
  Service                                                    327,166             125,284
                                                   ------------------    ----------------
  Total revenues                                           5,982,954           3,834,875
                                                   ------------------    ----------------

Cost of revenues:
  Product sales (1)                                        4,303,210           2,976,511
  Leasing                                                     38,323             371,506
  Service (1)                                                231,142             168,000
                                                   ------------------    ----------------
  Total cost of revenues                                   4,572,675           3,516,017
                                                   ------------------    ----------------
Gross margin                                               1,410,279             318,858
                                                   ------------------    ----------------

Operating expenses:
  Research and development (1)                               624,284             491,123
  General and administrative (1)                           2,414,219           3,135,032
  Sales and marketing (1)                                    800,842             619,910
                                                   ------------------    ----------------
          Total operating expenses                         3,839,345           4,246,065
                                                   ------------------    ----------------

Loss from operations                                     (2,429,066)         (3,927,207)
Other income                                                (76,877)              23,466
Gain on extinguishment of debt                                33,358             104,645
Interest income                                                7,205                   -
Interest expense                                         (4,694,721)         (1,921,706)
                                                   ------------------    ----------------
Loss before taxes                                        (7,160,101)         (5,720,802)
Provision for income taxes (1)                                     -                   -
                                                   ------------------    ----------------
Net loss                                                $(7,160,101)       $ (5,720,802)
                                                   ==================    ================
Basic and diluted net loss per share
   available to common shareholders                       $   (0.33)           $  (0.36)
                                                   ==================    ================
Weighted average number of shares in calculating
  net loss per share:
  Basic and diluted                                       21,799,599          16,048,182
                                                   ==================    ================

The accompanying notes form an integral part of these consolidated financial statements.

Intraop Medical Corporation

Consolidated Statements of Operations (Continued)
------------------------------------------------------------------------------------------------------
                                                                    Year ended September 30,
                                                            ------------------------------------------
                                                                   2006                    2005
                                                            -------------------      -----------------
(1) Includes the following amounts related to share-based
compensation expense of stock options:

Cost of revenues - Product sales                                       $     -                $     -
Cost of revenues - Service                                               5,154                      -
Research and development                                                44,881                      -
General and administrative                                              54,302                      -
Sales and marketing                                                     43,347                      -
Provision for income taxes                                                   -                      -
                                                            -------------------      -----------------
Total                                                               $  147,684                $     -
                                                            ===================      =================

The accompanying notes form an integral part of these consolidated financial statements.

                  (Remainder of page intentionally left blank)

Intraop Medical Corporation
Consolidated Statements of Stockholders' Deficit
-----------------------------------------------------------------------------------------------------------------
                                                             Additional
                                         Common Stock         Paid-In      Treasury    Accumulated
                                    ----------------------
                                      Shares      Amount      Capital       Stock        Deficit        Total
                                    -----------  ---------  ------------  ----------  -------------  ------------
Balance at September 30, 2004       13,874,692    $13,874    $8,928,781   $(150,000)  $(15,134,015)  $(6,341,360)
   Issuance of common stock for
    reverse merger                   2,351,735      2,353        (2,353)          -              -             -
   Common stock issued for anti-
    dilution                           300,336        300       375,121           -              -       375,421
   Issuance of common stock at
    $0.55 per share as collateral
    for note payable                 1,600,000      1,600        (1,600)          -              -             -
   Cancellation of common stock
    issued at $1.25
       Per share as collateral
        for note payable            (2,400,000)    (2,400)        2,400           -              -             -
   Mandatorily redeemable shares       (97,000)       (97)     (121,153)          -              -      (121,250)
   Stock based compensation            895,000        895     1,280,292           -              -     1,281,187
   Conversion of stockholders
    advances into common stock         625,713        626       437,374           -              -       438,000
   Conversion of notes into
    common stock                     2,726,080      2,726     2,079,309           -              -     2,082,035
   Conversion of notes interest
    payable into common stock          157,211        157       109,914           -              -       110,071

   Relative fair value of warrant
    related to notes                         -          -     2,214,987           -              -     2,214,987
   Convertible debt beneficial
    conversion feature                       -          -     1,418,862           -              -     1,418,862
   Net loss                                                                             (5,720,802)   (5,720,802)
                                    -----------  ---------  ------------  ----------  -------------  ------------

 Balance at September 30, 2005      20,033,767    $20,034   $16,721,934   $(150,000)  $(20,854,817)  $(4,262,849)
                                    ===========  =========  ============  ==========  =============  ============

The accompanying notes form an integral part of these consolidated financial statements.

                  (Remainder of page intentionally left blank)

Intraop Medical Corporation
Consolidated Statements of Stockholders' Deficit (Continued)
------------------------------------------------------------------------------------------------------------------------
                                                                       Additional
                                                     Common Stock       Paid-In     Treasury   Accumulated
                                                 --------------------
                                                   Shares     Amount    Capital      Stock       Deficit       Total
                                                 ----------- -------- ------------ ---------- ------------- ------------
Balance at September 30, 2005                    20,033,767  $20,034  $16,721,934  $(150,000) $(20,854,817) $(4,262,849)
Stock based compensation                            200,000      200      306,940          -             -      307,140
Conversion of notes into common stock             1,817,185    1,817      782,149          -             -      783,966
Conversion of notes interest payable into common
 stock                                              150,500      150       80,544          -             -       80,694
Issuance of warrants in connection with debt
 financing                                                -        -    2,076,580          -             -    2,076,580
Issuance of common stock in connection with debt
 financing                                          135,000      135       80,866          -             -       81,001
Issuance of common stock upon exercise of stock
 options                                             30,000       30        2,970          -             -        3,000
Issuance of common stock upon exercise of
 Warrants                                         3,910,720    3,911    1,241,805          -             -    1,245,716
Reevaluation of warrants in connection with
 extension of life                                        -        -       45,945          -             -       45,945
Reevaluation of warrants in connection with
 repricing                                                -        -      119,113          -             -      119,113
Issuance of warrants in connection with
 consultancy services                                     -        -       56,864          -             -       56,864
Convertible debt beneficial conversion feature            -        -    2,486,064          -             -    2,486,064
Net loss                                                  -        -            -          -    (7,160,101)  (7,160,101)
                                                 ----------- -------- ------------ ---------- ------------- ------------

Balance at September 30, 2006                    26,277,172  $26,277  $24,001,774  $(150,000) $(28,014,918) $(4,136,867)
                                                 =========== ======== ============ ========== ============= ============

The accompanying notes form an integral part of these consolidated financial statements.

                  (Remainder of page intentionally left blank)

Intraop Medical Corporation
Consolidated Statements of Cash Flows
----------------------------------------------------------------------------------------------------------
                                                                        Year ended September 30,
                                                                ------------------------------------------
                                                                       2006                   2005
                                                                -------------------    -------------------
Cash flows from operating activities:
   Net loss                                                          $ (7,160,101)          $ (5,720,802)
   Adjustments to reconcile net loss to net cash
     used for operating activities:
     Depreciation of property and equipment                                 64,011                233,154
     Amortization of intangible assets                                      27,197                223,353
     Amortization of beneficial conversion rights                        1,465,571                 39,413
     Amortization of debt discount                                       1,306,936                 90,456
     Amortization of debt issuance costs                                   243,155                522,500
     Non-cash compensation  for options issued                             142,359                  7,837
     Non-cash compensation for warrants issued                             404,374                 68,245
     Non-cash compensation for common stock issued                         216,001              1,273,351
     Non-cash expense related to issuance
       of anti-dilutive shares of common stock                                   -                375,421
     Non-cash revenue received on leased equipment                        (62,168)              (248,671)
     Non-cash gain on extinguishment of debt                               (5,143)                      -
     Non-cash interest expense                                              38,324                179,536
   Changes in assets and liabilities:
        Accounts receivable                                            (2,673,589)                204,993
        Inventories                                                      (306,655)              (290,215)
        Prepaid expenses and other current assets                         (26,000)               (24,982)
        Other assets                                                     (182,759)               (61,697)
        Accounts payable                                                   499,143                585,614
        Accrued liabilities                                                182,555                631,976
        Foreign exchange translation                                        63,421               (23,466)
                                                                -------------------    -------------------
        Net cash used for operating activities                         (5,763,368)            (1,933,984)
                                                                -------------------    -------------------
Cash flows used for investing activities:
   Acquisition of fixed assets                                           (196,193)               (55,584)
   Acquisition of intangible assets                                       (30,000)               (50,000)
                                                                -------------------    -------------------
        Net cash used for investing activities                           (226,193)              (105,584)
                                                                -------------------    -------------------
Cash flows provided by financing activities:
     Proceeds from note payable, related party                             100,000                565,500
     Proceeds from note payable, other                                   9,184,775              8,247,000
     Payments on note payable, related party                             (393,330)              (238,000)
     Payments on note payable, other                                   (3,704,602)            (5,997,163)
     Debt issuance costs                                                 (339,568)              (613,803)
     Proceeds from issuance of common stock                              1,248,716                      -
                                                                -------------------    -------------------
            Net cash provided by financing activities                    6,095,991              1,963,534
                                                                -------------------    -------------------
Net increase (decrease) in cash and cash equivalents                       106,430               (76,034)
Cash and cash equivalents, at beginning of period                           43,441                119,475
                                                                -------------------    -------------------
Cash and cash equivalents, at end of period                             $  149,871             $   43,441
                                                                ===================    ===================

The accompanying notes form an integral part of these consolidated financial statements.

                                      F-8

Intraop Medical Corporation
Consolidated Statements of Cash Flows (Continued)
----------------------------------------------------------------------------------------------------------
                                                                             Year ended September 30,
                                                                         ---------------------------------
                                                                              2006              2005
                                                                         ---------------    --------------
Supplemental disclosure of cash flow information:
   Cash paid for interest                                                   $ 1,018,255         $ 954,466
   Income taxes paid                                                                  -                 -

Supplemental disclosure of non-cash investing
  and financing activities:
  Inventory reclassified to leased equipment                                    $     -           $ 1,137
  Leased equipment reclassified to inventory                                    631,114                 -
  Property and equipment, at book value, converted to inventory                  10,906             6,616
  Purchase of intangible under vendor payment agreement                         312,500                 -
  Property and equipment acquired under capital leases                                             11,743
  Proceeds of notes payable deposited with vendors                                    -         1,065,000
  Accounts payable, interest payable and royalty payable converted
     to notes payable                                                                 -           529,559
  Stockholder advances and interest payable converted
     to common stock                                                                  -           438,000
  Promissory notes and interest payable converted
     to common stock                                                            864,660         2,192,106
  Adjustment to common stock and additional paid in capital
    due to anti-dilutive issuance of 300,336 shares of common stock                   -           375,421
  Intangible assets purchased under vendor payment arrangements                 312,500                 -


The accompanying notes form an integral part of these consolidated financial statements.

                  (Remainder of page intentionally left blank)

                    INTRAOP MEDICAL CORPORATION NOTES TO THE
                        CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Formation and Business of the Company:

Intraop Medical Corporation (the "Company") was organized under the laws of the State of Nevada on November 5, 1999 under the name DigitalPreviews.com. On January 21, 2004, the Company filed a Certificate of Amendment with the Secretary of State of Nevada to change the name of the Company from DigitalPreviews.com, Inc. to Intraop Medical Corporation. On March 9, 2005, Intraop Medical Corporation merged with Intraop Medical, Inc. Until this date, Intraop Medical Corporation had been seeking viable business opportunities but had not commenced operations and was considered a development stage company as defined in Statement of Financial Accounting Standards No. 7.

Intraop Medical, Inc., was incorporated in Delaware in March 1993 to develop, manufacture, market, and service mobile electron beam treatment systems designed for intraoperative electron-beam radiotherapy ("IOERT"). IOERT is the application of radiation directly to a cancerous tumor and/or tumor bed during surgery. In July 1998, the Company obtained FDA 510(k) clearance on its initial product, Mobetron. The business of Intraop Medical, Inc is now the sole business of the Company.

History:

On March 9, 2005, the Company acquired all the outstanding shares of Intraop Medical, Inc., a privately-held Delaware corporation (incorporated on March,
1993) in exchange for an aggregate of 14,175,028 restricted shares of its common stock. The merger transaction was a tax-free exchange of stock. All of the outstanding common and preferred stock of Intraop Medical, Inc. was exchanged on a one-for-one basis with the Company's common stock, and the Company assumed all obligations under outstanding options, warrants and convertible securities of Intraop Medical, Inc. The acquisition has been accounted for as a reverse merger (recapitalization) with Intraop Medical, Inc. deemed to be the accounting acquirer. Accordingly, the historical financial statements presented herein are those of Intraop Medical, Inc., as adjusted to give effect to any difference in the par value of the issuer's and the accounting acquirer's stock with an offset to capital in excess of par value, and those of Intraop Medical Corporation (the legal acquirer) since the merger. The retained earnings of the accounting acquirer have been carried forward after the acquisition and Intraop Medical, Inc.'s basis of assets and liabilities were carried over in the recapitalization. Operations prior to the business combination are those of the accounting acquirer. Further pursuant to the Merger, certain holders of convertible notes representing $295,000 of principal and $100,000 of principal due related parties under Intraop Medical Inc.'s Promissory Note program, converted their notes to common stock upon completion of the Merger at a price of $1.25 per share.

Further pursuant to the Merger, the Company issued 795,000 shares of common stock to certain service providers in exchange for services related to the Merger. These shares were valued at $1.53 per share, the price of the Company's common stock on March 9, 2005, the date of the Merger and were recorded as an expense on the Company's books.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In April 2005, the Company received notices from stockholders representing an aggregate of 97,000 shares of common stock who had previously voted against the Merger that they wished to redeem their shares in accordance with certain dissenter's rights provisions. An accrual for the estimated redemption value of $121,250 and a corresponding offset to common stock and additional paid in capital was recorded and subsequently paid to the dissenting stockholders.

Basis of Consolidation:

The consolidated financial statements include the accounts of Intraop Medical Corporation and its wholly owned subsidiaries, Intraop Medical Services, Inc. and IMS Louisville, LLC. All significant intercompany balances and transactions have been eliminated in preparation of the consolidated financial statements.

Going Concern:

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States, which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of $7,160,101 and $5,720,802 for the years ended September 30, 2006 and 2005, respectively. In addition, the Company has incurred substantial monetary liabilities in excess of monetary assets over the past several years and, as of September 30, 2006, has an accumulated deficit of $28,014,918. These matters, among others, raise substantial doubt about the Company's ability to continue as a going concern. In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon the Company's ability to generate sufficient sales volume to cover its operating expenses and to raise sufficient capital to meet its payment obligations. Management is taking action to address these matters, which include:

     o Retaining experienced management personnel with particular skills in the development and sale of its products and services.

     o Developing new markets (primarily Europe) and expanding its sales efforts.

     o    Evaluating funding strategies in the public and private markets.

Historically, management has been able to raise additional capital. During the year ended September 30, 2006, the Company obtained capital through the issuance of convertible debentures. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence. The successful outcome of future activities cannot be determined at this time and there is no assurance that if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results.

Cash and Cash Equivalents:

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents. As of September 30, 2006, the Company maintains its cash and cash equivalents with a major bank.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are stated at the amount the Company expects to collect. The Company recognizes an allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company's customers were to deteriorate, adversely affecting their ability to make payments, an allowance would be required. Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. At September 30, 2006, the Company has not recorded an allowance.

Inventories:

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method and market represents the estimated net realizable value. The Company records inventory write-downs for estimated obsolescence of unmarketable inventory based upon assumptions about future demand and market conditions.

Property and Equipment:

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases is classified as capital assets and amortized using the straight line method over the term of the lease or the estimated useful life, whichever is shorter. Minor replacements, maintenance, and repairs that do not increase the useful life of the assets are expensed as incurred.

The depreciation and amortization periods for property and equipment categories are as follows:

               Description                                    Useful Life
               -----------                                    -----------
         Equipment                                            5 years
         Computer equipment                                   3 years
         Furniture and fixtures                               5 years

Concentration of Credit Risk:

The Company maintains its cash in bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.

Credit risk with respect to account receivables is concentrated due to the limited number of transactions recorded in any particular period. Three customers represent 33.0%, 32.2% and 28.6% of accounts receivable at September 30, 2006. The Company reviews the credit quality of its customers but does not require collateral or other security to support customer receivables. Five customers accounted for 22.4%, 19.6%, 17.2%, 16.9% and 14.7% of net revenue for the year ended September 30, 2006. Two customers accounted for 54.0% and 33.8% of net revenue for the year ended September 30, 2005.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-Lived Assets:

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 relates to assets that can be amortized and the life can be determinable. The Company reviews property and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the assets' carrying amount to future undiscounted net cash flows the assets are expected to generate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the assets or their fair values, whichever is more determinable.

Use of Estimates:

The preparation of consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Management makes estimates that affect reserves for allowance for doubtful accounts, deferred income tax assets, estimated useful lives of property and equipment, accrued expenses, fair value of equity instruments and reserves for any other commitments or contingencies. Any adjustments applied to estimates are recognized in the period in which such adjustments are determined.

Fair Value of Financial Instruments:

The carrying amount of cash equivalents, accounts receivable, accounts payable, notes payable and obligations under capital leases approximates their fair value either due to the short duration to maturity or a comparison to market interest rates for similar instruments.

Revenue Recognition:

Revenue is recognized when earned in accordance with applicable accounting standards, including Staff Accounting Bulletins 104, Revenue Recognition in Financial Statements ("SAB 104"), and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue number 00-21, Accounting for Revenue Arrangements with Multiple Elements, of the FASB's Emerging Issues Task Force. Revenue is generated from machine sales, leasing of machines, installations, and maintenance. Machine sales and installation revenue are recognized upon installation for sales to end users, provided there are no uncertainties regarding acceptance, persuasive evidence of an arrangement exist, any remaining obligations are inconsequential or perfunctory and collection of the resulting receivable is deemed probable. Revenues from machine sales to distributors are recognized upon shipment since these arrangements do not include an installation element or right of return privileges. Revenue from maintenance is recognized as services are completed or over the term of the maintenance agreements. Revenue from the leasing of machines is recognized over the term of the lease agreements.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company recognized revenue on service contracts with five and two institutions for the service of Mobetrons at the customer site during the years ended September 30, 2006 and September 30, 2005, respectively. The customers paid for a one-year service contract for which they receive warranty-level labor and either full coverage or a credit for a certain contracted dollar amount for service-related parts. On contracts with credit for service-related parts, the Company recorded a liability for parts equal to the amount of the parts credit contracted for by the customer with the remainder of the contract price recorded as labor related service contract liability. On full coverage contract, the Company recorded the contract price as service contract liability.

Lease Revenue and Leasing Transactions:

Revenue for the years ended September 30, 2006 and September 30, 2005 is partly comprised of revenue recognized on a Mobetron system delivered to our customer in Eindhoven, Holland in November 2003. At inception, as an equipment supplier, the Company received proceeds in the amount of $1,230,685 as the sale price of the equipment from a third party leasing company, who in turn leased the equipment to the hospital pursuant to a seventy month lease. The Company has no material obligations under the lease and the lease remains an unconditional obligation of the hospital, as lessee, to make payments to the leasing company, as lessor, for the leasing company's own account.

However, as an inducement to the hospital to enter into the lease, the Company agreed in a contract with the hospital that, should the hospital decide, upon sixty days prior notice to the Company, to prepay the lease with the leasing company (a one-time option), at the end of the 18th month of its lease on May 31, 2005, the Company would reimburse the hospital for the cost of the hospital's exercise of the prepayment option to the leasing company. Following the reimbursement by the Company to the hospital for the prepayment amount, title to the equipment would revert to the Company.

Because of the potential reimbursement to the hospital at the end of month eighteen of the lease, the Company retained substantial risk of ownership in the leased property, and the transaction has therefore been accounted for in accordance with SFAS 13, "Accounting for Leases", specifically paragraphs 19, 21, and 22.

Accordingly, the Company recorded the entire $1,230,685 of proceeds received from the leasing company as an obligation for leased equipment, a liability on its balance sheet and accounted for the lease as borrowing. In accordance with APB Opinion 21, "Interest on Receivables and Payables" paragraphs 13 and 14, the Company determined an interest rate for the obligation of 14.5% based on other debt arrangements entered into by the Company at dates closest to the inception of the obligation for leased equipment. Further, although the Company is not entitled to the cash rental payments, the Company recognized rental revenue totaling $134,127 and $248,671 for the years ended September 30, 2006 and September 30, 2005 respectively. A portion of each month's rental revenue was recorded as interest and included in cost of revenue with the remainder recorded as a reduction in obligation for leased equipment.

Accordingly, the Company recorded $1,016,238, the amount that the Company would otherwise have been the Company's cost of revenue for the transaction, as leased equipment, an asset on its balance sheet. The asset was depreciated on a straight line basis over the period of the Company's reimbursement obligation to the hospital down to a value equal to the estimated residual value of the equipment at the end of the obligation. The depreciation expense is included in cost of revenue.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Prior to May 31, 2005, the hospital notified the Company that it intended to exercise its prepayment option, however the Company agreed to extend its reimbursement option from May 31, 2005 until January 1, 2006 and agreed to a new reimbursement amount. Pursuant to the reimbursement option extension, the Company continued to recognize revenue and expense on this transaction, including continued straight line depreciation down to a new asset residual value of $631,114 which was reached on September 30, 2005, based on extended usage, as described above. In January 2006, the hospital exercised its prepayment option by paying certain sums to the third party leasing company. As per prior agreement, the Company is obligated to reimburse the hospital for $1,013,022, the amount paid to the leasing company. The previously recorded leased asset with residual value of $631,114 was reclassified and integrated into inventory in January, 2006. The previously recorded lease obligation was adjusted to $1,013,022 and reclassified to accounts payable and a gain on extinguishment of debt for $28,214 was recognized on the transaction.

Research and Development Costs:

Costs incurred for research and development, which include direct expenses and an allocation of research related overhead expenses, are expensed as incurred. The Company has not incurred significant costs for software development related to its Mobetron product.

Deferred Rent:

The Company has entered into operating lease agreements for its corporate office and warehouse, some of which contain provisions for future rent increases, or periods in which rent payments are reduced (abated). In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to "Deferred rent."

Warranty Claims:

The Company's financial statements include accruals for warranty claims based on the Company's claims experience. Such costs are accrued at the time revenue is recognized and are included in "Accrued liabilities" in the accompanying Balance Sheet.

Deferred Financing Costs:

Costs relating to obtaining debt financing are capitalized and amortized over the term of the related debt using the effective interest method. When a loan is paid in full, any unamortized financing costs are removed from the related accounts and charged to interest expense.

Intangible Assets:

Intangible assets consist primarily of amounts paid for manufacturing and design rights related to the Mobetron and a medical device approval license. These manufacturing and design rights related to the Mobetron are amortized on a straight-line basis over their estimated useful lives of five years. The medical device approval license has an indefinite life and therefore is not subject to amortization.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company evaluates the carrying value of its intangible assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the asset below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator.

The Company's evaluation of intangible assets completed during the year resulted in no impairment losses.

Contingencies:

From time to time, the Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

Income Taxes:

The Company accounts for its income taxes using the Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carry forwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for book and tax purposes during the year.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carryforwards. A valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized. The Company has recorded a full valuation allowance against its deferred tax assets.

Advertising Costs:

Advertising and sales promotion costs are expensed as incurred. Advertising expense totaled $91,393 for 2006 and $103,478 for 2005.


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                                      F-16

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic and Diluted Loss Per Share:

In accordance with SFAS No. 128, Earnings Per Share, basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Basic net loss per share excludes the dilutive effect of stock options or warrants and convertible notes. Basic net loss per share for the year ended September 30, 2005, includes shares redeemable by stockholders in accordance with certain dissenter's rights provisions, as these shares were repurchased on December 13, 2005. Diluted net loss per share was the same as basic net loss per share for all periods presented, since the effect of any potentially dilutive securities is excluded, as they are anti-dilutive due to the Company's net losses.

The following table sets forth the computation of basic and diluted net loss per common share:

                                                               Year ended September 30,
                                                       ------------------------------------------
                                                              2006                   2005
                                                       -------------------    -------------------
Numerator
Net loss available to common
stockholders                                                 $(7,160,101)           $(5,720,802)

Denominator
Weighted average common shares outstanding                     21,799,599            15,951,182
Dissenter shares pending redemption                                     -                97,000
                                                       -------------------    -------------------
Total shares, basic                                            21,799,599            16,048,182
                                                       ===================    ===================
Net loss per common share:
  Basic and diluted                                             $  (0.33)             $   (0.36)
                                                       ===================    ===================

The potential dilutive shares, which are excluded from the determination of basic and diluted net loss per share as their effect is anti-dilutive, are as follows:
                                                                       Year ended September 30,
                                                                   ---------------------------------
                                                                        2006              2005
                                                                   ---------------    --------------
Debentures convertible to common stock                                 16,000,000         6,250,000
Options to purchase common stock                                        1,740,000         1,127,500
Warrants to purchase common stock                                      17,371,428        10,985,674
                                                                   ---------------    --------------
Potential equivalent shares excluded                                   35,111,428        18,363,174
                                                                   ===============    ==============

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                                      F-17

NOTE 1- INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation:

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), Share-Based Payment ("SFAS 123(R)"), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock based on their fair values. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), which the Company previously followed in accounting for stock-based awards. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 ("SAB 107") to provide guidance on SFAS 123(R). The Company has applied SAB 107 in its adoption of SFAS 123(R). See Note 7 for a detailed discussion of SFAS 123(R).

On November 10, 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position No. FAS 123(R)-3 Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Company has elected to adopt the "short-cut" method provided in the FASB Staff Position for calculating the tax effects of share-based compensation pursuant to SFAS 123(R). The "short-cut" method includes simplified methods to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of share-based compensation, and to determine the subsequent impact on the APIC pool and the Consolidated Statements of Cash Flows of the tax effects of share-based compensation awards that are outstanding upon adoption of SFAS 123(R).

Accounting for Convertible Debt Securities:

The Company has issued convertible debt securities with non-detachable conversion features. The Company accounts for such securities in accordance with Statement of Financial Accounting Standards No. 133 and 150 and Emerging Issues Task Force Issue Nos. 98-5, 00-19, 00-27, 05-02, 05-08 and 05-04 View C. For a
contingent benefit conversion option, the Company records the intrinsic value, which is to be measured using the commitment date fair value of the underlying stock.

In June 2005, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 05-04, The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. Under EITF 05-04, liquidated damages clauses may qualify as freestanding financial instruments for treatment as a derivative liability. Furthermore, EITF 05-04 addresses the question of whether a registration rights agreement should be combined as a unit with the underlying financial instruments and be evaluated as a single instrument. EITF 05-04 does not reach a consensus on this question and allows for treatment as a combined unit (Views A and B) as well as separate freestanding financial instruments (View C). On September 15, 2005, the FASB staff postponed further discussion of EITF 05-04. As of September 30, 2006, the FASB has still not rescheduled EITF 05-04 for discussion.

In conjunction with the issuance of the Company's senior and convertible debentures and the related warrants and registration rights, the Company adopted View C of EITF 05-04. Accordingly, the registration rights agreements, the warrants associated with the senior and convertible debentures, the debentures themselves, as well as certain features of the debentures were evaluated as stand alone financial instruments. This treatment resulted in classification of the warrants and certain features of the debentures as equity while the registration rights agreements and other features of the debentures were treated as derivative liabilities. Derivative liability treatment requires adjusting the

NOTE 1- INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

carrying value of the instrument to its fair value at each balance sheet date and recognizes any change since the prior balance sheet date as a component of other income/(expense). The recorded value of such derivative liabilities can fluctuate significantly based on fluctuations of the market value of the underlying securities of the Company, as well as on the volatility of the Company's stock price during the term used for observation and the term remaining for the underlying financial instruments. The Company believes that should the FASB staff reach a consensus on EITF 05-04 and select combined unit treatment (View A or B), the debt features of the debentures and associated warrants previously classified as equity will have to be evaluated as a combined unit with the registration rights agreements. This combination will result in these instruments being treated as derivative liabilities requiring periodic reevaluation of fair value with potentially significant fluctuation in fair value from period to period. Accordingly, this consensus could have a significant effect on the Company's financial statements.

Comprehensive Loss:

Comprehensive loss consists of net loss and other gains and losses affecting stockholders' equity that, under generally accepted accounting principles, are excluded from net loss in accordance with Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. The Company, however, does not have any components of other comprehensive loss as defined by SFAS No. 130 and therefore, for the years ended September 30, 2006 and 2005, comprehensive loss is equivalent to the Company's reported net loss. Accordingly, a statement of comprehensive loss is not presented.

Segment:

The Company operates in a single business segment that includes the design, development, and manufacture of the Mobetron. The Company does disclose geographic area data, which is based on product shipment destination. The geographic summary of long-lived assets is based on physical location.

Reclassification:

The Company made certain reclassifications to the consolidated financial statements for the year ended September 30, 2005 to conform to the presentation of the consolidated financial statements for the year ended September 30, 2006. There was no effect on previously reported net loss.


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                                      F-19

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements:

In February 2006, the FASB issued FASB Staff Position No FAS 123(R)-4 Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event. ("FSP FAS 123(R)-4"). FSP FAS 123(R)-4 addresses the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event and amends paragraphs 32 and A229 of FASB Statement No. 123 (R). Companies are required to apply FSP FAS 123(R)-4 upon initial adoption of Statement 123(R). Effective January 1, 2006, the Company adopted FSP FAS 123(R)-4, and does not believe the impact to be significant to the Company's consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140. Companies are required to apply Statement 155 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 155 will have a material effect on its consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140. Companies are required to apply Statement 156 as of the first annual reporting period that begins after September 15, 2006. The Company does not believe adoption of SFAS No. 156 will have a material effect on its consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109.,Companies are required to apply FIN 48 as of the first annual reporting period that begins after December 15, 2006. The Company does not believe adoption of FIN 48 will have a material effect on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued FAS No. 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction. Companies are required to apply Statement 13-2 as of the first annual reporting period that begins after December 15, 2006. The Company does not believe adoption of FAS No. 13-2 will have a material effect on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. Companies are required to apply Statement 157 as of the first annual reporting period that begins after November 15, 2007. The Company does not believe adoption of SFAS No. 157 will have a material effect on its consolidated financial position, results of operations or cash flows.

NOTE 1 - INTRAOP MEDICAL CORPORATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108 (SAB
108), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, which addresses how uncorrected errors in previous years should be considered when quantifying errors in current-year financial statements. SAB 108 requires companies to consider the effect of all carry over and reversing effects of prior-year misstatements when quantifying errors in current-year financial statements and the related financial statement disclosures. SAB 108 must be applied to annual financial statements for the first fiscal year ending after November 15, 2006. The Company is currently assessing the impact of adopting SAB 108 but does not expect that it will have a material impact on its consolidated financial position, results of operations or cash flows.

On September 29, 2006, the FASB issued SFAS No.158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans--an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires an entity to recognize in its statement of financial position the over funded or under funded status of a defined benefit postretirement plan measured as the difference between the fair value of plan assets and the benefit obligation. An entity will be required to recognize as a component of other comprehensive income, net of tax, the actuarial gains and losses and the prior service costs and credits that arise pursuant to FASB Statements No. 87, Employers' Accounting for Pensions and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Furthermore, SFAS No. 158 requires that an entity use a plan measurement date that is the same as its fiscal year-end. An entity will be required to disclose additional information in the notes to financial statements about certain effects on net periodic benefit cost in the upcoming fiscal year that arise from delayed recognition of the actuarial gains and losses and the prior service costs and credits. The requirement to recognize the funded status of a defined benefit postretirement plan and the related disclosure requirements is effective for fiscal years ending after December 15, 2006. The requirement to change the measurement date to the year-end reporting date is for fiscal years ending after December 15, 2008. The Company does not anticipate this statement will have any impact on its consolidated financial position, results of operations or cash flows.

NOTE 2 - MAJOR CUSTOMERS AND VENDORS

Three customers represent 33%, 32.2% and 28.6% of accounts receivable at September 30, 2006. Five customers accounted for 22.4%, 19.6%, 17.2%, 16.9% and 14.7% of net revenue for the year ended September 30, 2006. Two customers accounted for 54.0% and 33.8% of net revenue for the year ended September 30, 2005.

Three suppliers represented 41%, 23.8% and 17.4% of accounts payable at September 30, 2006. Purchases from these suppliers during the year ended September 30, 2006 totaled approximately $1,013,022, $2,563,328 and zero. Purchases from these suppliers during the year ended September 30, 2005 totaled approximately zero, $1,687,774 and $168,307 respectively.

NOTE 3 - BALANCE SHEET COMPONENTS

Inventory:

Inventory consists of the following:

                                                     September 30,
                                                         2006
                                                  --------------------
Finished goods                                             $        -
Work-in-progress                                            1,045,589
Purchased parts and raw material, net of reserves
 of $10,159                                                   608,285
                                                  --------------------
                                                           $1,653,874
                                                  ====================

Inventories, under product financing arrangement:

Inventories under product financing arrangements consist of the following:

                                                     September 30,
                                                         2006
                                                  --------------------
Finished goods                                             $        -
Work-in-progress                                            1,428,813
Purchased parts and raw material                              152,925
                                                  --------------------
                                                           $1,581,738
                                                  ====================

On April 10, 2006, the Company entered into an amendment to the Revolving Line (see Note 4) to clarify and amend certain terms and conditions pursuant to which the Company can obtain financing under the Revolving Line. Under the amendment to the Revolving Line (the "Product Financing Arrangement"), ownership of the inventory financed is transferred to the lending financial institution. From time to time, the Company may repurchase financed inventory from the lender at a price equal to the original transfer price plus interest.

Property and Equipment and Leased Equipment:

Property and Equipment and Leased Equipment consist of the following:

                                                     September 30,
                                                         2006
                                                  --------------------
Equipment                                                    $262,721
Computer equipment                                            116,997
Furniture & fixtures                                           64,306
Leasehold improvements                                          5,707
                                                              449,731
                                                  --------------------
Less accumulated depreciation                                 213,749
                                                  --------------------
                                                             $235,982
                                                  ====================

Included in property and equipment is an asset acquired under capital lease obligations with an original cost of $11,742 as of September 30, 2006. Related accumulated depreciation and amortization of this asset was $2,544 as of September 30, 2006.

Intangible Assets:

Intangible Assets consist of the following:

                                                             September 30,
                                                                  2006
                                                              -----------
Mobetron related manufacturing and design rights              $  366,900
Less accumulated amortization                                    (40,540)
                                                              -----------
Mobetron related manufacturing and design rights, net            326,360
Medical device approval license not subject to amortization       30,000
                                                              -----------
Intangible assets, net                                        $  356,360
                                                              ===========

The Company's historical and projected revenues are related to the sale and servicing of the Company's sole product, the Mobetron. Should revenues of the Mobetron product in future periods be significantly less than management's expectation, the benefit from the Company's Mobetron related intangibles would be limited and may result in an impairment of these assets.

Deferred financing cost:

            Debt issuance cost                                $1,286,906
            Less accumulated amortization                       (445,943)
                                                              ----------
            Deferred financing cost, net                      $  840,963
                                                              ==========

Amortization expense for intangible assets and deferred financing costs totaled approximately $452,802 and $232,474 for the years ended September 30, 2006 and 2005, respectively. Amortization expense for the next five fiscal years is estimated as follows:

                    Year Ending
                   September 30,          Amount
                 ------------------     ----------
                       2007             $  501,589
                       2008                470,347
                       2009                 80,220
                       2010                 68,500
                       2011                 46,667
                                        ----------
                                        $1,167,323
                                        ==========

 Accrued Liabilities:

 A summary is as follows:

                                                 September 30,
                                                      2006
                                                  ------------
            Accrued liabilities:
            Contract advances                     $   416,500
            Accrued interest payable                  311,224
            Accrued warranty                          157,558
            Deferred revenue                          127,213
            Accrued personal paid leave               100,641
            Accrued sales tax payable                  64,972
            Accrued royalty payable                    50,000
            Other accrued liabilities                  29,242
                                                  -----------
                                                  $ 1,257,350
                                                  ===========

Warranty:

The warranty periods for the Company's products are generally one year from the date of shipment. The Company is responsible for warranty obligations arising from its sales and provides for an estimate of its warranty obligation at the time of sale. The Company's contract manufacturers are responsible for the costs of any manufacturing defects. Management estimates and provides a reserve for warranty upon sale of a new machine based on historical warranty repair expenses of the Company's installed base.

The following table summarizes the activity related to the product warranty liability, which was included in accrued liabilities on the Company's consolidated balance sheets, at September 30, 2006.

            Warranty accrual at September 30, 2005       $ 168,555

            Accrual for warranties during the year         146,538
            Actual product warranty expenditures          (157,535)
                                                         ---------

            Warranty accrual at September 30, 2006       $ 157,558
                                                         =========

                 (Remainder of page intentionally left blank.)

NOTE 4 - BORROWINGS

Outstanding notes payable were as follows:
                                                           September 30,
                                                                2006
                                                           -------------
        Notes payable, related parties, current            $     542,957
                                                           =============

        Convertible debentures                             $   6,400,000
        Product financing arrangement                          4,391,604
        Senior secured debentures                              1,666,667
        Other notes                                              358,660

        Less debt discounts due to warrants                   (2,291,516)
        Less beneficial conversion features                   (2,399,941)
                                                           -------------
        Notes payable, net of debt discounts and
          beneficial conversion features                       8,125,474
        Less current portion                                  (4,820,232)
                                                           -------------
           Notes payable, other, net of current portion,
             unamortized debt discounts and beneficial
             conversion features                           $   3,305,242
                                                           =============

         Future maturities of long-term and short term debt are as follows as of September 30, 2006:

                                   2007                    $   5,626,554
                                   2008                        3,533,333
                                   2009                        4,200,000
                                   2010                               --
                                   2011                               --
                                                           -------------
                                                           $  13,359,888
                                                           =============

Notes payable, related parties:

Notes payable to related parties of $542,957 at September 30, 2006, is related to a note issued to one officer of the Company. The note is due on demand and bear interest at 9% per annum. During the year ended September 30, 2006, $183,967 of principal of notes and $66,033 of interest were converted to 431,034 shares of common stock at $0.58 per share. Additionally, during the year ended September 30, 2006, the Company received note proceeds of $100,000 from related parties and repaid $393,330 of principal to related parties.

Convertible debentures

In August 2005, the Company sold $2,500,000 of convertible debentures to certain investors. The debentures are convertible into the Company's common stock at $0.40 per share at the option of the debenture holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the debentures warrants to purchase 3.125 million shares of the Company's common stock, which expired September 30, 2006, and warrants to purchase 3.125 million shares of the Company's common stock, expiring August 31, 2010. Both sets of warrants are exercisable at $0.40 per share

In October 2005, the Company sold an additional $2,500,000 of convertible debentures to certain investors. The debentures are convertible into Company common stock at $0.40 per share at the option of the note holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the convertible debentures short-term warrants to purchase 3.125 million shares of its common stock, expiring November 2006, and warrants to purchase 3.125 million shares of its common stock, expiring October 2010. Both sets of warrants are exercisable at $0.40 per share.
In November 2005, the Company sold an additional $2,000,000 of convertible debentures to certain investors. The debentures are convertible to Company common stock at $0.40 per share at the option of the note holders and bear interest at 7% per annum, payable quarterly. The debentures have a term of three years with principal due in full at maturity. As a further inducement, the Company granted the holders of the convertible debentures short-term warrants to purchase 2.5 million shares of its common stock expiring December 4, 2006 and warrants to purchase 2.5 million shares of its common stock expiring November 4, 2010. Both sets of warrants are exercisable at $0.40 per share.

The convertible debentures and associated warrants include a price reset provision. Under this provision the conversion price of the debentures and the exercise price of the warrants would be adjusted to take into account the effect of certain dilutive events. The price reset provision of the convertible debentures and associated warrants would be triggered if the following events occur:

     o the payment of a dividend in the form of common stock or other equivalent equity security, or the occurrence of a stock split, reverse stock split, or reclassification of common stock. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted by a percentage equal to the percentage of the Company outstanding common shares prior to the event over the Company outstanding common shares and other equivalent equity securities after the event.

     o the re-pricing, sale, or right to re-price or buy the Company's common stock or equivalent instrument at a price less than the conversion price. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted to the price of the Company common stocks or other equivalent equity securities involved in the triggering event.

     o the making of distribution of cash, evidence of indebtedness, cash other or other assets, or rights to any equity securities to the holders of the Company's common stock. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted by a percentage equal to the percentage change in the Company common stock price resulting from this event.

     o the occurrence of a transaction for the merger, sale, tender offer, or recapitalization of the Company. Upon such event, the conversion price of the debentures and the exercise price of the warrants would be adjusted to allow the holders of the convertible debentures to receive upon conversion, the same consideration received by the holder of the Company common stocks at the time of the triggering event.

Pursuant to the registration rights agreements with the holders of the convertible debentures dated August 31, 2005 and October 25, 2005, the Company was required to file by September 30, 2005 and November 24, 2005 respectively, a resale registration statement covering the resale of the shares issuable to the investors upon the conversion of their debt and the exercise of their warrants. The Company has filed the required registration statement. At inception, the registration rights agreements required the Company to pay monthly liquidated damages if:

     o a registration statement was not filed on or prior to September 30, 2005 and November 24, 2005, respectively, or o the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that the Company is notified by the Commission that a registration statement will not be "reviewed," or not subject to further review, or

     o prior to its effectiveness date, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within 10 calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for a registration statement to be declared effective, or

     o a registration statement filed or required to be filed, is not declared effective by the Commission by December 29, 2005 and February 22, 2006, respectively, or

     o after December 29, 2005 and February 22, 2006, respectively, a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period.

The amount of monthly liquidated damages equals 2.0% of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Seven day late payment of the damages is subject to interest at an annual rate of 18%. At September 30, 2006 the Company determined the maximum potential liquidated damages to be approximately, $1,853,720.

The Company evaluated the liquidated damages feature of the registration rights agreements in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). The liquidated damages provisions qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be recorded as derivative financial instruments. Further, in accordance with EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the Company also evaluated whether the registration rights agreements, the convertible debentures, and associated warrants should be combined into and accounted for as a single unit or accounted for as separate financial agreements.

In considering the appropriate treatment of these instruments, the Company observed that:

     o    Although entered into contemporaneously,  the debentures, warrants and
          registration   rights  agreements  are  nevertheless   separate  legal
          agreements.

     o Payment of liquidated damages penalties under the registration rights agreements does not alter the investors' rights under either the warrant or debenture agreements. The debentures and warrants have values which are based on their interest rate and the relation between their conversion price or exercise price and the value of the Company's common stock. This value is independent of any payment for liquidated damages under the registration rights agreements, which is based on how long the shares remain unregistered.

     o The various agreements do not relate to the same risk. The risk inherent in the debentures relates to the Company ability to repay these instruments as and when they come due or to the extent converted into common stock, to the price of the Company's common stock. The warrants similarly bear risk related to the value of the Company common stock. The liquidated damages penalty under the registration rights agreements relates to the risk of the Company filing a registration statement and having it declared effective.

Thus, in light of the above facts and circumstances and accordance with guidance in EITF 05-4, View C, the Company evaluated and treated the registration rights agreements, convertible debentures and associated warrants as separate free standing agreements.

At issuance of the convertible debentures on August 31, 2005, October 31, 2005 and November 4, 2005, the Company assigned no initial fair value to the registration rights agreements. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreements will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/(expense).

The estimated fair value of the registration rights agreements was determined using the discounted value of the expected future cash flows. At September 30, 2005 and November 24, 2005, the Company was not able to have a registration statement declared effective by the SEC as required by the registration rights agreements. However, in January 2006, the Company obtained an amendment to the registration rights agreements to extend the required filing date of the Company's initial registration statement to January 27, 2006, a deadline that the Company met, and to extend the required effectiveness date of that same initial registration statement to March 31, 2006, a deadline the Company did not meet, and to waive all amounts potentially due under the liquidated damages clause which would have been due but for the waiver. On April 18, 2006 the Company obtained a further amendment to the registration rights agreements to further extend the required effectiveness date of its initial registration statement to May 15, 2006 for investors subject to the August 31, 2005 registration rights agreement and extend to May 30, 2006 the date on which the Company must have an effective registration statement for 50% of the registerable shares for investors who were signatory to the October 25, 2005 registration rights agreement, both deadlines the Company met. On June 19, 2006, the Company met the requirements to have an effective registration statement for all shares required to be registered pursuant to the registrations right agreements. The Company believes that, in the future, it will be able to meet the registration requirements of the registration rights agreements and that, in the event it cannot, and assuming the Company is making reasonable efforts to file and have a registration statement declared effective, the holders of the debentures will waive the liquidated damages required under the registration rights agreements. As a result, at September 30, 2006, the Company assigned no value to the potential liquidated damages.

In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), certain features of the convertible debentures are not clearly and closely related to the characteristics of the convertible debentures. SFAS133 requires that, unless they qualify under a scope exemption, these features be recorded as derivative financial instruments. In accordance with the guidelines provided by SFAS133 and EITF 00-19, the following convertible debentures features qualified for a scope exemption under SFAS133 and were recorded as equity instruments:

     o Beneficial conversion features: these debentures are convertible at the option of the holder with the following provisions:
          o    the conversion can be at anytime on or prior to maturity;
          o holders of the convertible debentures are subject to certain conversion restrictions; and
          o the conversion price is subject to a conversion price reset provision.

The value of the beneficial conversion features, $3,904,926, was limited to the relative fair value of the debentures and will be amortized to interest over the life of the debentures.

Only the debt acceleration provision upon default features of the convertible debentures did not qualify for a scope exception under SFAS133. Accordingly, they were required by SFAS 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments. At issuance of the convertible debentures on August 31, 2005, October 31, 2005 and November 4, 2005, the derivative features of the convertible debentures had no initial fair value as the Company estimated the probability of occurrence of these features to be nil or extremely low. In subsequent periods, the carrying value of the derivative financial instrument related to the derivative features of the convertible debentures will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income / (expense).

As of September 30, 2006, the Company assigned no value to the derivative features of the convertible debentures, as the Company believes the probability of occurrence of a default under the debentures to be nil or extremely low.

The estimated fair value of the derivative features was determined using the probability weighted averaged expected cash flows methodology. Accordingly, the fair value of the derivative features can fluctuate significantly based on changes in the Company estimates of the probability of occurrence of a default on the debentures and their then outstanding balance.

The relative fair value of the warrants issued was determined using the Black-Scholes option-pricing model.


               (Remainder of this page intentionally left blank.)

The relative fair value of the warrants, the debentures conversion feature and the debentures derivative features were recorded as a note discount and will be amortized to interest over the life of the debentures. During the year ended September 30, 2006, $600,000 of convertible debentures and $14,660 of related interest were converted to 1,500,000 and 36,651 shares of common stock at $0.40 per share, respectively.
From July to August 2006, the Company temporarily repriced the exercise price of convertible debentures short term warrants to purchase 6 million shares of its common stock from $0.40 to $0.30 per share for a 15 day period. The relative fair value attributable to the short term warrants repricing was recorded as a note discount and will be amortized to interest over the life of the debentures. At September 30, 2006 the outstanding principal balance of the convertible debentures was $6,400,000 and the unamortized note discount was as follows:

Relative fair value of warrants allocated to note discount
Convertible debentures - August 2005                          $ 1,081,138
Convertible debentures - October 2005                             995,963
Convertible debentures - November 2005                            748,267
Convertible debentures - Repricing 2006                           119,113
                                                           ---------------

Total relative fair value of warrants allocated to note
 discount                                                       2,944,481
Less accumulated amortization                                 (1,094,514)
                                                           ---------------

Note discount related to warrants, net                        $ 1,849,967
                                                           ===============

Relative fair value of beneficial conversion features
 allocated to note discount
Convertible debentures - August 2005                          $ 1,418,862
Convertible debentures - October 2005                           1,487,797
Convertible debentures - November 2005                            998,267
                                                           ---------------

Total relative fair value of beneficial conversion
 features allocated to note discount                            3,904,926
Less accumulated amortization                                 (1,504,985)
                                                           ---------------

Note discount related to beneficial conversion
  features, net                                               $ 2,399,941
                                                           ===============

Product financing arrangement:

In August 2005, the Company entered into a $3,000,000 revolving combined inventory financing and international factoring agreement (the "Revolving Line") with a financial institution. Under the terms of the agreement, the Company agreed to pay interest at the rate of 12% per annum on inventory financings and 24% per annum on factoring related borrowings under the line. The loan is secured by a lien on the financed inventory and receivables. As a further inducement, the Company also agreed to grant the financial institution a warrant, which included piggyback registration rights, for 576,923 shares of its common stock at an exercise price of $0.52 per share. The warrant has a two year term. The fair value attributable to the warrant of $120,608 was recorded as a note discount and will be amortized to interest over a one year period. On April 10, 2006, the Company entered into an amendment to the Revolving Line to clarify and amend certain terms and conditions pursuant to which the Company can obtain financing under the Revolving Line. Under the amendment to the Revolving Line (the "Product Financing Arrangement"), ownership of the inventory financed is transferred to the lending financial institution. From time to time, the Company may repurchase financed inventory from the lender at a price equal to the original transfer price plus interest.

 On June 1, 2006, the Company entered into an amendment to the Product Financing Arrangement, increasing the debt facility available under the Product Financing Arrangement to $4,000,000. Under the terms of the amendment, the Company granted warrants to purchase 192,307 shares of its common stock at an exercise price of $0.52 per share with an expiration date of May 31, 2008 and a fair value of $66,708 to the financial institution. Additionally, the Company agreed to extend by one year to August 15, 2006, the expiration date of 576,923 warrants previously issued to the financial institution representing a fair value of $45,945. The fair value attributable to the warrant and to the expiration date extension was recorded as a note discount and will be amortized to interest over a one year period. On September 14, 2006, the Company entered into an amendment to the Product Financing Arrangement, increasing the debt facility available under the Product Financing Arrangement to $4,500,000 until November 14, 2006 when it will revert to $4,000,000. At September 30, 2006 the outstanding principal balance under this agreement was $4,391,604 and the unamortized note discount was $75,102.

Senior secured debentures

In August 2005, the Company sold $2,000,000 of senior secured debentures to certain investors. The debentures bear interest at 10% per annum, payable monthly, and have a three year term. Principal in the amount of $27,778 is due monthly, with the remaining balance due at maturity. The debentures are secured by a security interest in substantially all of the Company's assets. In addition, the Company issued 1,600,000 shares of its common stock to the holders of the debentures as security for the debentures, which the Company estimated had a fair market value of $0.55 per share. As a further inducement, the Company granted the holders of the debentures warrants to purchase 2.5 million shares of its common stock at an exercise price of $0.40 per share with an expiration date of August 31, 2010.

The warrants associated with the senior debentures include a price reset provision. Under this provision the exercise price of the warrants would be adjusted to take into account the effect of certain dilutive events. The price reset provision of the warrants associated with the senior debentures would be triggered if the following events occur:

     o the payment of a dividend in the form of common stock or other equivalent equity security, or the occurrence of a stock split, reverse stock split, or reclassification of common stock. Upon such event, the exercise price of the warrants would be adjusted by a percentage equal to the percentage of the Company outstanding common shares prior to the event over the Company outstanding common shares and other equivalent equity securities after the event.

     o the re-pricing, sale, or right to re-price or buy the Company's common stock or equivalent instrument at a price less than the conversion price. Upon such event, the exercise price of the warrants would be adjusted to the price of the Company common stocks or other equivalent equity securities involved in the triggering event.

     o the making of distribution of cash, evidence of indebtedness, cash other or other assets, or rights to any equity securities to the holders of the Company's common stock. Upon such event, the exercise price of the warrants would be adjusted by a percentage equal to the percentage change in the Company common stock price resulting from this event.

     o the occurrence of a defined event of default under the senior debentures, upon which event the exercise price of the warrants would be reduced to one cent per share.

     o the occurrence of a transaction for the merger, sale, tender offer, or recapitalization of the Company. Upon such event, the exercise price of the warrants would be adjusted to allow the holders of the warrants to receive upon conversion, the same consideration received by the holder of the Company common stocks at the time of the triggering event.

Pursuant to the registration rights agreement with the holders of the senior debentures dated August 31, 2005, the Company agreed to file by September 30, 2005, a resale registration statement covering the resale of the shares issuable to the holders of the senior debentures upon the exercise of their warrants. At inception, the registration rights agreement required the Company to pay monthly liquidated damages if:

     o a registration statement was not filed on or prior to September 30, 2005, or

     o    the  Company  fails  to  file  with  the   Commission  a  request  for
          acceleration in accordance with Rule 461 promulgated under the Securities Act, within five trading days of the date that the Company is notified by the Commission that a registration statement will not be "reviewed," or not subject to further review, or

     o prior to its effectiveness date, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such registration statement within 10 calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for a registration statement to be declared effective, or

     o a registration statement filed or required to be filed is not declared effective by the Commission by December 29, 2005, or

     o after December 29, 2005 a registration statement ceases for any reason to remain continuously effective as to all registrable securities for which it is required to be effective, or the investors are not permitted to utilize the prospectus therein to resell such registrable securities for 10 consecutive calendar days but no more than an aggregate of 15 calendar days during any 12-month period.

The amount of monthly liquidated damages equals 2.0% of the aggregate purchase price paid by the investors for any registrable securities held by the investors. Late payment beyond seven days is subject to interest at an annual rate of 18%. At September 30, 2006, the Company determined the maximum potential liquidated damages to be approximately, $600,410.

The Company evaluated the liquidated damages feature of the registration rights agreement in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"). The liquidated damages qualify as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be recorded as derivative financial instruments. Further, in accordance with EITF 05-04, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the Company also evaluated whether the registration rights agreement, the senior debentures, and associated warrants should be combined into and accounted for as a single unit or accounted for as separate financial agreements. In considering the appropriate treatment of these instruments, the Company observed that:

     o    Although entered into contemporaneously,  the debentures, warrants and
          registration   rights  agreements  are  nevertheless   separate  legal
          agreements.

     o Payment of the liquidated damages penalties under the registration rights agreement does not alter the investors' rights under either the warrant or debenture agreements. The debentures and warrants have values which are based on their interest rate and the relation between their conversion price or exercise price and the value of the Company's common stock. This value is independent of any payment for liquidated damages under the registration rights agreement, which is based on how long the shares remain unregistered.

o The two agreements do not relate to the same risk. The risk inherent in the debentures relates to the Company ability to repay these instruments as and when they come due or to the extent converted into common stock, to the price of the Company's common stock. The warrants similarly bear risk related to the value of the Company common stock. The liquidated damages penalty under the registration rights agreement relates to the risk of the Company filing a registration statement and having it declared effective.

Thus, in light of the above facts and circumstances and accordance with guidance in EITF 05-4, View C, the Company evaluated and treated the registration rights agreement, senior debentures and associated warrants as separate free standing agreements.

At issuance of the senior debentures on August 31, 2005, the Company assigned no initial fair value to the registration rights agreement. In subsequent periods, the carrying value of the derivative financial instrument related to the registration rights agreement will be adjusted to its fair value at each balance sheet date and any change since the prior balance sheet date will be recognized as a component of other income/(expense).
The estimated fair value of the registration rights agreement was determined using the discounted value of the expected future cash flows. At September 30, 2005, the Company was not able to have a registration statement declared effective by the SEC as required by the registration rights agreement. However, in January 2006, the Company obtained an amendment to the registration rights agreement to extend the required filing date of the Company's initial registration statement to January 27, 2006, a deadline that the Company met, and to extend the required effectiveness date of that same initial registration statement to March 31, 2006, a deadline the Company did not meet, and to waive all amounts potentially due under the liquidated damages clause which would have been due and payable but for the waiver. On April 18, 2006 the Company obtained a further amendment to the registration rights agreement to further extend the required effectiveness date of its initial registration statement to May 15, 2006, a deadline the Company met. On June 19, 2006, the Company met the requirements to have an effective registration statement for all shares required to be registered pursuant to the registrations right agreement. The Company believes that, in the future, it will be able to meet the registration requirements of the registration rights agreement and that in the event it cannot, and assuming the Company is making reasonable efforts to file and have a registration statement declared effective, the holders of the debentures will waive the liquidated damages required under the registration rights agreement. As a result, at September 30, 2006, the Company assigned no value to the potential liquidated damages.

The relative fair value of the warrants was determined using the Black-Scholes option-pricing model and was recorded as a note discount and will be amortized to interest over the life of the debentures. At September 30, 2006 the outstanding principal balance under the senior secured debentures was $1,666,667 and the unamortized note discount was $359,410.

Other notes:

The Company has a twelve month payment arrangement with a vendor in the amount of $312,500 related to the acquisition of certain Mobetron design rights. The payment arrangement bears interest of 10% per annum. At September 30, 2006, the principal balance outstanding under this payment arrangement was $193,990.

The Company has a note payable to a former director in the amount of $164,670. This note is due on demand and bears interest at 9% per annum.

NOTE 5 - CAPITAL LEASE

Capital lease

The Company leases equipment which is classified as capital lease arrangements. Capital lease obligations were as follows:

                                                        Year ended
                                                     September 30, 2006
                                                     ------------------

        Capital lease for equipment                      $  10,006

        Less current portion                                (2,081)
                                                        ----------

        Capital lease obligations, net of
                current portion                          $   7,925
                                                        ==========

NOTE 6 - COMMON STOCK

Shares Reserved for Future Issuance:

The Company has reserved shares of common stock for future issuance as follows:

                                             September 30,
                                                  2006
                                              -----------
            2005 Equity Incentive Plan         3,597,000
            Common stock warrants             17,371,428
                                              -----------
            Total                             20,968,428
                                              ===========

Treasury Stock:

In November 1998, the Company repurchased 600,000 shares of its common stock at $0.25 per share.

Conversion of notes payable, related parties into Common Stock:

During the year ended September 30, 2006, one holder of the Company's notes payable to related parties elected to convert an aggregate of $183,967 of principal amount of the notes and $66,033 of related interest into 317,185 and 113,849 shares of the Company's common stock, respectively.

Issuance of Common Stock as consideration for amending the registration rights agreements:

On March 16, 2006, the Company issued an aggregate of 135,000 shares of its common stock having a market value of $81,000, a component of non cash interest expense, to the holders of the Company's convertible and senior debentures in consideration for amending the registration rights agreements. The amendment to the registration rights agreements waived all liquidated damages currently owed by the Company to the holders of the Company's convertible and senior debentures and extended the required effectiveness date of the initial registration statement to March 31, 2006. (see Note 4).

Issuance of Common Stock as consideration for services:

On April 7, 2006, the Company entered into an agreement with Emerging Markets Consulting, LLC ("EMC"). Pursuant to the agreement, the Company issued to EMC 100,000 shares of common stock having a market value of $70,000, a component of general and administrative expense. Upon the first day of the second six-month term of the agreement, should the Company not cancel the agreement; the Company will issue to EMC an additional 100,000 shares of common stock.

On June 13, 2006, the Company issued 100,000 shares of common stock having a market value of $65,000, a component of general and administrative expense, to The Investor Relations Group, Inc. pursuant to an agreement entered into on August 15, 2005.

Conversion of convertible debentures into Common Stock:

During the year ended September 30, 2006, holders of the Company's convertible debentures elected to convert an aggregate of $600,000 of principal amount of the debentures and $14,660 of related interest into 1,500,000 and 36,651 shares of the Company's common stock, respectively.

Issuance of Common Stock upon exercise of warrants:

During the year ended September 30, 2006, the Company received proceeds of $1,245,716 upon the exercise by certain investors of warrants to purchase 3,910,720 shares of its common stock.

Issuance of Common Stock upon exercise of options:

During the year ended September 30, 2006, the Company received proceeds of $3,000 upon the exercise by certain investors of warrants to purchase 30,000 shares of its common stock.


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                                      F-35

NOTE 7 - STOCK OPTIONS

In 1995, the Company adopted the 1995 Stock Option Plan (the "Plan") and reserved 2,400,000 shares of common stock for issuance under the Plan. On December 7, 2005, the Company's Board of Directors voted to amend and restate the Company's 1995 Stock Option Plan to among other things, a) extend the expiration date of the Plan to December 7, 2015; b) change the name of the plan to the "Intraop Medical Corporation 2005 Equity Incentive Plan" (the "New Plan") and c) increase the number of shares reserved under the New Plan from 2,400,000 shares to 4,000,000 shares.

Under the New Plan, incentive options to purchase the Company's common stock may be granted to employees at prices not lower than fair market value at the date of grant as determined by the Board of Directors. In addition, incentive or non-statutory options may be granted to persons owning more than 10% of the voting power of all classes of stock at prices no lower than 110% of the fair market value at the date of grant as determined by options (no longer than ten years from the date of grant, five years in certain instances). Options granted generally vest at a rate of 33% per year and have 10-year contractual terms.

Effective January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective transition method, which requires the measurement and recognition of compensation expense for all share-based payment awards made to the Company's employees and directors including stock options under the New Plan. The Company's financial statements as of September 30, 2006, and for the year ended September 30, 2006 reflect the effect of SFAS 123(R). In accordance with the modified prospective transition method, the Company's financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company's Consolidated Statements of Operations during the year ended September 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested, as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), the Company elected to attribute the value of share-based compensation to expense using the straight-line attribution. Share-based compensation expense related to stock options was $147,684 for the year ended September 30, 2006. During the year ended September 30, 2005, there was no share-based compensation expense related to stock options recognized under the intrinsic value method in accordance with APB 25.

Upon adoption of SFAS 123(R), the Company elected to value its share-based payment awards granted after January 1, 2006 using the Black-Scholes option-pricing model, which was previously used for its pro-forma information required under SFAS 123. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The Black-Scholes model requires the input of certain assumptions. The Company's options have characteristics significantly different from those of traded options, and changes in the assumptions can materially affect the fair value estimates.

The fair value of options granted under the Plan and the New Plan were estimated at the date of grant using the Black-Scholes model with the following weighted average assumptions:

                                 Year ended September 30,
                                           2006
                                 ------------------------

        Expected term (in years)         4 to 10
        Risk-free interest rate     4.41% to 5.11%
        Expected volatility        103.4% to 131.4%
        Expected dividend yield           0%
        Weighted average fair
           value at grant date           $0.57

The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term is based on the observed and expected time to post-vesting exercise and forfeitures of options by employees. Upon the adoption of SFAS 123(R), the Company determined the expected term of stock options using the simplified method as allowed under SAB107. Prior to January 1, 2006, the Company determined the expected term of stock options based on the option vesting period. Upon the adoption of SFAS 123(R), the Company used historical volatility measured over a period equal to the option expected terms in deriving its expected volatility assumption as allowed under SFAS 123(R) and SAB 107. Prior to January 1, 2006, the Company also used its historical stock price volatility in accordance with SFAS 123 for purposes of its pro-forma information. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company's stock options. The expected dividend assumption is based on the Company's history and expectation of dividend payouts.
 As share-based compensation expense recognized in the Consolidated Statements of Operations for the year ended September 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. In the Company's pro forma information required under SFAS 123 for the periods prior to January 1, 2006, the Company accounted for forfeitures as they occurred.


               (Remainder of this page intentionally left blank.)

The effect of recording share-based compensation expense for the year ended September 30, 2006 is as follows:

                                                                                Year Ended
                                                                              September 30,
                                                                                   2006
        ------------------------------------------------------------------- -------------------
        Stock-based compensation expense related to employee stock                  $  147,684
        options and employee stock purchases
        Tax benefit                                                                          -
                                                                            -------------------
        Net decrease in net earnings                                                $  147,684
                                                                            ===================
        Effect on:
        Cash flows from operating activities                                                 -
        Cash flows from financing activities                                                 -

        Effect on:
        Net earnings per share -- Basic                                                 $     -
                                                                            ===================
        Net earnings per share -- Diluted                                               $     -
                                                                            ===================

For the year ended September 30, 2006, total share-based compensation expense recognized in earnings before taxes was $147,684 and the total related recognized tax benefit was zero. Total share-based compensation expense capitalized as part of inventories for the year ended September 30, 2006 was $24,975. Total share-based compensation expense applied to warranty reserve for the year ended September 30, 2006 was $4,806.


                 (Remainder of page intentionally left blank.)

Activity under the New Plan is presented below:
                                                           Weighted
                                                            Average
                                               Weighted    Remaining   Aggregate
                        Shares                 Average    Contractual  Intrinsic
                        Available  Number of    Exercise     Term        Value
                       for Grant     Shares      Price    (in years)      (1)
                       ----------  ----------  ---------  -----------  ---------
Balance at September
 30, 2005                 899,500   1,127,500      $0.77         5.15
Granted                  (656,000)    656,000       0.58         9.21
Authorized              1,600,000           -
Cancelled or expired       13,500     (13,500)      0.93
Exercised                       -     (30,000)      0.10
                       ----------  ----------  ---------  -----------  ---------
Balance at September
 30, 2006               1,857,000   1,740,000      $0.71         6.13         $-
                       ----------  ----------  ---------  -----------  ---------
Exercisable at
September 30, 2006                  1,476,846      $0.72         5.61         $-
                       ==========  ==========  =========  ===========  =========

(1) The aggregate intrinsic value represents the total pre-tax intrinsic value, based on the Company's closing stock price of $0.34 as of September 30, 2006, which would have been received by the option holders had all option holders exercised their options as of that date.

The total pre-tax intrinsic value of options exercised was $12,000 during the year ended September 30, 2006.

Total options under the Plan at September 30, 2005, comprised the following:

                 Options           Weighted         Options
               Outstanding          Average       Exercisable
  Option          as of            Remaining         as of
 Exercise   September 30, 2005    Contractual   September 30,
  Price                           Life (Years)        2005
----------  ------------------  --------------  ---------------
   $0.100              30,000            0.12           30,000
    0.500              97,000            2.87           97,000
    0.550             300,000            2.20          300,000
    0.800             386,500            6.53          386,250
    0.880             120,000            5.55          120,000
    1.250             164,000            8.63           98,583
    1.375              30,000            8.51           15,000
            ------------------                  ---------------

  Total             1,127,500                        1,046,833
            ==================                  ===============

Total options under the New Plan at September 30, 2006, comprised the following:

                            Options Weighted Options
                         Outstanding Average Exercisable
                          Option as of Remaining as of
               Exercise           September 30,          Contractual Life         September 30,
                Price                 2006                    (Years)                  2006
            ---------------    --------------------      ------------------    --------------------
                $0.500                97,000                  1.87                  97,000
                 0.540                50,500                  9.36                  40,875
                 0.550               300,000                  1.20                 300,000
                 0.580               602,000                  9.19                 380,194
                 0.700                 3,500                  9.36                     777
                 0.800               377,000                  5.55                 377,000
                 0.880               120,000                  4.55                 120,000
                 1.250               160,000                  7.64                 136,000
                 1.375                30,000                  7.51                  25,000
                               --------------------                            --------------------
                Total              1,740,000                                     1,476,846
                               ====================                            ====================

SFAS 123(R) requires the Company to present pro forma information for the comparative period prior to the adoption as if it had accounted for all of its stock options under the fair value method of SFAS 123. The following table illustrates the pro forma information regarding the effect on net earnings and net earnings per share if the Company had accounted for the share-based employee compensation under the fair value method of accounting:

                                                                       Year ended
                                                                     September 30,
                                                                 2006              2005
                                                           ----------------- -----------------
        Net loss available to common stockholders,
          as reported                                       $ (7,160,101)     $ (5,720,802)
        Compensation recognized under APB 25                           -                 -
        Compensation recognized under SFAS 123                  (347,029)          (47,637)
                                                           ----------------- -----------------
        Pro-forma net loss available to common
          stockholders                                      $ (7,507,130)     $ (5,768,439)
                                                           ================= =================
                   Net loss per share:
                     Basic and diluted - as reported        $      (0.33)     $      (0.36)
                                                           ================= =================
                     Basic and diluted - pro-forma          $      (0.34)     $      (0.36)
                                                           ================= =================

As of September 30, 2006, there was $61,026 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the New Plan. This unrecognized compensation expense is expected to be recognized over a weighted-average period of 1.87 years.

NOTE 8 - WARRANTS

The following warrants are each exercisable into one share of common stock:

                                                                         Weighted             Aggregate
                                              Number of Shares        Average Price             Price
                                             -------------------     -----------------     ----------------
 Balance at September 30, 2004                          863,091             $    1.49          $ 1,287,500
 Warrants granted                                    10,222,583                  0.42            4,250,200
 Warrants exercised                                           -                     -                    -
 Warrants cancelled                                           -                     -                    -
 Warrants repriced                                    (119,100)                (1.25)            (148,875)
 Warrants repriced                                      119,100                  0.70               83,370
 Warrants expired                                     (100,000)                (2.00)            (200,000)
                                             -------------------     -----------------     ----------------

 Balance at September 30, 2005                                                   0.48            5,272,195
                                                     10,985,674
 Warrants granted                                    12,329,807                  0.41            5,015,000
 Warrants exercised                                 (3,910,720)                  0.40          (1,564,288)
 Warrants cancelled                                           -                     -                    -
 Warrants expired                                   (2,033,333)                (0.55)          (1,108,333)
                                             -------------------     -----------------     ----------------
 Balance at September 30, 2006                       17,371,428                $ 0.44          $ 7,614,574
                                             ===================     =================     ================

The common stock warrants are comprised of the following:

                     Warrants          Weighted
                    Outstanding         Average
Exercise Price        as of            Remaining
                  September 30,       Contractual
                        2005          Life (Years)
---------------  -----------------  ---------------
        $0.400          9,537,500             3.64
         0.520            576,923             1.88
         0.700            119,100             4.92
         1.250            583,060             1.85
         1.375             69,091             1.42
         2.500            100,000             0.50

                 -----------------
     Total             10,985,674
                 =================


                     Warrants          Weighted
                    Outstanding         Average
Exercise Price        as of            Remaining
                   September 30,      Contractual
                       2006           Life (Years)
---------------  -----------------  ---------------
        $0.400         15,830,947             3.25
         0.520            769,230             1.82
         0.700            119,100             3.92
         1.000            100,000             4.52
         1.250            483,060             1.14
         1.375             69,091             0.42

                 -----------------
     Total             17,371,428
                 =================

During the following fiscal years, the numbers of warrants to purchase common stock which will expire in the next five years if unexercised are:

                     Fiscal Year
                  Ending September
                         30,                  Number
                 --------------------     ----------------
                        2007                    3,443,998
                        2008                      813,330
                        2009                      150,000
                        2010                    6,451,600
                        2011                    6,512,500
                                          ================
                                               17,371,428
                                          ================

On July 1, 2005, the Company agreed to extend by one year the expiration date of 244,000 warrants issued to holders of certain notes which were past due as consideration for their continued forbearance. On August 31, 2005, the Company further agreed to modify 119,100 of these 244,000 warrants by reducing the exercise price of the warrants from $1.25 to $0.70 per share and extending the expiration date to August 31, 2010 as additional consideration for agreements by some of these noteholders to convert their note balances into the Company's common stock at $0.70 per share on August 31, 2005. The remaining balances of the non-converting notes were repaid on or about August 31, 2005. As a result of the modifications, the Company recorded as warrant expense $42,696, the difference between the fair value of the warrants immediately preceding and immediately after the modifications using the Black-Scholes method.

On August 31, 2005, the Company issued to the holders of its 7% convertible debentures short-term warrants to purchase 3.125 million shares of its common stock, expiring September 30, 2006, and warrants to purchase 3.125 million shares of its common stock, expiring August 31, 2010. All warrants are exercisable at $0.40 per share. The debentures are deemed "conventional convertible debt instruments" in accordance with EITF 05-02 and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, with respect to (i) contingencies related to the exercise of the conversion option and (ii) convertible preferred stock with a mandatory redemption date. The Company determined that the relative fair value of the debentures and the warrants was $1,418,862 and $1,081,138, respectively. The fair value of the warrants was recorded as a note discount and will be amortized to interest over the life of the 7% convertible debentures.

On August 31, 2005, the Company issued five year warrants for 2.5 million shares of its common stock at an exercise price of $0.40 per share with an expiration date of August 31, 2010 to the holders of its 10% senior secured debentures (see
Note 4). The Company determined that the relative fair value of the debentures and the warrants was $1,361,266 and $638,734, respectively. The fair value of the warrants was recorded as a note discount and will be amortized to interest over the life of the 10% senior secured debentures.

In August 2005, the Company issued a warrant to purchase 576,923 shares of its common stock at an exercise price of $0.52 per share under the Revolving Line (see Note 4). The fair value attributable to the warrant of $120,608 was recorded as a note discount and will be amortized to interest over a one year period. At September 30, 2006 the note discount was fully amortized.

During the year ended September 30, 2005, the Company issued a five year warrant to purchase 787,500 shares of common stock at an exercise price of $0.40 per share for services rendered by a financial advisor in connection with sales of the 7% convertible debentures and 10% senior secured debentures (see Note 4). The fair value of these warrants of $288,450 was capitalized as debt issuance cost and amortized over the term of the debentures. At September 30, 2006 the unamortized debt issuance cost was $174,823.

During year ended September 30, 2006, the Company issued to the holders of its convertible debentures short-term warrants to purchase 5.625 million shares of its common stock, with expiration dates between November 25, 2006 and December 4, 2006 and warrants to purchase 5.625 million shares of its common stock, with expiration dates between October 25, 2010 and November 4, 2010. Both sets of warrants are exercisable at $0.40 per share. The Company determined that the relative fair value of the warrants was $1,744,230. The relative fair value of the warrants was recorded as a note discount and will be amortized to interest over the life of the convertible debentures. At September 30, 2006 the unamortized note discount was $1,127,596.

During year ended September 30, 2006, the Company issued five year warrants to purchase 787,500 shares of common stock at an exercise price of $0.40 per share for services rendered by a financial advisor in connection with sales of the 7% convertible debentures (see Note 4). The fair value of these warrants of $255,085 was capitalized as debt issuance cost and amortized over the term of the debentures. At September 30, 2006 the unamortized debt issuance cost was $177,142.

On April 7, 2006, the Company entered into an agreement with Emerging Markets Consulting, LLC. Pursuant to the agreement, the Company issued to EMC a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. Upon the first day of the second six-month term of the agreement, should the Company not cancel the agreement, the Company will issue to EMC an additional five-year warrant to purchase 100,000 shares of stock. The fair value of these warrants of $42,011 was recorded as marketing expense in the year ended September 30, 2006.

On June 1, 2006, the Company entered into an amendment to the Product Financing Arrangement, increasing the debt facility available under the Product Financing Arrangement to $4,000,000. Under the terms of the amendment the Company granted warrants to purchase 192,307 shares of its common stock at an exercise price of $0.52 per share with an expiration date of May 31, 2008 and a fair value of $66,708 to the financial institution. Additionally, the Company agreed to extend by one year to August 15, 2008, the expiration date of 576,923 warrants previously issued to the financial institution representing a fair value of $45,945. The fair value attributable to the warrant and to the expiration date extension was recorded as a note discount and will be amortized to interest over a one year period. At September 30, 2006 the unamortized note discount was $75,102.

From July to August 2006, the Company temporarily repriced the exercise price of short term warrants to purchase 6 million shares of its common stock issued to holders of the Company convertible debentures from $0.40 to $0.30 per share for a 15 days period. The relative fair value attributable to the short term warrants re-pricing was determined to be $119,113 and was recorded as a note discount and will be amortized to interest over the life of the debentures. At September 30, 2006 the unamortized note discount was $114,532.

The values of the warrants issued were determined using the Black-Scholes option-pricing model based on the following assumptions:

                                                 Year ended
                                                September 30,
                                                    2006
                                          --------------------------

Expected life (in years)                          1.08 to 5
Risk-free interest rate                        4.26% to 4.92%
Expected volatility                           77.39% to 134.40%
Expected dividend yield                               -

NOTE 9 - EMPLOYEE BENEFIT PLAN

The Company maintains a 401(k) defined contribution plan that covers substantially all of its employees. Participants may elect to contribute up to a maximum of 15% of their annual compensation (subject to a maximum limit imposed by federal tax law). The Company, at its discretion, may make annual matching contributions to the plan. The Company has made no matching contributions to the plan through September 30, 2006.


NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company leases offices and equipment under non-cancelable operating and capital leases with various expiration dates through 2011. Rent expense for the year ended September 30, 2006 and 2005 was $ 220,713 and $100,110 respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

Future minimum lease payments under non-cancelable operating and capital leases are as follows:

                                        Capital           Operating
        Year Ended September 30,        Leases             Leases
        ------------------------     -------------     ---------------
                 2007                   $ 2,579           $ 233,796
                 2008                     2,579             237,625
                 2009                     2,579             244,754
                 2010                     2,579             233,838
                 2011                       432                   -
                 2012                         -                   -
                                     -------------     ---------------

        Total minimum lease payments     10,748            $950,013
                                                       ===============
        Less: amount representing
                interest                  (742)
                                     -------------

        Present value of minimum
         lease payments                  10,006
        Less: current portion
                                        (2,081)
                                     -------------

        Obligations under capital
        lease, net of current portion   $ 7,925
                                     =============

NOTE 11 - INCOME TAX

The Company has no taxable income and it has recognized a full valuation allowance for its future tax benefit related to net operating loss carryforwards. Accordingly, there is no income tax benefit for federal and state income taxes is required for 2006 and 2005.

A reconciliation of the statutory federal rate and the Company's effective tax rate for the year ended September 30, 2006 and 2005 is as follows:

                                        Year Ended September 30,
                                   -----------------------------------
                                          2006             2005
                                   -----------------------------------
U.S. federal taxes (benefit)
         at statutory rate                       34.0%           34.0%
State                                             0.0%            0.0%
Permanent Differences                            -1.0%            0.0%
Other                                             0.0%            0.0%
Valuation allowance                             -33.0%          -34.0%
                                   -----------------------------------
Total                                             0.0%            0.0%
                                   ===================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                        September 30,   September 30,
                                            2006            2005
                                        --------------  --------------
Deferred tax assets:
 Net operation loss carryforwards -
  benefit                                  $9,368,741     $  7,045,342
 Inventory obsolescence reserve                 4,038                -
 Warranty expense                              62,623                -
 Deferred compensation                              -                -
 Accrued vacation                              40,000                -
 Deferred revenue                                   -                -
 Other                                        240,670                -
                                        --------------  --------------
   Total deferred tax assets                9,716,072        7,045,342
                                        --------------  --------------

Deferred tax liabilities:
 Difference between book and tax
  depreciation                               (157,690)               -
 Other                                              -                -
                                        --------------  --------------
   Total deferred tax liabilities            (157,690)               -
                                        --------------  --------------

Net deferred tax assets before valuation
 allowance                                  9,558,382        7,045,342
Valuation allowance                        (9,558,382)      (7,045,342)
                                        --------------  --------------
Net deferred tax assets                    $        -     $          -
                                        ==============  ==============

Net operating loss carryforwards of approximately $23,297,000 and $15,853,000 for federal and state are available as of September 30, 2006 respectively, to be applied against future taxable income. The net operating loss carryforwards expire in tax years 2007 through 2026 for federal purposes.

Utilization of the net operating loss carry forwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.


NOTE 12 - OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

Net revenues by geographic area are presented based upon the country of destination. No other foreign country represented 10% or more of net revenues for any of the fiscal years presented. Net revenues by geographic area were as follows:

                                                 Year ended
                                               September 30,
                                    -------------------------------------
                                         2006                 2005
                                    ----------------    -----------------
         Europe                         $ 4,595,802          $ 2,362,962
         Asia                             1,013,607                    -
         United States                      373,545            1,471,913
                                    ----------------    -----------------
         Total Revenue                  $ 5,982,954           $3,834,875
                                    ================    =================

Long lived assets includes property and equipment, intangible assets, and leased equipment each net of applicable depreciation or amortization residing in the following countries during the year ended September 30, 2006.

        United States                       $ 588,306
        Europe                                  4,036
                                   -------------------
        Total                               $ 592,342
                                   ===================



                  (Remainder of page intentionally left blank.)

NOTE 13 - SUBSEQUENT EVENTS

The following subsequent events occurred between the end of fiscal year ended September 30, 2006 and December 22, 2006.

In October 2006, the Company entered into a stand-alone, $700,000 revolving inventory agreement (the "Inventory Financing Arrangement") with a financial institution and drew down the entire $700,000 available under the line. Under the terms of the agreement, the Company agreed to pay interest at the rate of 12% per annum on inventory financings under the line. Ownership of the inventory financed is transferred to the lending financial institution. From time to time, the Company may repurchase financed inventory from the lender at a price equal to the original transfer price plus interest. As a further inducement, the Company also agreed to grant the financial institution a warrant, which included piggyback registration rights, for 50,000 shares of its common stock at an exercise price of $0.50 per share. The warrant has a three year term.

In November 2006, the Company issued 100,000 shares of common stock and 100,000 warrants to an investor relations firm as part of a renewal of the Company's prior investor relations agreement with that firm. The warrants have an exercise price of $1.15 per share and a term of five years from the date of issuance.

In December 2006, the Company entered into an unsecured promissory note with an individual for $50,000. The note bears interest at 9% per annum and is payable in full on December 31, 2006.

The Company repaid $4,369,225 of principal due under its notes payable due to third parties and received $1,753,736 of loan proceeds under the Product Financing Arrangement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Our articles of incorporation limit the liability of directors to the full extent permitted by Nevada law. Nevada law provides that a corporation's articles of incorporation may eliminate or limit the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except liability for:

     o acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

     o acts or omissions that a director believes to be contrary to the best interest of the corporation or its stockholders or that involve the absence of good faith on the part of the director;

     o any transaction from which a director derived an improper personal benefit;

     o acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders;

     o acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders;

     o unlawful payments of dividends or unlawful stock repurchases or redemptions, unlawful distribution of assets to stockholders or unlawful loans or guarantees to directors, officers and others; or

     o    any transaction between a director and IntraOp.

     Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law. We have entered into indemnification agreements with our directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the Nevada Corporations Code. The indemnification agreements may require us:

     o to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature;

     o to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

     o to obtain directors' and officers' insurance if available on reasonable terms.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution

     The following table sets forth an estimate of the costs and expenses payable by Intraop Medical Corporation in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

        Securities and Exchange Commission Registration Fee     $           36
        Accounting Fees and Expenses                                     5,000
        Legal Fees and Expenses                                         10,000
        Miscellaneous                                                    1,000
                                                                --------------
        Total                                                   $       16,036
                                                                ==============

Item 26.  Recent Sales of Unregistered Securities

     Since March 9, 2005, we have issued and sold the following securities, all of which securities in this Item 26 were issued in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act and the provisions of Regulation D, as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), which exempts transactions not involving a public offering:

     In connection with the consummation of the merger on March 9, 2005, 14,175,028 shares were sold and issued to the stockholders of Intraop Medical, Inc. in exchange for their shares of Intraop Medical, Inc. capital stock, subject to dissenters' rights being exercised. Additionally, as of March 9, 2005 IntraOp assumed (i) 1,023,611 options reserved under Intraop Medical, Inc.'s stock option plan which were exercisable within 60 days of the closing date;
(ii) warrants exercisable for 926,291 shares of IntraOp common stock (prior to the closing date exercisable for the common and preferred stock of Intraop Medical, Inc.) and (iii) convertible promissory notes convertible into 1,540,795 shares of IntraOp common stock.

     Additionally, we sold 795,000 shares of our common stock to certain consultants in consideration for services provided in connection with the consummation of the merger.

     On August 26, 2005 we issued 100,000 shares of our common stock to the principals of The Investor Relations Group pursuant to an investor relations service agreement.

     On August 31, 2005 we issued 7% convertible debentures in an aggregate principal amount of $2.5 million convertible into 6,250,000 shares of common stock at initial conversion price of $0.40 per share and warrants to purchase an aggregate of 8,750,000 shares of common stock. We also issued an aggregate of 2,567,291 shares of our common stock upon conversion of outstanding promissory notes and 625,713 shares of our common stock as payment for outstanding advances.

     On October 25, 2005, October 31, 2005, and November 4, 2005, we issued 7% convertible debentures in an aggregate principal amount of $4,500,000 convertible into 11,250,000 shares of common stock at an initial conversion price of $0.40 per share and warrants to purchase an aggregate of 11,250,000 shares of common stock.

     On December 7, 2005, we issued 431,034 shares of common stock as repayment of approximately $250,000 of principal and accrued interest under a promissory note held by our Chief Executive Officer Donald A. Goer.

     On March 16, 2006, pursuant to an amendment to registration rights agreements related to the Company's 7% convertible debentures, we issued an aggregate of 112,500 shares of our common stock to purchasers party to the registration rights agreement dated August 31, 2005. In addition, we issued an aggregate of 22,500 shares of our common stock to Regenmacher Holdings, Ltd. and ABS SOS-Plus Partners, Ltd. pursuant to an agreement by and among Intraop, Regenmacher Holdings, Ltd. and ABS SOS-Plus Partners, Ltd. executed in connection with such parties entering into the amendment to registration rights agreements.

     On April 7, 2006, we entered into an agreement with Emerging Markets Consulting, LLC, or EMC. Pursuant to the Agreement, we issued to EMC 100,000 shares of common stock and a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.00 per share. Upon the first day of the second six-month term of the Agreement, we will issue to EMC an additional 100,000 shares of common stock and an additional five-year warrant to purchase 100,000 shares of stock.

     On June 13, 2006 we issued 100,000 shares of our common stock to the principals of The Investor Relations Group pursuant to a renewal of an investor relations service agreement.

     On November 14, 2006, we renewed our agreement with EMC. Pursuant to the renewal terms of the Agreement, we issued to EMC 100,000 shares of common stock and a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $1.15 per share.

     On January 10, 2007, we issued 8% debentures in an aggregate principal amount of $1,200,000 and associated warrants to purchase common stock, pursuant to a securities purchase agreement dated as of January 10, 2007. Pursuant to the securities purchase agreement, the purchasers of our 8% debentures received warrants to purchase an aggregate of 1,285,708 shares of our common stock. The warrants have an exercise price, subject to certain adjustments, of $0.28 per share and are exercisable at any time on or prior to the fifth anniversary date of the warrants.

     In addition, the exercise price of warrants and the conversion price of the 7% convertible debentures issued by us in 2005 and held by the purchasers of the 8% debentures was reduced from $0.40 per share to $0.28 per share in connection with the 8% debenture financing. The conversion price of 7% convertible debentures in the aggregate principal amount of $3,900,000 and warrants to purchase an aggregate of 5,625,000 of common stock were affected by this price adjustment. The reduction in the conversion price of the convertible debentures from $0.40 per share to $0.28 per share could result in an additional 4,178,571 shares being issued if all of these debentures were converted to common stock.

     On April 9, 2007, we issued a warrant to purchase 100,000 shares of our common stock to E.U. Capital Venture, Inc. in consideration for advances under the amended and restated inventory and receivables purchase agreement by and among IntraOp, E.U. Capital Venture, Inc. and E.U.C. Holding. The warrant has a term of three years and an exercise price of $0.40 per share

     On April 9, 2007, we agreed to enter into a short-term unsecured note financing in an aggregate amount of up to $500,000. The notes are unsecured, bear interest at 10% per annum and are due and payable ninety days from date of issuance. Each holder of a note will receive a warrant to purchase that number of shares of our common stock equal to 20% of the face amount of the note divided by $0.40. The warrants have a term of three years and an exercise price of $0.40 per share. To date, we have issued the full $500,000 of such notes and warrants to purchase an aggregate of 250,00 shares of our common stock.

     On April 9, 2007, we entered into an agreement with Emerging Markets Consulting, LLC, or EMC, for EMC to provide certain investor relations services to IntraOp. Pursuant to the agreement, EMC will be paid $10,000 per month and will receive 100,000 shares of our common stock and a five-year warrant to purchase up to 100,000 shares of our common stock at an exercise price of $0.40 per share. The agreement has a term of six months. If the agreement is renewed for an additional six-month term, EMC will receive an additional 100,000 shares of our common stock and an additional five-year warrant to purchase up to 100,000 shares of our common stock at an exercise price of $1.00 per share.

     The securities described above were issued in reliance upon the exemption from securities registration provided by Section 4(2) of the Securities Act and the provisions of Regulation D, as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), which exempts transactions not involving a public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with IntraOp, to information about IntraOp. No underwriters were used in connection with these sales and issuances.




                (Remainder of this page intentionally left blank)

Item 27.  Exhibits and Financial Statement Schedules

    (a)   Exhibits

 Number                                Description
--------  ----------------------------------------------------------------------
2.1 Agreement and Plan of Reorganization dated February 24, 2004, by and among Intraop Medical Corporation and Intraop Medical, Inc. (1)

2.2 Amendment to Agreement and Plan of Reorganization made and entered into as of June 29, 2004, by and among Intraop Medical, Inc. and Intraop Medical Corporation (2)

2.3 Second Amendment to Agreement and Plan of Reorganization made and entered into as of July 30, 2004, by and among Intraop Medical, Inc. and Intraop Medical Corporation (3)

2.4 Third Amendment to Agreement and Plan of Reorganization made and entered into as of November 15, 2004, by and among Intraop Medical, Inc. and Intraop Medical Corporation (4)

2.5 Fourth Amendment to Agreement and Plan of Reorganization made and entered into as of December 20, 2004, by and among Intraop Medical, Inc. and Intraop Medical Corporation (5)

3.1       Amended and Restated Articles of Incorporation (6)

3.2       By-Laws (7)

4.1       Agreement for the Purchase of Common Stock dated October 3, 2003 (8)

4.2       Form of 7% Convertible Debenture due August 31, 2008 (9)

4.3       Form of Common Stock Purchase Warrant (9)

4.4       Form of Short Term Common Stock Purchase Warrant (9)

4.5       Form of Representative's Warrant issued to Stonegate Securities, Inc.
          (9)

4.6 Registration Rights Agreement dated as of August 31, 2005, by and among the Registrant, Bushido Capital Master Fund, L.P., Samir Financial, L.L.C., Gamma Opportunity Capital Partners, L.P., Regenmacher Holdings Ltd. and ABS SOS-Plus Partners Ltd. (9)

4.7       Form of 7% Convertible Debenture due October __, 2008 (10)

4.8       Form of Common Stock Purchase Warrant (10)

4.9       Form of Short Term Common Stock Purchase Warrant (10)

4.10 Registration Rights Agreement dated as of October 25, 2005 by and among the Registrant and Dolphin Offshore Partners (10)

4.11      Form of 7% Convertible Debenture (12)

4.12 Registration Rights dated as of October 25, 2005 by and among the Registrant and the purchasers signatory thereto (12)

4.13      Form of 8% Debenture (23)

4.14 Registration Rights Agreement dated as of January 10, 2007 by and among the Registrant and the purchasers signatory thereto. (23)

4.15      Form of Common Stock Purchase Warrant. (23)

5.1       Opinion of Hanson, Bridgett, Marcus, Vlahos & Rudy, LLP (*)

10.1 Inventory/Factoring Agreement, dated as of August 16, 2005, by and among the Registrant, E.U. Capital Venture, Inc., and E.U.C. Holding
          (13)

10.2 Securities Purchase Agreement, dated as of August 31, 2005, by and among the Registrant, Bushido Capital Master Fund, L.P., Samir Financial, L.L.C., and Gamma Opportunity Capital Partners, L.P. (9)

10.3 Securities Purchase Agreement dated as of August 31, 2005, by and among the Registrant, Regenmacher Holdings Ltd. and ABS SOS-Plus Partners Ltd. (9)

10.4      Form of 10% senior secured Debenture due August 31, 2008. (9)

10.5 Security Agreement, dated as of August 31, 2005, by and among the Registrant, Regenmacher Holdings Ltd. and ABS SOS-Plus Partners Ltd.
          (9)

10.6 Subsidiary Guaranty dated as of August 31, 2005 executed by Intraop Medical Services, Inc. (9)

10.7 Placement Agency Agreement dated May 17, 2005 by and between the Registrant and Stonegate Securities, Inc. (9)

10.8      Disclosure Schedules (9)

10.9 Securities Purchase Agreement dated as of October 25, 2005 by and among the Registrant and Dolphin Offshore Partners, L.P. (10)

10.10     Disclosure Schedules (10)

10.11     Disclosure Schedules (11)

10.12 Securities Purchase Agreement dated as of October 25, 2005 by and among the Registrant and the purchasers identified on the signature pages thereto (12)

10.13     Disclosure Schedules (12)

10.14     2005 Equity Incentive Plan (14)

10.15 Amendment to Registration Rights Agreement dated January 25, 2006 by and between the Registrant and the parties named therein. (15)

10.16 Agreement dated as of January 25, 2006 by and among the Registrant, Regenmacher Holdings, Ltd. and ABS SOS-Plus Partners, Ltd. (15)

10.17 Agreement executed April 7, 2006 by and between the Registrant and Emerging Markets Consulting, LLC. (16)

10.18 Amended and Restated Inventory and Receivables Purchase Agreement dated as of April 10, 2006 by and between the Registrant and E.U. Capital Venture, Inc. and E.U.C. Holding. (17)

10.19 Second Amendment to Registration Rights Agreement dated as of March 31, 2006 by and between the Registrant and the other parties named therein. (18)

10.20 First Amendment to Amended and Restated Inventory and Receivables Purchase Agreement entered into as of May 24, 2006, by and among the Registrant, E.U. Capital Venture, Inc. and E.U.C. Holding. (19)

10.21 Promissory Note dated July 14, 2006 in the aggregate principal amount of $25,000 issued by the Registrant to Bushido Capital Master Fund, L.P. (20)

10.22 Promissory Note dated July 17, 2006 in the aggregate principal amount of $50,000 issued by the Registrant to Donald A. Goer. (20)

10.23 Second Amendment to Amended and Restated Inventory and Receivables Purchase Agreement entered into as of May 24, 2006, as further amended on June 1, 2006, by and among the Registrant, E.U. Capital Venture, Inc. and E.U.C. Holding. (21)

10.24 Third Amendment to Amended and Restated Inventory and Receivables Purchase Agreement entered into as of May 24, 2006, as further amended on June 1, 2006 and August 14, 2006, by and among the Registrant, E.U. Capital Venture, Inc. and E.U.C. Holding. (22)

10.25 Securities Purchase Agreement dated as of January 10, 2007 by and among the Registrant and the purchasers signatory thereto. (23)

10.26 First Amendment to Inventory Purchase Agreement entered into as of March 14, 2007, between the Registrant and 4M, Inc. (24)

10.27 Unsecured Promissory Note dated March 15, 2007 between the Registrant and the Donald A. Goer and Henci L. Goer 1989 Family Trust. (24)

10.28     Form of short-term unsecured promissory note. (25)

10.29 Agreement by and between the Registrant and Emerging Markets Consulting, LLC (25)

23.1      Consent of PMB Helin Donova, LLP(*)

23.2      Consent of Hanson, Bridgett, Marcus, Vlahos & Rudy, LLP (included in
          Exhibit 5.1) (*)


(1) Previously filed as an exhibit to the Registrant's 8-K Report filed on February 25, 2004.

(2) Previously filed as an exhibit to the Registrant's 8-K Report filed on June 30, 2004.

(3) Previously filed as an exhibit to the Registrant's Form 10-QSB filed on August 16, 2004.

(4) Previously filed as an exhibit to the Registrant's Form 10-QSB filed on November 18, 2004.

(5) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on December 23, 2004.

(6) Previously filed as an exhibit to the Registrant's 8-K Report filed on March 15, 2005.

(7) Previously filed as Exhibit C to the Merger Agreement filed as Exhibit A to the Registrant's definitive Information Statement filed on February 11, 2005.

(8) Previously filed as an exhibit to the Registrant's Form 10-QSB/A filed on February 25, 2004.

(9) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on September 1, 2005.

(10) Previously filed as an exhibit to the Registrant's Form 8-K filed on October 31, 2005.

(11) Previously filed an exhibit to the Registrant's 8-K Report filed on November 1, 2005.

(12) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on November 8, 2005.

(13) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on August 19, 2005.

(14) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on December 7, 2005.

(15) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on March 16, 2006.

(16) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on April 7, 2006.

(17) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on April 12, 2006.

(18) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on April 18, 2006.

(19) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on June 2, 2006.

(20) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on July 19, 2006.

(21) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on August 15, 2006.

(22) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on September 20, 2006.

(23) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on January 10, 2007.

(24) Previously filed as an exhibit to the Registrant Company's Form 8-K Report filed on March 20, 2007.

(25) Previously filed as an exhibit to the Registrant's Form 8-K Report filed on April 13, 2007.

(*)       Filed herewith.


Item 28.  Undertakings

     (a) The undersigned Registrant hereby undertakes that:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any additional or changed material information with respect to the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

     (c) Each prospectus filed pursuant to Rule 424(b)(ss.230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.




                (Remainder of this page intentionally left blank)

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 16th day of May, 2007.

                               Intraop Medical Corporation

                               By: /s/ Donald A. Goer
                                   ------------------
                                   Donald A. Goer,
                                   President and Chief Executive Officer

     In accordance with to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated below:


Signature                           Title                                   Date
---------                           -----                                   ----
/s/ Donald A. Goer                  Chairman, President, Chief Executive    May 16, 2007
-------------------                 Officer, and Director (Principal
Donald A. Goer                      Executive Officer)

/s/ Howard Solovei                  Chief Financial Officer (Principal      May 16, 2007
------------------                  Financial Officer and Principal
Howard Solovei                      Accounting Officer)

/s/ Keith Jacobsen                  Director                                May 16, 2007
------------------
Keith Jacobsen

/s/ Michael Friebe                  Director                                May 16, 2007
-------------------
Michael Friebe

/s/ Stephen L. Kessler              Director                                May 16, 2007
----------------------
Stephen L. Kessler

/s/ John P. Matheu                  Director                                May 16, 2007
------------------
John P. Matheu

/s/ Theodore L. Phillips, M.D.      Secretary and Director                  May 16, 2007
------------------------------
Theodore L. Phillips, M.D.